Exhibit 10.1

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

TAO GROUP SUB-HOLDINGS LLC,

THE BUYER,

DEBT MERGER SUB,

DB HOLDINGS,

THE SELLERS,

THE SELLERS’ REPRESENTATIVE,

and

THE TAO PARENT,

solely for the purposes of Sections 7.6 and 10.4

April 17, 2023

i

3.23	COVID-19	37
3.24	Brokers and Finders	38
3.25	Bank Accounts	38
3.26	No Other Representations or Warranties	38

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	38

4.1	Organization and Qualification	39
4.2	Authority; Enforceability	39
4.3	Ownership of Membership Interests; Title	39
4.4	Consents and Approvals; No Conflict	40
4.5	Legal Proceedings	41
4.6	Brokers and Finders	41
4.7	Transactions with Affiliates	41
4.8	No Other Representations or Warranties	41

ARTICLE V	REPRESENTATIONS OF THE ROLLOVER SELLERS	42

5.1	Rollover Seller Representations	42

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE BUYER, DEBT MERGER SUB AND DB HOLDINGS	42

6.1	Organization and Qualification	42
6.2	Authority; Enforceability	42
6.3	Consents and Approvals; No Conflict	43
6.4	Legal Proceedings	43
6.5	Brokers and Finders	43
6.6	Financing	43
6.7	Limited Guarantee	44
6.8	Solvency	44
6.9	Sophisticated Investor; Investment Purpose	44
6.10	No Other Representations or Warranties	45

ARTICLE VII	COVENANTS OF THE PARTIES	45

7.1	Operating Covenants	45
7.2	Third Party Consents	50
7.3	Cooperation; Filings with Antitrust Authorities	50
7.4	Access to Information	52
7.5	No Contact with Customers, Suppliers and Other Business Relations	53
7.6	No Solicitation	53
7.7	Employee Matters	53
7.8	D&O Insurance	55
7.9	RWI Policy; No-Recourse	56
7.10	Sellers’ Representative	57
7.11	Financing Cooperation	59
7.12	Exclusivity	61

7.13	Confidentiality	62
7.14	DB Holdings LLCA	62
7.15	Insurance	63

ARTICLE VIII	CONDITIONS TO CLOSING	63

8.1	Mutual Conditions	63
8.2	Conditions of the Buyer	63
8.3	Conditions of the Company and the Sellers	64

ARTICLE IX	TERMINATION	64

9.1	Termination	64
9.2	Effect of Termination	65

ARTICLE X	ADDITIONAL COVENANTS	65

10.1	Disclosure Generally	65
10.2	Intentionally Omitted	66
10.3	Tax Matters	66
10.4	TAO Parent Guaranty	71

ARTICLE XI	DEFINITIONS	72

11.1	Definitions	72
11.2	Other Definitional Provisions	90
11.3	Index of Defined Terms	90

ARTICLE XII	MISCELLANEOUS	92

12.1	No Survival of Representations, Warranties and Covenants	92
12.2	Non-Recourse	92
12.3	Press Releases and Communications	93
12.4	Expenses	93
12.5	Notices	93
12.6	Assignment	94
12.7	Severability	95
12.8	Interpretation	95
12.9	Amendment and Waiver; Cumulative Remedies	96
12.10	Entire Agreement	96
12.11	Third-Party Beneficiaries	96
12.12	Delivery by Electronic Transmission	96
12.13	Counterparts	96
12.14	Governing Law	97
12.15	Jurisdiction	97
12.16	Waiver of Trial by Jury	97
12.17	Specific Performance	97
12.18	Time is of the Essence	98

12.19	Waiver of Conflicts	98

INDEX OF EXHIBITS

Exhibit A	Sellers’ Pro Rata Portions
Exhibit B	Specific Accounting Policies, Sample Closing Statement and Accounting Reference Statement
Exhibit C	Purchase Price Allocation
Exhibit D	List of Company Business Venues
Exhibit E	Mutual Release
Exhibit F	TAO Holdings Redemption
Exhibit G	TG Rollover Holdco Distribution
Exhibit H	Aggregator Contribution and Roll Percentages
Exhibit I	DB Holdings Contribution
Exhibit J	Term Sheet
Exhibit K	Rollover Seller Representations

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of April 17, 2023, is made by and among (i) TAO Group Sub-Holdings LLC, a Delaware limited liability company (the “Company”), (ii) Disco Ball Intermediate, LLC, a Delaware limited liability company (the “Buyer”), (iii) Disco Ball Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of Buyer (“Debt Merger Sub”), (iv) Disco Ball Holdings, LLC, a Delaware limited liability company and the parent company of Buyer (“DB Holdings”, together with the Buyer, Debt Merger Sub, the “Buyer Entities”), (v) Disco Management, LLC, a Delaware limited liability company (“Rollover Aggregator”), (vi) TG Rollover Holdco LLC, a Delaware limited liability company (“TG Rollover Holdco”), (vii) TAO Group Holdings LLC, a Delaware limited liability company (“TAO Holdings”); (viii) Hakkasan USA, Inc., a Delaware corporation (“Hakkasan USA”), (ix) Jason Strauss (“Strauss”), (x) Noah Tepperberg (“Tepperberg”), (xi) the sellers (including Strauss and Tepperberg) set forth on the signature pages hereto (each, a “Rollover Seller” and collectively, the “Rollover Sellers”, and together with Hakkasan USA, TAO Holdings, TG Rollover Holdco and Rollover Aggregator, the “Sellers”), (xiii) TAO Holdings, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Sellers’ Representative”), and (xiii) solely for the purposes of Sections 7.6 and 10.4, MSG Entertainment Group, LLC (to be renamed “Sphere Entertainment Group, LLC”), a Delaware limited liability company (the “TAO Parent”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI.

WHEREAS, as of the date hereof and immediately prior to the Closing, Hakkasan USA and TAO Holdings, collectively, own all of the Interests of the Company;

WHEREAS, as of the date hereof and immediately prior to the Closing, MSG TG, LLC, a Delaware limited liability company (“MSG TG”), TG Rollover Holdco, Strauss and Tepperberg, collectively, own all of the limited liability company interests of TAO Holdings;

WHEREAS, as of the date hereof and immediately prior to the Closing, the Rollover Sellers, collectively, own 19,298,633.33 units of the limited liability company interests of TG Rollover Holdco;

WHEREAS, at the Closing, the following events shall occur in the following order, (i) TAO Holdings, TG Rollover Holdco, Strauss and Tepperberg shall cause the TAO Holdings Redemption to occur; (ii) immediately following the consummation of the TAO Holdings Redemption, TG Rollover Holdco and certain Rollover Sellers shall cause the TG Rollover Holdco Redemption to occur; (iii) immediately following the consummation of the TG Rollover Holdco Redemption, Rollover Aggregator and certain Rollover Sellers shall cause the Aggregator Contribution to occur; (iv) immediately following the consummation of the Aggregator Contribution, the Strauss Members (as defined below), the Tepperberg Members (as defined below), the S/T Members (as defined below) and Rollover Aggregator shall cause the DB Holdings Contribution to occur; (v) immediately following the consummation of the DB Holdings Contribution, DB Holdings and Buyer shall cause the Buyer Contribution to occur; (vi) immediately following the consummation of the Buyer Contribution, and subject to notice requirements set forth herein and the Debt Financing being funded in full as of the date that the Closing is required to occur pursuant to Section 2.1, (A) Debt Merger Sub shall incur the Debt Financing (and in the event that the Deficit Amount is not zero, Buyer shall contribute the Deficit Amount to Debt Merger Sub), (B) immediately following the Debt Financing and if applicable the contribution of the Deficit Amount to Debt Merger Sub, Debt Merger Sub shall merge with and into the Company with the Company surviving such merger as the surviving entity (the “Debt Merger Surviving Company” and such merger, the “Debt Merger”); (C) immediately following the Debt Merger, the Company shall contribute to its applicable Subsidiaries a portion of Debt Financing Proceeds (and the Deficit Amount, if any) in order for such Subsidiaries to make the payments described in Section 1.7(a)(iii) and Section 1.7(a)(iv) (in each case as set forth on the Payment Spreadsheet (as defined below)); and (D) the Company shall distribute to the Sellers the Cash Distribution Amount based on each Seller’s Pro Rata Portion, in each case upon the terms and subject to conditions set forth in this Agreement and (vii) if the Debt Merger occurs, immediately following the distribution of the Cash Distribution Amount, or if the Debt Merger does not occur, immediately following the Buyer Contribution, the Buyer shall purchase and acquire from the Sellers, and the Sellers shall sell and transfer to the Buyer, all of the remaining Interests of the Company not held by Buyer in exchange for the Funded Closing Consideration plus the Sellers’ Representative Holdback Amount;

WHEREAS, the board of directors of the Company has approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Debt Merger;

WHEREAS, Buyer, as the sole member of Debt Merger Sub, has approved this Agreement and the Transactions contemplated hereby, including the Debt Merger;

WHEREAS, TAO Holdings and Hakkasan USA, being all of the members of the Company as of the date hereof, have irrevocably approved this Agreement and the Transactions contemplated hereby, including the Debt Merger, and the Company has provided a true and correct copy of such approval to Buyer concurrently with the execution of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Sellers’ willingness to enter into this Agreement, Igal (Mark) Scheinberg (“Equity Financing Source”) has entered into an equity commitment letter (the “Equity Commitment Letter”) and a guaranty (the “Limited Guarantee”) with respect to certain payment obligations of the Buyer under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1 The Transactions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the following events shall occur in the following order (such transactions, collectively, the “Closing Transactions”):

(a) first, (i) TAO Holdings shall redeem from Strauss and Tepperberg all limited liability company interests in TAO Holdings held by Strauss and Tepperberg as set forth in Exhibit F and in exchange, distribute to Strauss and Tepperberg all right, title and interest in the number of Interests as set forth in Exhibit F, free and clear of all Liens and (ii) TAO Holdings shall redeem from TG Rollover Holdco the number of limited liability company interests in TAO Holdings as set forth in Exhibit F and, in exchange, distribute to TG Rollover Holdco all right, title and interest in the number of Interests as set forth in Exhibit F, free and clear of all Liens (the “TAO Holdings Redemption”);

(b) second, immediately following the consummation of the TAO Holdings Redemption, TG Rollover Holdco shall redeem from each Rollover Seller all limited liability company interests in TG Rollover Holdco held by them as set forth in Exhibit G and, in exchange, distribute to such Rollover Sellers all right, title and interest in the number of Interests set forth in Exhibit G, free and clear of all Liens (the “TG Rollover Holdco Redemption”);

(c) third, immediately following the consummation of the TG Rollover Holdco Redemption, the Rollover Sellers ((other than Strauss and Jason Strauss Revocable Trust (collectively, the “Strauss Members”), Tepperberg and Noah Tepperberg Revocable Trust (collectively, the “Tepperberg Members”) and Strategic Event Management & Marketing, Inc. and Strategic Management Services of Nevada Inc. (collectively, the “S/T Members”)) shall contribute to Rollover Aggregator, and Rollover Aggregator shall accept, all right, title and interest in the number of Interests set forth in Exhibit H, free and clear of all Liens, and in exchange each such Rollover Seller shall receive limited liability company interests in Rollover Aggregator with a percentage interest equal such to Rollover Seller’s Aggregator Percentage Interest, free and clear of all Liens (the “Aggregator Contribution”);

(d) fourth, immediately following the consummation of the Aggregator Contribution, the Strauss Members, the Tepperberg Members, the S/T Members and Rollover Aggregator shall contribute to DB Holdings, and DB Holdings shall accept, all right, title and interest in the number of Interests set forth in Exhibit I (such Interests collectively, the “Rollover Interests”), free and clear of all Liens, and in exchange each of the Strauss Members, the Tepperberg Members, the S/T Members and Rollover Aggregator shall receive limited liability company interests in DB Holdings with a percentage interest equal to his or its DB Holdings Percentage Interest (the “DB Holdings Contribution”);

(e) fifth, immediately following the consummation of the DB Holdings Contribution, DB Holdings shall contribute to Buyer, and Buyer shall accept, all right, title and interest in the Rollover Interests, free and clear of all Liens, (the “Buyer Contribution”);

(f) sixth, only if the Debt Financing is funded at the Closing and Buyer has provided the Seller Representative with written notice at least one (1) day prior to a contemplated Closing that Buyer intends for the incurrence of the Debt Financing to take place at Closing (the “Debt Merger Notice”), then immediately following the Buyer Contribution, Debt Merger Sub shall incur the Debt Financing (and in the event that the Deficit Amount is not zero, Buyer shall contribute the Deficit Amount to Debt Merger Sub), it being understood and agreed that if (A) the Debt Merger Notice is not timely given or (B) the Closing is required to occur pursuant to Section 2.1 and the Debt Financing is not incurred at the Closing, then this Section 1.1(f) through 1.1(h) and Section 1.2 below, as well as all other references in this Agreement to the Cash Distribution Amount, Debt Distribution, Debt Financing, Debt Financing Proceeds, Debt Financing Sources, Debt Merger, Debt Merger Effective Time, Debt Merger Sub, Deficit Amount, and Debt Merger Surviving Company, as well as all definitions and provisions to the extent solely related to the

Debt Financing or the Debt Merger, shall be deemed deleted from this Agreement, and all cross-references and section references within this Agreement shall be deemed to be appropriately revised to account for such deletions;

(g) seventh, immediately following the incurrence of the Debt Financing, Debt Merger Sub shall merge with and into the Company in accordance with Section 1.3 below, with the Company surviving as the Debt Merger Surviving Company, and as a result of the Debt Merger, the Company shall receive the Debt Financing Proceeds (and the Deficit Amount, if any);

(h) eighth, immediately following the Debt Merger, the Company shall (A) contribute to its applicable Subsidiaries a portion of Debt Financing Proceeds (and the Deficit Amount if any) in order for such Subsidiaries to make the payments described in Section 1.7(a)(iii) and Section 1.7(a)(iv) (in each case as set forth on the Payment Spreadsheet) and (B) pursuant to Section 1.7(a)(ii), distribute to the Sellers the Cash Distribution Amount based on each Seller’s Pro Rata Portion (the “Debt Distribution”);

(i) ninth, if the Debt Merger occurs, immediately following the Debt Distribution, or if the Debt Merger does not occur, immediately following the Buyer Contribution, each Seller shall sell and transfer to the Buyer, and the Buyer shall purchase and acquire from each such Seller, all of such Seller’s right, title and interest in and to the Interests (other than the Rollover Interests) (the “Transferred Securities”), which Interests (together with the Rollover Interests) do and shall constitute all of the issued outstanding Interests of the Company, free and clear of all Liens.

(j) As consideration for the Transferred Securities the Buyer shall pay, in the manner described herein, an amount equal to the Funded Closing Consideration plus the Sellers’ Representative Holdback Amount. For the avoidance of doubt, all of the transactions described in Sections 1.1(a) through 1.1(j) shall occur at the Closing and the Closing shall be deemed to occur regardless of whether the Debt Merger is consummated. Except as otherwise expressly agreed in writing by the Sellers’ Representative and Buyer, and without affect to the ordering and timing of the effectiveness of the transactions in the manner set forth herein, none of the foregoing transactions in this Section 1.1 shall be effective as part of the Closing unless and until all of the transactions in this Section 1.1 are effected, and in the event Buyer fails to pay the Funded Closing Consideration in the manner described herein on the Closing Date, without limiting the remedies available to the Parties hereunder, the Parties shall unwind the foregoing transactions.

1.2 The Debt Merger; Effects of the Debt Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Limited Liability Company Act of the State of the Delaware (the “Delaware LLCA”), at the Closing, Debt Merger Sub shall merge with and into the Company, and the separate existence of Debt Merger Sub shall thereupon cease, and the Company shall survive as the Debt Merger Surviving Company. In such case, the Debt Merger shall have the effects set forth in the Delaware LLCA, this Agreement and the Debt Merger Certificate of Merger. Without limiting the generality of the foregoing, at the Debt Merger Effective Time (as defined below) if it occurs, all of the rights and property of the Company and Debt Merger Sub will vest in the Debt Merger Surviving Company, and all debts, liabilities and duties of the Company and Debt Merger Sub shall become debts, liabilities and duties of the Debt Merger Surviving Company.

1.3 Debt Merger Effective Time. At the Closing, if the Debt Merger Notice has been timely given, the Debt Merger Surviving Company shall file a certificate of merger (the “Debt Merger Certificate of Merger”). The Debt Merger shall become effective upon the filing of the Debt Merger Certificate of Merger or at such later time as may be agreed to by Buyer and the Company in writing and specified in the Debt Merger Certificate of Merger (the date and time that the Debt Merger becomes effective is referred to as the “Debt Merger Effective Time”).

1.4 Organizational Documents. At the Debt Merger Effective Time, (i) the certificate of formation of the Company shall be the certificate of formation of the Debt Merger Surviving Company until thereafter changed or amended as provided by Law and such certificate of formation and (ii) the operating agreement of the Company shall be the operating agreement of the Debt Merger Surviving Company, until thereafter changed or amended as provided by Law and such operating agreement.

1.5 Officers and Directors. Immediately after the Debt Merger Effective Time, the directors and officers of the Company as of immediately prior to the Debt Merger Effective Time, and giving effect to the resignations rendered pursuant to Section 2.3(c), shall be the directors and officers of the Debt Merger Surviving Company. Each such manager and officer will hold office subject to the applicable provisions of the LLCA and the certificate of formation and operating agreement of the Debt Merger Surviving Company.

1.6 Effect on Equity Interests. At the Debt Merger Effective Time, by virtue of the Debt Merger and without any action on the part of any Person (including the Company, Buyer, the Sellers or the holders of any of the equity interests thereof), (a) all Interests (and units thereof) outstanding immediately prior to the Debt Merger Effective Time shall remain outstanding as Interests (and units thereof) the Debt Merger Surviving Company and (b) all equity interests of Debt Merger Sub outstanding immediately prior to the Debt Merger Effective Time shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

1.7 Closing Payments.

(a) At the Closing:

(i) only if a Debt Merger Notice has been timely delivered and if the Debt Financing is funded in full as of the date that the Closing is required to occur pursuant to Section 2.1, then immediately following the Debt Merger, the Company shall distribute to the Sellers an aggregate amount equal to the Cash Distribution Amount based on each Seller’s Pro Rata Portion, by wire transfer of immediately available funds to the account or accounts set forth in the Payment Spreadsheet;

(ii) Buyer shall pay to the Sellers an aggregate amount equal to the Funded Closing Consideration, by wire transfer of immediately available funds to the account or accounts set forth in the Payment Spreadsheet;

(iii) immediately following the Debt Merger if the Debt Financing is funded in full as of the date that the Closing is required to occur pursuant to Section 2.1, the Company shall pay, or if the Debt Financing is not so funded, Buyer shall pay in accordance with the

Payment Spreadsheet, to the Company’s lenders and other creditors referred to in the Estimated Company Closing Statement (as defined below), cash in amounts set forth in the Estimated Company Closing Statement with respect to any Indebtedness for Borrowed Money to be paid off at Closing, in each case in accordance with the applicable Payoff Letter;

(iv) immediately following the Debt Merger if the Debt Financing is funded in full as of the date that the Closing is required to occur pursuant to Section 2.1, the Company shall pay, or if the Debt Financing is not so funded, Buyer shall pay in accordance with the Payment Spreadsheet, to the payees of Company Transaction Expenses which are being paid as of the Closing as contemplated by the Estimated Company Closing Statement and in accordance with the Payment Spreadsheet (each as defined below), cash in amounts set forth in the Payment Spreadsheet by wire transfer of immediately available funds to the respective accounts set forth in the Payment Spreadsheet; and

(v) Buyer shall pay to the Sellers’ Representative the Sellers’ Representative Holdback Amount by wire transfer of immediately available funds to the account or accounts set forth on the Payment Spreadsheet.

(b) The Sellers and the Buyer agree that the amounts referred to in Sections 1.7(a)(i), 1.7(a)(ii) and 2.4(f) and any other amounts due or owing to the Sellers under this Agreement shall be paid to the applicable Seller based on such Seller’s pro rata portion of the Transferred Securities as identified on Exhibit A (the “Pro Rata Portion”) and the Payment Spreadsheet. Each Seller and the Buyer agrees that any amount due or owing by the Sellers under this Agreement, including under Section 2.4(f), will be made on a several (and not joint) basis based on each Seller’s Pro Rata Portion. For the avoidance of doubt, the foregoing sentence shall not limit in any way TAO Parent’s Shortfall Guaranty.

1.8 Estimated Company Closing Statement.

(a) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement in reasonable detail and with reasonable supporting documentation (the “Estimated Company Closing Statement”), based upon the books and records of the Company, prepared in accordance with the Accounting Principles and in the same format as the sample closing statement set forth on Annex I of Exhibit B (the “Sample Closing Statement”), which shall set forth a good faith estimate of the Company, as of the Adjustment Measurement Time, of (i) the Estimated Company Net Working Capital; (ii) the Estimated Company Closing Cash; (iii) the Estimated Company Closing Indebtedness; (iv) the Estimated Company Transaction Expenses; (v) the Company Specified Addback, (vi) the Estimated Excess U.K. NOLs and (vii) the corresponding Estimated Company Adjustment Amount. During the period after the delivery of the Estimated Company Closing Statement and prior to the Closing, the Buyer shall have the opportunity to review and comment on the Estimated Company Closing Statement, and the Sellers’ Representative, the Sellers, the Company and its Subsidiaries shall reasonably cooperate with the Buyer in good faith to (x) respond to any questions regarding the Estimated Company Closing Statement raised by the Buyer and (y) provide reasonable supporting information requested by Buyer and shall consider in good faith any comments from the Buyer, but shall be under no obligation to make any changes to the Estimated Company Closing Statement based upon such comments.

(b) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a true and correct list of the names, amounts and wire instructions for (i) each of the payees for any Indebtedness for Borrowed Money, (ii) each of the payees for any Company Transaction Expenses which are being paid as of the Closing, (iii) each of the Sellers and (iv) the Sellers’ Representative for the Sellers’ Representative Holdback Amount (the statement set forth in this Section 1.8, the “Payment Spreadsheet”). The Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth in the Payment Spreadsheet. None of the Buyer or any of its Affiliates or any other Buyer Indemnified Party shall have liability to any Seller or any of their Affiliates, any other payee set forth in the Payment Spreadsheet or any other Person for relying on the Payment Spreadsheet for any payments payable by Buyer or the Company pursuant to Section 1.7, the Company Transaction Expenses and the repayment of the Indebtedness, in each case, in accordance with the Payment Spreadsheet. The Payment Spreadsheet may not be modified after delivery of the Estimated Company Closing Statement to the Buyer except pursuant to a written instruction from the Sellers’ Representative. The Buyer and its Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Payment Spreadsheet.

ARTICLE II

THE CLOSING

2.1 The Closing. The closing of the Transactions (the “Closing”) shall take place by electronic exchange of documents on the third Business Day following the date of satisfaction or, to the extent permitted by Law, waiver by the Party entitled to waive such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver, to the extent permitted by Law, of such conditions at the Closing) of all of the conditions set forth in Article IX, or at such other date, time and place as may be agreed by the Parties. The date the Closing actually takes place is referred to herein as the “Closing Date”.

2.2 Buyer Closing Deliverables. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers:

(a) a certificate from an officer of the Buyer, dated as of the Closing Date, stating that the applicable conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied;

(b) the amounts set forth in Section 1.7(a)(i), subject to any applicable withholdings in accordance with Section 10.3(f), by wire transfer of immediately available funds to the account or accounts set forth in the Payment Spreadsheet;

(c) the amounts set forth in Section 1.7(a)(iii) by wire transfer of immediately available funds to the account or accounts designated in the applicable Payoff Letter;

(d) the amounts set forth in Section 1.7(a)(v), by wire transfer of immediately available funds to the account or accounts set forth in the Payment Spreadsheet;

(e) with respect to each of the Aggregator Contribution, the DB Holdings Contribution and the Buyer Contribution, documentation evidencing the completion of such transactions, duly executed by Buyer or its applicable Affiliate, provided that such documentation shall not include any additional representations or warranties; and

(f) instruments of assignment and assumption of the Transferred Securities, duly executed by the Buyer.

2.3 Seller Closing Deliverables. At or prior to the Closing, the Sellers or the Company shall deliver, or cause to be delivered, to the Buyer:

(a) (i) a certificate from an executive officer of the Company dated as of the Closing Date, stating that the applicable conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied, solely to the extent of representations, warranties, covenants and agreements made by the Company, and (ii) a certificate from an authorized representative of each Seller dated as of the Closing Date, stating that the applicable conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied, solely to the extent of representations, warranties, covenants and agreements made by such Seller and not as to any other Seller;

(b) instruments of assignment and assumption of the Transferred Securities, duly executed by the applicable Seller;

(c) resignations, or other reasonable evidence of removal, of all directors, and officers of the Company other than those listed on Section 2.3(c) of the Company Disclosure Letter (from their director and officer positions but not with respect to their employment by the Company), effective as of the Closing Date;

(d) (i) a statement from the Company, signed under penalties of perjury and dated no more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-11T(d)(2) and (ii) a properly completed and duly executed Internal Revenue Service (“IRS”) Form W-9 from each Seller;

(e) at least three (3) Business Day prior to the Closing Date, customary payoff letters dated on or prior to the Closing Date (the “Payoff Letters”) (i) from the holders of indebtedness of borrowed money of the Company or any of its Subsidiaries under the Credit Agreement and (ii) from MSG TG with respect to the MSG Payment (collectively, the “Indebtedness for Borrowed Money”), which Payoff Letters shall (A) specify the aggregate principal amount and all accrued but unpaid interest constituting such Indebtedness for Borrowed Money and provide that, upon payment in full of the amounts indicated therein, all Liens (if any) with respect to such Indebtedness for Borrowed Money shall be terminated and of no further force and affect and (B) including, as attachments, appropriate and, where applicable, duly executed, customary releases and/or terminations of all security interests recorded against the assets of the Company and its Subsidiaries (including, for the avoidance of doubt, UCC-3 Financing Statements, intellectual property releases, mortgage releases and termination of any guarantees with respect thereto) with respect to such Indebtedness for Borrowed Money (in each case, in a form and substance reasonably satisfactory to the Buyer);

(f) written evidence that the Company has provided a notice of corporate change to the municipality or community boards applicable to Venues within New York State and, if the Closing Date occurs after the 30th day following the date of this Agreement, evidence that the Company has filed an Application for Approval of Corporate Change with the New York State Liquor Authority (together, the “NYS Regulatory Actions”);

(g) with respect to each of the TAO Holdings Redemption, the TG Rollover Holdco Redemption, the Aggregator Contribution and the DB Holdings Contribution, documentation, evidencing the completion of such transactions, duly executed by the applicable Seller, provided that such documentation shall not include any additional representations or warranties;

(h) A Mutual Release, duly executed by each of the Sellers and the Company; and

(i) the Continuing Intercompany Contracts, duly executed by the parties thereto.

2.4 Purchase Price Adjustment.

(a) Adjustment of Closing Consideration. The Closing Consideration shall be increased or reduced as set forth in this Section 2.4.

(b) Preliminary Closing Statement. Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a certificate (the “Preliminary Closing Statement”) signed by an executive officer of the Buyer, based on the books and records of the Company, prepared in accordance with the Accounting Principles and in the same format as the Sample Closing Statement set forth on Annex I of Exhibit B, without giving effect to any changes resulting from the consummation of the Transactions (except as required by the definitions of Company Transaction Expenses and Indebtedness). The Preliminary Closing Statement shall set forth the Buyer’s good faith calculation of the actual Company Closing Cash, Company Closing Indebtedness, Company Net Working Capital and Company Transaction Expenses, the Company Specified Addback and the Buyer’s calculation of the corresponding Company Adjustment Amount. If the Buyer fails to timely deliver the Preliminary Closing Statement, the Estimated Company Closing Statement shall be deemed final for the purposes of this Section 2.4.

(c) Review Period. The Sellers’ Representative shall have a period of forty-five (45) days after the date the Sellers’ Representative receives the Preliminary Closing Statement from the Buyer to deliver to the Buyer written notice of the Sellers’ Representative’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the item or amount with which Sellers’ Representative disagrees, the basis for such disagreement and Sellers’ Representative’s calculation of the Company Adjustment Amount based on such disagreement (the “Notice of Disagreement”), provided that the Notice of Disagreement shall include only objections based on (A) non-compliance with the standards set forth in Section 2.4(b) for the preparation of the Preliminary Closing Statement or disputes as to the actual Company Closing Cash, Company Closing Indebtedness, Company Net Working Capital, Company Transaction Expenses and the Company Specified Addback (and the corresponding Company Adjustment Amount) or (B) mathematical errors in the computation of Company

Adjustment Amount or the underlying definitions used in such computation. To the extent an item is not set forth in the Notice of Disagreement, the Sellers shall be deemed to have agreed with the Buyer’s calculation of such item and/or amount contained in the Preliminary Closing Statement and the Parties may not thereafter dispute any such item or amount set forth in the Preliminary Closing Statement. For the avoidance of doubt, the Sellers’ Representative may only submit one Notice of Disagreement to the Buyer. During such forty-five (45) day period following the Sellers’ Representative’s receipt of the Preliminary Closing Statement, the Buyer shall provide to the Sellers’ Representative and its Representatives (including accountants) reasonable access to all relevant books and records and any work papers or other documents relating to the preparation of the Preliminary Closing Statement. If a Notice of Disagreement is received by the Buyer during such forty-five (45) day period, then the Preliminary Closing Statement (as revised in accordance with clause (i) or (ii) below) shall become the Final Closing Statement, and will be binding upon the Parties hereto on the earlier of the date (i) on which the Sellers’ Representative and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (ii) all matters in dispute are finally resolved in writing by the Independent Expert in accordance with Section 2.4(d). During the thirty (30) days following the Buyer’s receipt of a Notice of Disagreement, the Buyer and the Sellers’ Representative shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of the Buyer and the Sellers’ Representative. If the Buyer and the Sellers’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following the Buyer’s receipt of such Notice of Disagreement (or such longer period as the Buyer and the Sellers’ Representative may mutually agree in writing), either party may submit such dispute to, and such dispute shall be resolved by, the Independent Expert.

(d) Independent Expert Review. The Independent Expert shall act as an expert and not an arbitrator, to determine based solely on the written submissions of the Sellers’ Representative and the Buyer and not by independent investigation, the challenged items on the Notice of Disagreement, and shall only consider those items that are identified on the Notice of Disagreement as in dispute. In connection with the engagement of the Independent Expert, each of the Buyer and the Sellers’ Representative shall submit one presentation to the Independent Expert and simultaneously to the Buyer or Sellers’ Representative, as applicable, within twenty (20) days of its engagement. The Independent Expert may pose one round of written questions to either party after such initial presentation has been received and simultaneously deliver such questions to the other party. Each party shall be entitled to provide one response to the other party’s submission and will be required to respond in writing to the Independent Expert, in each case within ten (10) Business Days following receipt of the other party’s initial submission and questions of the Independent Expert (if any), as applicable. No further materials shall be submitted to the Independent Expert. Neither Buyer nor Representative shall have any discussions with the Independent Expert without the other present and each time a party delivers any written materials to the Independent Expert, it shall simultaneously deliver a copy of the same to the other party. The Independent Expert’s determination shall be consistent with the Accounting Principles and the definitions of Company Closing Cash, Company Closing Indebtedness, Company Net Working Capital, Company Specified Addbacks, and Company Transaction Expenses contained herein. The Sellers’ Representative and the Buyer shall use their respective commercially reasonable efforts to cause the Independent Expert to resolve all disagreements as soon as practicable and in any event within twenty (20) Business Days after the submission of the last submission or answer to questions requested from by the Independent Expert and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Company Adjustment Amount set forth in the Preliminary Closing Statement requires adjustment. The Independent Expert’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement, and based solely on the submissions and supporting materials provided by the Buyer and the Sellers’ Representative in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either Party. The resolution of the dispute by the Independent Expert shall be final, binding and non-appealable on the Parties hereto, absent Fraud or manifest error. The fees, costs and expenses of the Independent Expert shall be borne by the Buyer in the proportion that the aggregate dollar amount of the items that are successfully disputed by the Sellers’ Representative (as finally determined by the Independent Expert) bears to the aggregate dollar amount of the items submitted to the Independent Expert, and by the Sellers’ Representative (as a Sellers’ Representative Expense) in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Sellers’ Representative (as finally determined by the Independent Expert) bears to the aggregate dollar amount of the items submitted to the Independent Expert.

(e) Final Closing Statement. The Preliminary Closing Statement and the Company Adjustment Amount (each adjusted by the agreement of the Parties or at the direction of the Independent Expert, as applicable) shall be deemed final for the purposes of this Section 2.4 upon the earliest of the (i) failure of the Sellers’ Representative to notify the Buyer of a dispute within forty-five (45) days after the date the Sellers’ Representative receives the Preliminary Closing Statement, (ii) resolution by mutual written agreement of all disputes, pursuant to Section 2.4(c), by the Buyer and the Sellers’ Representative, or (iii) resolution of all disputes, pursuant to Section 2.4(d), by the Independent Expert.

(f) Payment of Adjustment Amounts.

(i) Within two (2) Business Days following the determination of the Final Closing Statement in accordance with Section 2.4(e), the Closing Consideration shall be adjusted as follows:

(A) If the Company Adjustment Amount is less than the Estimated Company Adjustment Amount, then the Closing Consideration shall be decreased by the amount of such difference; and

(B) If the Company Adjustment Amount is greater than the Estimated Company Adjustment Amount, then the Closing Consideration shall be increased by the amount of such difference.

(ii) If the Closing Consideration, as adjusted pursuant to Section 2.4(f)(i), is less than the Closing Consideration determined as of the Closing pursuant to Section 1.7 (such difference, the “Shortfall Amount”), then (1) the Sellers’ Representative (on behalf of the Sellers, in accordance with their respective Pro Rata Portions), shall pay the Buyer promptly (but in any event within five (5) Business Days following the determination of the Final Closing Statement) an amount in cash equal to the Shortfall Amount multiplied by the difference between (x) one (1) and (y) the aggregate Roll Percentages of the Rollover Sellers as set forth on Exhibit I hereto and (2) the equity interest of Rollover Aggregator, the Strauss Members, the Tepperberg Members and the S/T Members in DB Holdings shall be equitably decreased (and the equity interest of Mohari Disco Holdings, LLC in DB Holdings shall be equitably increased) to reflect the portion of the Shortfall Amount attributable to the Rollover Interests. The equity interests in Rollover Aggregator held by the Rollover Sellers shall be equitably adjusted by a like amount.

(iii) If the Closing Consideration, as adjusted pursuant to Section 2.4(f)(i), is greater than the Closing Consideration actually paid at the Closing pursuant to Section 1.7 (such difference, the “Excess Amount”), then (1) the Buyer shall pay promptly (but in any event within five (5) Business Days following determination of the Final Closing Statement) to the Sellers’ Representative (for the benefit of the Sellers) an amount equal to the Excess Amount multiplied by the difference between (x) one (1) and (y) the aggregate Roll Percentages of the Rollover Sellers as set forth on Exhibit I hereto, for distribution to the Sellers in accordance with their respective Pro Rata Portions, and (2) the equity interest of Rollover Aggregator, the Strauss Members, the Tepperberg Members and the S/T Members in DB Holdings shall be equitably increased (and the equity interest of Mohari Disco Holdings, LLC in DB Holdings shall be equitably decreased) to reflect the portion of the Excess Amount attributable to the Rollover Interests. The equity interests in Rollover Aggregator held by the Rollover Sellers shall be equitably adjusted by a like amount.

Absent Fraud, upon payment of the amounts provided in this Section 2.4(f) in accordance herewith, none of the Parties may make or assert any claim under this Section 2.4.

(g) Bank Designation. All payments required under this Section 2.4 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3) Business Days prior to the applicable payment date.

(h) Tax Treatment. Unless otherwise required by applicable Law, the Parties shall, and shall cause their Affiliates (including the Company and their Subsidiaries) to, treat (i) any adjustment to the equity interests of Rollover Aggregator, the Strauss Members, the Tepperberg Members or the S/T Members in DB Holdings pursuant to Sections 2.4(f)(ii) or 2.4(f)(iii) as an adjustment to the assumed value of their retained interest in DB Holdings (as a continuation of the Company for applicable income Tax purposes) and (ii) all other payments made pursuant to this Section 2.4 for all Tax purposes as adjustments to the purchase price paid for the Transferred Securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to the Buyer Entities prior to the execution of this Agreement (the “Company Disclosure Letter”) to the extent permitted by Section 10.1, the Company hereby represents and warrants to the Buyer Entities as follows:

3.1 Organization and Qualification.

(a) The Company is duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite limited liability power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Each Subsidiary of the Company is duly organized or formed, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the Laws of its jurisdiction of incorporation or formation. The Company and each of its Subsidiaries has the requisite corporate, limited liability company or equivalent power and authority to carry on its business as such business is currently conducted and to own, operate, lease and use its properties and assets, and to perform all its obligations under any Contract to which it is a party or by which it, or any of the assets or properties owned, operated, or used by it, is or could become bound. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has furnished to the Buyer prior to the execution hereof a true, complete and correct copy of the Organizational Documents of the Company and each of its Subsidiaries, all of which are in full force and effect.

3.2 Authority; Enforceability. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company and no other corporate, limited liability company or equivalent proceedings on the part of the Company or any holder of its Equity Interests are necessary to authorize the execution, delivery and performance by Company of this Agreement and such other Transaction Documents or for the Company to consummate the Transactions. This Agreement and each other Transaction Document to which the Company is or will be a party have been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto other than the Sellers’ Representative) this Agreement and such other Transaction Documents constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject in each case to (a) the effect of any applicable bankruptcy, insolvency, preferential transfer, reorganization, moratorium, rehabilitation, liquidation or other similar Laws relating to or affecting creditors’ rights or remedies generally and (b) as to enforceability, the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (clauses (a) and (b) of this Section 3.2, the “Bankruptcy and Equity Exceptions”).

3.3 Ownership of Equity Interests.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth for each Subsidiary of the Company (i) its jurisdiction of formation or organization, (ii) except for changes following the entry into this Agreement consented to pursuant to Section 7.1(b), its outstanding Equity Interests and (iii) the holders of such Equity Interests as of the date of this Agreement. All Equity Interests in each Subsidiary of the Company (the “Subsidiary Equity Interests”) that are owned, directly or indirectly, by the Company are free and clear of all Liens other than Permitted Liens, and all Subsidiary Equity Interests have been duly authorized and validly issued in compliance with the Organizational Documents of the applicable Subsidiary, are fully paid and nonassessable (to the extent applicable), and none of such Subsidiary Equity Interests has been issued in violation of any preemptive or similar rights and no personal liability attaches to the ownership thereof. The Subsidiary Equity Interests constitute all of the issued and outstanding Equity Interests of the Company’s Subsidiaries. No Equity Interest of any Subsidiary of the Company is reserved for issuance.

(b) (i) From the date hereof until immediately prior to the Closing, the Interests set forth in Section 4.3 of the Company Disclosure Letter constitute all of the issued and outstanding Equity Interests of the Company and (ii) the Interests (x) have been duly authorized and validly issued in compliance with the Organizational Documents of the Company and (y) have not been issued in violation of any preemptive or similar rights and no personal liability attaches to the ownership thereof and (z) are fully paid and non-assessable (to the extent applicable).

(c) Except as contemplated by the Closing Transactions, and (i) except for the Organizational Documents of the Company, any of its Subsidiaries and TAO Holdings, there are no authorized or outstanding options, warrants, puts, calls, convertible securities or other Contract rights (exercisable, exchangeable, contingent or otherwise) to issue, sell, purchase or acquire any Equity Interests of the Company; (ii) except for the Organizational Documents of the Company, any of its Subsidiaries and TAO Holdings, neither the Company nor any of its Subsidiaries has any obligation to purchase, redeem or otherwise acquire any Equity Interests of the Company; (iii) except for the Organizational Documents of the Company, any of its Subsidiaries and TAO Holdings, the Company is not a party to a Contract in effect relating to the sale, transfer, voting, purchase, disposition or distribution of any Equity Interest in the Company; (iv) except for the Organizational Documents of the Company, any of its Subsidiaries and TAO Holdings, the Company does not have any obligation to issue or distribute to holders of any of its Equity Interests any dividend, distribution, evidence of indebtedness or assets; and (v) except for tax distributions contemplated by the Organizational Documents of the Company and the MSG Payment (none of which will remain outstanding following consummation of the Closing), there are no declared but unpaid dividends or distributions or amounts owed to the Sellers or their Affiliates with respect to any Interests or other Equity Interests of the Company.

(d) (i) There are no authorized or outstanding options, warrants, puts, calls, convertible securities or other Contract rights (exercisable, exchangeable, contingent or otherwise) to issue, sell, purchase or acquire any Equity Interests of any of the Company’s Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has any obligation to purchase, redeem or otherwise acquire any Subsidiary Equity Interest or any interest therein; (iii) except for the Organizational Documents of the Company and its Subsidiaries, none of the Company or any of its Subsidiaries is a party to a Contract in effect relating to the sale, transfer, voting, purchase, disposition or distribution of Company Equity Interests or any Subsidiary Equity Interests; (iv) except for the Organizational Documents of the Company, any of its Subsidiaries and TAO Holdings, none of the Subsidiaries of the Company have any obligation to issue or distribute to holders of any of its Equity Interests any dividend, distribution, evidence of indebtedness or assets; and (v) except for tax distributions contemplated by the Organizational Documents of the applicable Subsidiary, there are no declared but unpaid dividends or distributions or other amounts owed to the holder of any Equity Interests of any of the Company’s Subsidiaries with respect to such Equity Interests.

(e) Except in connection with the Debt Financing and the Closing Transactions, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other debt-related obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the members or other equityholders of the Company or such Subsidiary, as applicable, on any matter.

(f) There are no authorized or outstanding stock appreciation rights, phantom stock rights, restricted stock units, performance units or similar rights with respect to the Company or any of its Subsidiaries (whether payable in Equity Interests or cash).

(g) Other than the Subsidiaries of the Company, there is no other Person in which the Company or any of its Subsidiaries own, of record or beneficially, any direct or indirect Equity Interest or any right (contingent or otherwise) to acquire the same. Except as set forth in the Organizational Documents of the Company or any Subsidiary, neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution, acquisition of stock or similar action) in any other Person.

3.4 Consents and Approvals; No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not require any consent, approval, authorization or other order of, action by, registration or filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) other than in connection with or in compliance with any Competition Law, the NYS Regulatory Actions and the filing of the Debt Merger Certificate of Merger.

(b) Other than with respect to compliance with any applicable requirements of any Competition Law and any Permits, including all alcohol beverage Permits (each a “Liquor License” and, collectively, the “Liquor Licenses”), set forth on Section 3.4(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not, (i) contravene, conflict with or result in a violation or breach of any provisions of the Organizational Documents of the Company or any of its Subsidiaries, (ii) contravene, conflict with, violate or breach any Law or Governmental Order applicable to the Company, any of its Subsidiaries or any of their respective assets or properties or give any Governmental Authority or other Person the right to exercise any remedy or obtain relief under, any provision of any applicable Law or Governmental Order to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject, (iii) contravene, conflict with, violate or result in the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Permit, including any Liquor License held by it, (iv) require any consent, approval, waiver or notice by any Person under, constitute a default under, conflict with, result in a breach of, or cause or permit the termination, modification, revocation, cancellation, or acceleration of, or result in any other adverse change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract by which the Company or any of its Subsidiaries is bound or to which it or any of its assets or properties are subject, (v) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens), or (vi) with the giving of notice or lapse of time or the taking of any action by another Person, have any of the effects described in clauses (i) through (v) of this Section 3.4(b), with only such exceptions in the case of clauses (iii), (iv) and (v) as (x) do not and are not reasonably likely to impair or delay in any material respect the ability of the Company to perform its obligations under this Agreement and (y) individually and in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect.

3.5 Compliance with Laws; Permits and Liquor Licenses.

(a) Since June 29, 2020, (i) the Company and each of its Subsidiaries have conducted their business in all material respects in accordance with all Laws and Governmental Orders applicable to the Company and such applicable Subsidiaries and the Company Business and (ii) none of the Company or any of its Subsidiaries has been, nor is any of them now, in violation, in any material respect, of any such Law or Governmental Order. Since June 29, 2020, none of the Company or its Subsidiaries have received a written notice or a written complaint, or other communications requiring a response or corrective action, with respect to any material violation of any Law applicable to the Company, any of its Subsidiaries or the Company Business, or that it is subject to any obligation to undertake, or to bear all or any portion of the cost of, any material corrective or response action. None of the Company or any of its Subsidiaries is a party to, or bound by, any Governmental Order except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole.

(b) Section 3.5(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of each Liquor License and “health” Permit required to operate as a restaurant/nightclub held by the Company or any of its Subsidiaries. The Company or its Subsidiaries hold all Permits, including Liquor Licenses and “health” Permits, necessary for the operation of the Company Business in compliance with applicable Law. Except for such exceptions that have not been, and are not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, such Permits are valid and in full force and effect and will not be impaired or require approval by any Governmental Authority due to the consummation of the Transactions except as described in Section 3.4(b) of the Company Disclosure Letter. Except for such exceptions that have not been, and are not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries is in violation of or in default under any Permit, including any Liquor License or “health” Permit, held by it, and no condition exists that with notice or lapse of time or both could permit any revocation, non-renewal or termination, impairment or other adverse modification, of any Permit, including a Liquor License or “health” Permit, or constitute a default under, such Permit, Liquor License or “health” Permit. There are no Actions or, to the Knowledge of the Company, investigations, pending or, to the Knowledge of the Company, since June 29, 2020, threatened, before any Governmental Authority that seek the revocation, termination, cancellation, suspension or adverse modification of any Permit, including a Liquor License or “health” Permit, and neither the

Company nor any of its Subsidiaries has a pending application for registration to sell franchises for a restaurant, or for an exemption under any jurisdiction’s franchise Laws.

3.6 Financial Statements.

(a) Attached to Section 3.6(a) of the Company Disclosure Letter are true, correct and complete copies of (i) the audited consolidated balance sheets of TAO Group Intermediate Holdings LLC (“TAO Intermediate”) and its Subsidiaries as of June 27, 2021 and June 26, 2022, and the related consolidated statements of operations, changes in member’s equity and cash flows of TAO Intermediate and its Subsidiaries for the fiscal years then ended (the “Company Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet of TAO Intermediate and its Subsidiaries as of February 19, 2023 (the “Company Unaudited Balance Sheet”) and the related consolidated statements of operations, changes in member’s equity and cash flows of TAO Intermediate and its Subsidiaries for the eight months then ended (collectively, the “Company Interim Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). Except as set forth on Section 3.6(a) of the Company Disclosure Letter, the Company, (i) since the date of its formation, has not carried on any business or conducted any operations other than acquiring and holding ownership in TAO Intermediate and its Subsidiaries and (ii) has not incurred any material obligations or liabilities.

(b) The Company Financial Statements, subject to the notes thereto, (i) were derived from the books of account and other financial records of TAO Intermediate and its Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of TAO Intermediate and its Subsidiaries as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent throughout the periods covered thereby; provided that the Company Interim Financial Statements are subject to normal recurring year-end adjustments (that would not be, individually or in the aggregate, material in amount or effect) and may not contain disclosures normally made in footnotes (none of which, if presented, would materially differ in amount or in nature from those presented in the latest Company Audited Financial Statements). All accounts, books, records and ledgers maintained by TAO Intermediate and each of its Subsidiaries are accurately kept and are true, correct and complete in all material respects. Prior to the date hereof, the Company has made available to the Buyer copies of all letters from the auditors of TAO Intermediate and its Subsidiaries to the boards of directors or managers or equivalent governing bodies thereof since June 29, 2020 that are in TAO Intermediate’s, such Subsidiary’s or their respective Affiliates’ possession, together with copies of all responses thereto.

(c) TAO Intermediate and each of its Subsidiaries have devised and maintained and continue to maintain a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since June 29, 2020, to the Knowledge of the Company, no manager, director or officer, including the chief financial officer (or another officer acting in a similar capacity) of the Company or any of its Subsidiaries has been involved in or accused of fraud involving the Company Business regardless of materiality.

(d) Since June 29, 2020, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the foregoing has received any written notification or claim from any of the Company’s external auditors of any (i) “significant deficiency” in the internal controls over financial reporting of the Company or any of its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries or (iii) fraud that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is subject to any “off-balance sheet arrangement” (as referred to in Item 303(b) of Regulation S-K under the Securities Act).

3.7 Absence of Undisclosed Liabilities. The Company and each of its Subsidiaries do not have any Liabilities, other than (a) Liabilities reflected or reserved in the Company Unaudited Balance Sheet, or incurred since the date of the Company Unaudited Balance Sheet in the Ordinary Course (none of which relates to or arises from the breach or default of contract by the Company or any of its Subsidiaries, tort, misappropriation, infringement, or violation of applicable Law or any Governmental Order), (b) Liabilities that are reflected in the final calculation of Company Closing Indebtedness, Company Net Working Capital or Company Transaction Expenses, (c) Liabilities set forth in Section 3.7 of the Company Disclosure Letter or otherwise contemplated by the Closing Transactions, (d) Liabilities for future performance pursuant to the terms of Company Contracts or other Contracts of the Company or any of its Subsidiaries entered into in the Ordinary Course (other than as a result of a breach or default (with or without notice or the lapse of time or both) by the Company or such Subsidiary) or (e) Liabilities which would not be, and are not reasonably likely to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.8 Absence of Certain Changes or Events.

(a) Since the date of the most recent balance sheet contained in the Company Audited Financial Statements, there has not been a Material Adverse Effect.

(b) Since the date of Company Unaudited Balance Sheet until the date of this Agreement, except (i) in connection with the conduct of the process resulting in this Agreement and the Transactions, (ii) as required by applicable Law or (iii) as would not be material to the Company and its Subsidiaries taken as a whole, (A) neither the Company nor any of its Subsidiaries has undertaken any action that would require the consent of the Buyer pursuant to Section 7.1 (other than Section 7.1(a), Section 7.1(b)(iv)(B), Section 7.1(b)(vii), Section 7.1(b)(ix)(A), (C) and (E), Section 7.1(b)(xii), Section 7.1(b)(xiii), Section 7.1(b)(xvii), Section 7.1(b)(xviii), Section 7.1(b)(xix)(B), and Section 7.1(b)(xxiii)) if taken following the date of this Agreement and (B) there has not been any damage, destruction or loss affecting the business or assets of the Company or any of its Subsidiaries, whether or not covered by insurance, involving a loss for the Company or such Subsidiaries in excess of $500,000.

(c) Since the date of the most recent balance sheet contained in the Company Audited Financial Statements until the date of this Agreement, except (i) in connection with the conduct of the process resulting in this Agreement and the Transactions, (ii) as required by applicable Law or (iii) as would not be material to the Company and its Subsidiaries taken as a whole, (A) neither the Company nor any of its Subsidiaries has undertaken any action that would require the consent of the Buyer pursuant to Section 7.1(a), Section 7.1(b)(iv)(B), Section 7.1(b)(vii), Section 7.1(b)(ix)(B), (C) and (E), Section 7.1(b)(xii), Section 7.1(b)(xiii), Section 7.1(b)(xvii), Section 7.1(b)(xviii), Section 7.1(b)(xix)(B), and Section 7.1(b)(xxiii) if taken following the date of this Agreement and (B) there has not been any damage, destruction or loss affecting the business or assets of the Company or any of its Subsidiaries, whether or not covered by insurance, involving a loss for the Company or such Subsidiaries in excess of $500,000.

3.9 Absence of Litigation. Except for (a) Venue inspections conducted by a Governmental Authority in the Ordinary Course or (b) Actions that do not request injunctive or other equitable relief, there is not, and since June 29, 2020 there has not been, any (i) Action or (ii) investigation of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has received written notice, pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole.

3.10 Assets.

(a) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of the assets that it purports to own, lease or license (including all material, tangible property and assets reflected on the Company Interim Financial Statements or acquired after the date of the Company Interim Financial Statements), free and clear of all Liens (except for (i) Permitted Liens, or (ii) assets that have been disposed of since the date of the Company Interim Financial Statements in the Ordinary Course).

(b) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, all of the tangible assets owned or leased by the Company or any of its Subsidiaries are in operating condition (ordinary wear and tear and latent defects excepted) and are adequate for the uses to which they are being put.

(c) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, all of the assets and rights (including any Intellectual Property) owned, leased or licensed by the Company or any of its Subsidiaries constitute all the assets and rights used or held for use in connection with the business of the Company or such Subsidiary as it is currently conducted (taking into account COVID-19 Measures).

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Letter, (i) the assets and rights owned, leased, or licensed by the Company or any of its Subsidiaries constitute all the assets and rights necessary, and are sufficient, for the Company and the applicable Subsidiary to continue to conduct, in all material respects, the Company Business following the Closing as it is currently conducted and as it has been conducted in the last twelve (12) months

(taking into account COVID-19 Measures) and (ii) no other material assets or material rights of the Sellers or their respective Affiliates are used in the Company Business.

(e) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, immediately following the consummation of the Closing (assuming the receipt of the consents set forth on Section 3.4 of the Company Disclosure Letter), the Company or one of its Subsidiaries will have good and valid title to, or valid rights to use, the assets and rights necessary, and such assets and rights are sufficient, to continue to conduct, in all material respects, the business of hospitality, restaurant, day life and nightlife, including the operation of the Venues on Exhibit D, as it is currently conducted and as it has been conducted in the last twelve (12) months (taking into account COVID-19 Measures).

3.11 Intellectual Property and Data Protection.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all Registered Company Intellectual Property, in each case, enumerating specifically the applicable filing or registration number, title, registrar, jurisdiction, date of filing/issuance, current applicant(s)/registered owners(s), as applicable. Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, the Registered Company Intellectual Property is valid, subsisting and enforceable.

(b) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, the Company or any of its Subsidiaries owns all right, title and interest in and to each item of Company Owned IP Rights, free and clear of all Liens (except for Permitted Liens) and possesses a valid right to use all other Intellectual Property and all rights of publicity used in and material to the operation of the Company Business. This Section 3.11(b) shall not be construed as a representation that the Company and its Subsidiaries do not infringe, misappropriate or violate the Intellectual Property of any Person.

(c) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, since June 29, 2020, (i) none of the Company or any of its Subsidiaries has been a party to any Action or received any written notice from any Person (including any notification that a license under any Patent or other Intellectual Property is or may be required) (x) alleging that the Company Owned IP Rights or the conduct of the business of the Company and its Subsidiaries infringes, misappropriates or violates any Intellectual Property or all rights of publicity of any Person or (y) challenging the ownership by the Company or any of its Subsidiaries of, or the validity or enforceability of, the Company Owned IP Rights; and (ii) none of the Company or any of its Subsidiaries has instituted or threatened in writing to institute any Action against any Person alleging such Person is infringing, misappropriating or violating any Company Owned IP Rights.

(d) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property or all rights of publicity of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or violating any Company Owned IP Rights in any material respect.

(e) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, in each case in which the Company or any of its Subsidiaries has engaged or hired an employee, consultant or contractor who develops or creates for the Company or such Subsidiary any Intellectual Property or proprietary recipes intended by the Company to be Trade Secrets, the Company or such Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all right, title and interest in and to such Intellectual Property and proprietary recipes.

(f) The Company’s and its Subsidiaries’ IT Systems (i) are sufficient in all material respects for the operation of the Company Business; (ii) operate without any material defect, malfunction, unavailability or error; and (iii) are reasonably secure in all material respects against unauthorized access, intrusion, tampering, impairment, disruption, computer virus, malfunction or Security Incident.

(g) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, no Software included in Company Owned IP Rights contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines that has resulted in (x) any Person accessing without authorization or disabling or erasing any products, services, solutions or offerings made available by the Company or any of its Subsidiaries (“Company Products”), (y) a significant adverse effect on the features or functionality of any Company Product or (z) the unauthorized acquisition of or access to any Company Confidential Material created, received, maintained or transmitted through any Company Products.

(h) Since June 29, 2020, the Company and each of its Subsidiaries has (i) implemented and maintained commercially reasonable policies, programs and procedures in its business (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect and maintain the confidentiality, availability, integrity, privacy and security of (x) all Trade Secrets included in the Company Owned IP Rights (including any proprietary recipes intended by the Company to be Trade Secrets owned by the Company or any of its Subsidiaries)and (y) all Personal Information Processed in connection with its business (collectively, (x) and (y), the “Company Confidential Material”), and (ii) the Company or such Subsidiary, as applicable, has complied with such policies, programs and procedures in all material respects (collectively, “Company Security Measures”).

(i) The Company Security Measures comply in all material respects with all applicable Laws, including all applicable Information Privacy and Security Laws and the Company Data Security Requirements.

(j) Since June 29, 2020, (i) there has been (x) no material Security Incident involving the Company or any of its Subsidiaries, and (y) no material unauthorized, accidental, improper or unlawful disclosure, destruction, loss, alteration, misappropriation or misuse of any Company Confidential Material in the possession or control of the Company or any of its Subsidiaries or any of their respective service providers, suppliers, representatives or agents (collectively, “Company Suppliers”), (ii) no Action or, to the Knowledge of the Company, investigation, relating to any material violation of the Company Data Security Requirements, or any improper, unauthorized or unlawful Processing, use, collection or disclosure, or material breach in the security, privacy or confidentiality, of any Company Confidential Material has been initiated or threatened against the Company or any of its Subsidiaries or Company Suppliers, (iii) none of the Company or any of its Subsidiaries have received any written notice or threat or, to the Knowledge of the Company, oral notice or threat, in each case regarding or alleging any material non-compliance with or violation of any Information Privacy and Security Laws or Company Data Security Requirements, and (iv) no Governmental Order has been made against the Company or any of its Subsidiaries for the rectification, blocking, erasure or destruction of any data under any Information Privacy and Security Laws.

(k) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, (i) since June 29, 2020, the Company and each of its Subsidiaries has complied with all applicable Company Data Security Requirements and Information Privacy and Security Laws, (ii) the Company Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the unqualified transfer of the Personal Information constituting Company Confidential Material in connection with the execution, delivery or performance of this Agreement, or the consummation of any of the Transactions, and (iii) the Company or any of its Subsidiaries has all rights, authority, consents and authorizations necessary to Process all Personal Information in their possession or under their control or otherwise constituting Company Confidential Material in connection with the operation of the business of the Company and its Subsidiaries as presently conducted.

(l) Neither the Company nor any of its Subsidiaries has, directly or indirectly, delivered, licensed or made available to any escrow agent or other Person, and no escrow agent or other Person has, or had, in its possession or control (other than employees of the Company, any of its Subsidiaries, or Company Supplier), any source code for any Software forming part of any Company Products or Company Owned IP Rights.

(m) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, (i) the Company and each of its Subsidiaries has complied with all notice, attribution and other requirements applicable to all Open Source Software used in its business, and (ii) no use, distribution or other exploitation of Open Source Software by the Company or any of its Subsidiaries, their employees or the Company Suppliers (within the scope of their respective engagements with the Company or any of its Subsidiaries) (w) requires the licensing, disclosure or distribution of any Company Owned IP Rights to any other Person under the terms of any Open Source Software license, including in “source code” form, (x) prohibits or limits the receipt of consideration in connection with the licensing or distribution of any Company Owned IP Rights, (y) prohibits or limits the imposition of contractual restrictions on the rights of licensees or their recipients to decompile, disassemble, or otherwise reverse engineer any Company Owned IP Rights, or (z) grants any Person any rights to any Company Owned IP Rights, including any copyright license, patent license or non-assertion covenant.

3.12 Real Property.

(a) None of the Company or any of its Subsidiaries owns, nor has owned since June 29, 2020, any real property or is obligated pursuant to any Contract to acquire any real property.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, correct and complete list of all leases, subleases, ground leases, licenses, sublicenses, and other occupancy agreements for all of the real property (including all amendments, extensions, renewals, guaranties and other similar material agreements with respect thereto, and the identity of the lessor, lessee, licensor, licensee, and current occupant (if different from lessee or licensee)) leased, subleased, licensed, or sublicensed to the Company or any of its Subsidiaries (all such leases, subleases, ground leases, licenses, sublicenses, and other occupancy agreements, including all modifications, amendments, side letters, letter agreements, assignments, guarantees or supplements thereto, the “Company Real Property Leases” and (ii) the address of all real property leased, subleased, licensed or sublicensed thereunder, the “Company Leased Real Property”).

(c) (i) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, each Company Real Property Lease is in full force and effect and is a legal, valid and binding agreement of the Company or its applicable Subsidiary, enforceable against such entity in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) the Company’s or such Subsidiary’s possession and quiet enjoyment of the Company Leased Real Property under such Company Real Property Leases has not been disturbed; and (iii) neither the Company nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof; and (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Company Real Property Lease or any interest therein.

(d) Neither the Company nor any of its Subsidiaries has received written notice of any material existing, pending or contemplated condemnation, inverse condemnation, expropriation or other proceeding in eminent domain, or any other material taking by public authority or any other third party (including any superior landlords to the Company Leased Real Property) with or without payment or consideration therefor affecting the Company Leased Real Property or any portion thereof or interest therein, and since June 29, 2020, to the Knowledge of the Company, there are no such material existing, pending or contemplated condemnation, inverse condemnation, expropriation or other proceeding in eminent domain, and no other material proceedings has been threatened against the Company Leased Real Property.

(e) All buildings, structures, improvements, fixtures and building systems included in or on the Company Leased Real Property are in good operating condition, ordinary wear and tear excepted, and are adequate in all material respects for their current uses.

(f) Neither the Company nor any of its Subsidiaries has received any unresolved written notice of violations with respect to the condition, operation, management, occupancy and use of the Company Leased Real Property.

(g) All public utilities (including sewer, water, electricity, and gas) required for the operation of the Company Leased Real Property, or any part thereof, are installed and operating (to the extent the applicable Venue is open for business) and sufficient for the operation of the Company Business in the Ordinary Course, and all material hook-up fees or other similar fees or charges have been paid in full.

3.13 Employee Benefit Matters.

(a) Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) each material Seller Benefit Plan and (ii) each material Company Benefit Plan, other than any employment, consulting, management or other individual or personal service agreements providing for an annual salary or annual service fee that is not in excess of $250,000. Each Company Benefit Plan (other than a Multiemployer Plan) is exclusive to the Company and its Subsidiaries, and no individual who is not a Company Service Provider or Former Company Service Provider (or an eligible spouse, dependent or beneficiary thereof) participates in any Company Benefit Plan. The Company has made available to the Buyer true, correct and complete copies (including all amendments) of each employee handbook applicable to Company Employees, and, with respect to each material Company Benefit Plan (other than a Multiemployer Plan) and material Seller Benefit Plan (as applicable): (i) the current plan document (or a written summary of any unwritten Benefit Plan); (ii) the current summary plan description; (iii) any trust agreement, insurance contract or other funding agreement; (iv) any administrative services, recordkeeping, investment advisory, investment management or other service agreement; (v) the latest IRS determination letter and the latest IRS opinion or advisory letter, and any pending application for an IRS determination letter and any correspondence with the IRS related thereto; (vi) the last three annual financial statements; (vii) the last three annual reports on Form 5500 (including all schedules, accountant’s reports, and other attachments); (viii) the last three actuarial valuations or reports; (ix) any material explanatory booklets, announcements and other communications that have been issued to current and former members of a Company Benefit Plan or Seller Benefit Plan and (x) all non-routine, material written correspondence with any Governmental Authority.

(b) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan (other than a Multiemployer Plan), each Seller Benefit Plan and, to the Knowledge of the Company, each Multiemployer Plan, is and has been established, funded, maintained, operated and administered in accordance with its terms, the terms of any Collective Bargaining Agreement and with the requirements of applicable Law, (ii) the Company and each of its Subsidiaries has duly complied with its obligations under each Seller Benefit Plan and Company Benefit Plan and all contributions, premiums or other payments required to have been made under the terms of any Seller Benefit Plan and Company Benefit Plan have been timely made, or, if not yet due, appropriately accrued, (iii) there is no Action, claim or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, since June 29, 2020, threatened against or relating to any Company Benefit Plan or any Seller Benefit Plan or the assets of any Company Benefit Plan or Seller Benefit Plan (other than routine claims for benefits), and no facts which could give rise to any of the foregoing exist to the Knowledge of the Company, and (iv) no Company Benefit Plan or Seller Benefit Plan is currently under audit or, to the Knowledge of the Company, investigation by any Governmental Authority, and, to the Knowledge of the Company, no such audit or investigation is contemplated or under consideration.

(c) Each Company Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has a current favorable IRS determination letter (or, in the case of a preapproved plan, a current IRS opinion or advisory letter on which it can rely) as to its tax qualified status under the Code, and to the Knowledge of the Company, nothing has occurred since the date of such favorable determination (or opinion or advisory) letter that could reasonably be expected to adversely affect the qualified status of such plan.

(d) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, health, life insurance or other welfare benefits to retired or other terminated Company Service Providers (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, has an obligation to contribute to or otherwise has any Liability under or with respect to, (i) a “defined benefit plan” within the meaning of Section 3(35) of ERISA (whether or not subject to ERISA) or any plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Neither the Company nor any of its Subsidiaries has any material Liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f) With respect to each Multiemployer Plan under or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has any Liability: (i) neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur (whether or not assessed), or has any Liability as a result of, a complete withdrawal or a partial withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively); (ii) all contributions and payments required to be made by the Company or any of its Subsidiaries have been timely made in all material respects; (iii) no such plan is in endangered, critical, or critical and declining status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or is in or is expected to be in insolvency, has undergone or is reasonably expected to undergo a mass withdrawal or has filed a notice of termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (iv) neither the Company nor any of its Subsidiaries is bound by any contract or has any Liability described in Section 4204 of ERISA; and (v) none of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in any transaction which has or could reasonably be expected to give rise to a Liability under Section 4212(c) of ERISA.

(g) Neither the execution of this Agreement nor the consummation of the Transactions will result in the occurrence of a “reportable event” within the meaning of Section 4043 of ERISA (for which the notice requirement has not been waived by the PBGC) with respect to any plan sponsored, maintained or contributed to by any Person that is (or at any relevant time has been or would be) treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Title IV of ERISA (each, an “ERISA Affiliate”).

(h) No event has occurred and no condition exists with respect to any Seller Benefit Plan, Company Benefit Plan or any other Benefit Plan sponsored, maintained or contributed to or required to be contributed to by any ERISA Affiliate which could result in the imposition of a Lien (other than Permitted Liens) on the assets of the Company or any of its Subsidiaries or which could subject any Company Benefit Plan, the Company or any of their respective employees, agents, or directors or any Subsidiary of the Company, directly or indirectly (through an indemnification agreement or otherwise), to a material Liability, including (i) under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, (ii) for a breach of fiduciary duty, (iii) for a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (iv) for a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code.

(i) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (i) increase the amount of compensation or benefits otherwise due to any Company Service Provider or Former Company Service Provider or payable under any Company Benefit Plan or Seller Benefit Plan, (ii) entitle any Company Service Provider or Former Company Service Provider to any payment (whether severance or otherwise), or (iii) accelerate the timing of payment, exercisability, funding or vesting or trigger any payment of compensation or benefits under, or increase the amount payable to any Company Service Provider or Former Company Service Provider or trigger any other obligation pursuant to, any of the Company Benefit Plans or Seller Benefit Plans.

(j) No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, Seller or any of their Affiliates or Subsidiaries, directly or indirectly, to any Company Service Provider or Former Company Service Provider in connection with the execution of this Agreement or as a result of the consummation of the Transactions.

(k) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been materially maintained and administered in operational and documentary compliance with Section 409A of the Code and all regulations and other applicable regulatory guidance issued thereunder.

(l) Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Company Service Provider or Former Company Service Provider for any Taxes, interest or penalties incurred by such individual (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(m) Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) is, and has since March 23, 2010, been in compliance with the Patient Protection and Affordable Care Act, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws”), and (ii) no event has occurred and no condition or circumstance exists that could reasonably be expected to subject the Company, any of its Subsidiaries or any Company Health Plan to any penalties, fines or Taxes under Sections 4980B, 4980D or 4980H of the Code, Section 6721 or 6722 of the Code or any other provision of the Healthcare Reform Laws.

(n) To the extent applicable, each Subsidiary of the Company that employs, engages, or retains any Company Service Providers in the UK has materially complied with (i) its employer obligations under the auto-enrolment requirements of Part 1 of the Pensions Act 2008; and (ii) all applicable legal and administrative requirements in relation to the UK Disclosed Pension Scheme.

(o) The UK Disclosed Pension Scheme is a money purchase scheme as defined in section 181(1) of the Pension Schemes Act 1993.

(p) Other than the UK Disclosed Pension Scheme, no Subsidiary of the Company that employs any Company Service Providers in the UK is under any legal liability to pay pensions or gratuities or to make any similar payment to or in respect of any Company Service Provider, nor is any such entity a party to any arrangement to which it contributes, is bound to contribute or could be required to contribute or make any payment, either now or in the future, under which benefits of any kind are payable to or in respect of any Company Service Provider on retirement or on the attainment of a specified age or on the completion of a specified number of years of service.

(q) Material details of the UK Disclosed Pension Scheme have been made available to the Buyer, including, material particulars of the contribution rates at which contributions are payable to the UK Disclosed Pension Scheme.

(r) To the Knowledge of the Company, the UK Disclosed Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004.

(s) To the Knowledge of the Company, no Subsidiary of the Company operating in the UK has at any time within the previous six years been “connected” with or an “associate” of any employer which is or has been participating in a pension scheme to which section 38, 43, 47 or 52 of the Pensions Act 2004 applies. For these purposes “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively.

(t) Without limiting the generality of the foregoing: (i) each Benefit Plan maintained on behalf of current or former directors, officers, managers, employees or other service providers of the Company or any of its Subsidiaries who reside or work primarily outside of the United States (each, a “Foreign Plan”) required by any applicable Law to be registered or approved by a Governmental Authority has been so registered or approved where applicable, and has been maintained in good standing with the applicable Governmental Authority; (ii) the UK Disclosed Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004, and each other Foreign Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws; and (iii) no material unfunded or underfunded Liabilities exist with respect to any Foreign Plan or are reasonably expected to arise in connection with the Transactions.

3.14 Labor Matters.

(a) Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole: (i) there is no Action, charge or complaint pending, or to the Knowledge of the Company, since June 29, 2020, threatened, by or before any Governmental Authority with respect to any Company Service Provider or Former Company Service Provider; (ii) there is no labor strike, lock-out, unfair labor practice charge, material labor grievance, labor arbitration, work stoppage, or other form of material labor dispute pending or, to the Knowledge of the Company, since June 29, 2020, threatened, with respect to any Company Employee or Former Company Employee or otherwise against or affecting the Company or any of its Subsidiaries; (iii) there is no Action or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, since June 29, 2020, threatened, against any of the Company or its Subsidiaries brought by or on behalf of any Company Employee, Former Company Employee or Employee Representative Body representing all or any of the Company Employees or Former Company Employees; and (iv) there are no inquiries, audits, or, to the Knowledge of the Company, investigations existing or pending, or to the Knowledge of the Company, since June 29, 2020, threatened, by any Governmental Authority pertaining to labor or employment matters that affect or involve any Company Service Providers or Former Company Service Providers.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Letter, as of the date of this Agreement ,none of the Company or any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any Employee Representative Body, no Company Employees are represented by any Employee Representative Body, and, to the Knowledge of the Company, in the last five (5) years, no Employee Representative Body organizing efforts are being or have been conducted with respect to any Company Employees or Former Company Employees regarding the creation or recognition of any Employee Representative Body. The Company has made available to the Buyer an executed, true, correct and complete copy of each Collective Bargaining Agreement (including any related agreements, such as side letters or memoranda of agreement). There are no pre-signing consent, notice, information, bargaining or consultation obligations to any Company Employee, Employee Representative Body or labor tribunal, under any Collective Bargaining Agreement or applicable Law, in connection with the execution of this Agreement.

(c) Since June 29, 2020, the Company and Subsidiaries have compiled with all applicable Laws governing labor, employment or employment practices, including the terms and conditions of employment, except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole.

(d) Since June 29, 2020, neither the Company nor any of its Subsidiaries has (i) in the United States, effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable Law (“WARN”), affecting in whole or in part any facility, site of employment, operating unit or employee of it, or (ii) in the United Kingdom, proposed to dismiss 20 or more employees as redundant pursuant to section 188(1) of the Trade Union and Labour Relations (Consolidation) Act 1992.

(e) Except as has been mandated by Governmental Authority, neither the Company nor any of its Subsidiaries has had any material workforce changes due to COVID-19, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(f) The Company and its Subsidiaries have reasonably investigated all sexual harassment allegations involving any of the current or former officers, executives, directors or managerial employees of the Company or any of its Subsidiaries to the Company’s Knowledge

since June 29, 2020. With respect to each such allegation which the Company or the relevant Subsidiary determined had potential merit, the Company or its applicable Subsidiary have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. Neither the Company nor its Subsidiaries reasonably expects any material Liability with respect to any such allegations and to the Company’s Knowledge, is not aware of any allegations relating to any officers, executives or directors of the Company or its Subsidiaries, that, if known to the public, would bring the Company or its Subsidiaries into material disrepute.

(g) Each Company Employee has the right to work in the jurisdiction in which they currently reside and work.

3.15 Taxes.

(a) All income and material other Tax Returns required to have been filed by the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time to file), and such Tax Returns are true, correct and complete in all material respects and prepared in material compliance with all applicable Laws. All Taxes of the Company and its Subsidiaries (whether or not shown as due on such Tax Returns) that are due and payable have been timely paid.

(b) The Company and each of its Subsidiaries have timely withheld and collected, and to the extent required, paid to the relevant Taxing Authority, all material Taxes required by applicable Law to be withheld or collected from payments to shareholders, members, owners, creditors, employees and other third parties.

(c) No examination or audit of, or proceeding with respect to, any Taxes or Tax Return of the Company or any of its Subsidiaries by any Taxing Authority is currently in progress, and no such examination, audit or proceeding has been threatened in writing. Each deficiency resulting from such an examination, audit or proceeding has been timely paid. There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(d) None of the Company or any of its Subsidiaries is a party to any Tax allocation, indemnity or sharing agreement (other than a commercial agreement entered into in the Ordinary Course the principal subject matter of which is not Taxes) with any Person which entails obligations to parties other than the Company or any of its Subsidiaries, and after the Closing Date, none of the Company or any of its Subsidiaries will be bound by any such agreement or similar arrangement entered into prior to the Closing Date or will have any unsatisfied liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(e) None of the Company or any of its Subsidiaries has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency (and no request for any such waiver or extension is currently pending) or (ii) made or entered into any power of attorney relating to Taxes that will remain in effect following the Closing Date.

(f) No written claim has been made by a Taxing Authority in any jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns or pay Taxes that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns or pay Taxes in, such jurisdiction.

(g) Within the past two (2) years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(h) There are no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings that have been entered into or issued by any Taxing Authority in respect of any material Tax matters with respect to the Company or any of its Subsidiaries which will have effect for Tax periods (or portions thereof) beginning after the Closing.

(i) For U.S. federal and applicable state income tax purposes, (i) the Company is, and has been since April 27, 2021, treated as a partnership, and prior to such date the Company was treated as a disregarded entity, and (ii) the status of each of the Company’s Subsidiaries as a corporation, partnership or disregarded entity is set forth in Section 3.15(i) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is or has been at any time since its formation treated as a publicly traded partnership within the meaning of Section 7704 of the Code. Neither the Company nor any of its Subsidiaries has made any election to have Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws, apply to the Company or such Subsidiary prior to January 1, 2018.

(j) Neither the Company nor any of its Subsidiaries has participated in any transaction that is classified as a “listed transaction” (within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder).

(k) None of the Company or any of its Subsidiaries (i) has been a member of a combined, consolidated, unitary, affiliated or other similar group for Tax purposes or (ii) has Liability for the Taxes of any Person (other than Company or any of its Subsidiaries) as a result of being a member of a combined, consolidated, unitary, affiliated or other similar group for Tax purposes, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract, other than a commercial agreement entered into in the Ordinary Course the principal subject matter of which is not Taxes.

(l) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting in a Pre-Closing Tax Period, (iii) any installment sale, intercompany transaction or open transaction entered into prior to the Closing, (iv) any prepaid amount received or paid or deferred revenue accrued prior to the Closing, (v) any closing agreement as described in Section 7121 of the Code or any similar provision of federal, state, local or non-U.S. Tax Law, (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) or (vii) use of the completed contract or long-term contract method of accounting.

(m) The unpaid Taxes of the Company and its Subsidiaries (being Taxes not yet due and payable) do not exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Interim Financial Statements (rather than any notes thereto), and there will be no increase in unpaid Taxes or in the Tax reserve from the date of the Company Unaudited Balance Sheet Date through the Closing Date other than for items arising in the Ordinary Course.

(n) No liability (or further liability) to pay amounts of stamp duty land tax (or equivalent in any part of the United Kingdom) can arise for the Hakkasan UK Entities after Closing in respect of any land transaction entered by any of the Hakkasan UK Entities prior to Closing.

(o) All documents to which a Hakkasan UK Entity is a party and which relate to any assets of the relevant Hakkasan UK Entity and in the enforcement of which it is necessary to prove title to such assets, have been duly and properly stamped in accordance with the applicable Laws in the United Kingdom or, if appropriate, otherwise annotated as any Tax due being fully and properly paid.

(p) Save as set out in Section 3.15(p) of the Company Disclosure Letter, each Hakkasan UK Entity: (i) is, where required to be so, a registered and taxable person for the purposes of the UK Value Added Tax Act 1994 (“VATA 1994”) and is not nor has ever been treated for such purposes as a member of a VAT group; (ii) has complied with and observed in all respects the terms of the VATA 1994 and all regulations made or notices issued thereunder and has maintained and obtained full, complete, correct and up to date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof; and (iii) does not hold an interest in any buildings or land in respect of which the Hakkasan UK Entity has exercised an option to tax or has made an election such that an option to tax has been deemed to be made for the purposes of Part 1 of Schedule 10 of VATA 1994.

(q) None of the Hakkasan UK Entities is or has ever been party to any transaction in respect of which disclosure has been made or is required pursuant to Part 7 of the UK’s Finance Act 2004 or Schedule 11A of VATA 1994.

(r) Each Hakkasan UK Entity which is subject to the UK’s Criminal Finances Act 2017 has implemented and maintains reasonable “prevention procedures” designed to prevent persons associated with any such Hakkasan UK Entity from committing tax evasion facilitation for the purposes of the defense in Section 45(2) and 46(3) of the Criminal Finances Act 2017.

3.16 Environmental Matters.

(a) The Company and each of its Subsidiaries is, and since June 29, 2020 has been, in compliance, in all material respects, with all applicable Environmental Laws.

(b) The Company and each of its Subsidiaries has obtained, maintained and is, and since June 29, 2020 has been, in compliance in all material respects with all material Environmental Permits that are necessary to conduct the Company Business or to occupy any property or facility (including any Company Leased Real Property).

(c) There is no Action or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that relates to any material violation or alleged material violation of, or any material Liability or alleged material Liability under, any applicable Environmental Law; provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company or any of its Subsidiaries shall be deemed to be “threatened” rather than “pending.”

(d) Neither the Company nor any of its Subsidiaries has treated, stored, transported, handled, generated, disposed of, arranged for or permitted the disposal of, Released, exposed any Person to, or owned or operated any property or facility (including any Company Leased Real Property) contaminated by, any Hazardous Substances, in each case as would give rise to material Liability under any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any Person with respect to Environmental Laws or Hazardous Substances.

3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the following written Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound or to which it or any of its assets or properties are subject as of the date of this Agreement, together with all amendments, waivers or other changes thereto, and correct and complete written summaries of all such Contracts that are unwritten (each, a “Company Contract”)

(i) any Company Contract or group of related Company Contracts (other than purchase orders) for the purchase by the Company or any of its Subsidiaries of equipment, materials, products, supplies, goods or other assets or for the receipt of services (other than from any Company Employee or Former Company Employee) which involves, or is reasonably likely to involve, (x) consideration or payments in excess of $250,000 in the aggregate during the year ending December 31, 2022 or (y) aggregate payments of $500,000 or more;

(ii) any Company Contract or group of related Company Contracts for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services (including management or administrative services), materials, products, supplies or other assets or properties (including Equity Interests) owned, licensed or leased by it which involves, or is reasonably likely to involve, (x) consideration or payments in excess of $250,000 in the aggregate during the year ending December 31, 2022 or (y) aggregate payments of $500,000 or more;

(iii) any Company Contract that is a partnership, joint venture or similar Contract, or any Company Contract that relates to the ownership of, investment in or loans and advances to any Person (other than advances to employees in the Ordinary Course not in excess of $25,000), including minority equity investments but excluding commercial partnerships that do not involve equity;

(iv) any Company Contract that (x) is a Company Real Property Lease, or (y) governs the provision of management services to a Venue;

(v) any Company Contract with an (x) advertiser or sponsor (or similar party) or (y) promoter, in either case, reasonably anticipated to involve annual payments in excess of $250,000 for any such Company Contract or $500,000 for any group of related Company Contracts, in each case of clauses (x) and (y) that cannot be terminated by the Company or its applicable Subsidiary on 60 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of material Liability, or (B) a material impact on the Company and its Subsidiaries, taken as a whole;

(vi) any Company Contract with a DJ reasonably anticipated to involve payments per performance in excess of $150,000 or aggregate annual payments in excess of $500,000 that cannot be terminated by the Company or its applicable Subsidiary on 60 days’ (or less) notice without (A) payment of (or withholding of payment due to) a material penalty or incurrence of material Liability, or (B) a material impact on the Company and its Subsidiaries, taken as a whole;

(vii) (x) any Company Contract (A) relating to the acquisition or disposition of any business, assets or properties directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), for consideration in excess of $250,000, or (B) with respect to the proposed Venues listed on Section 7.1(b)(v) of the Company Disclosure Letter, or (y) any Company Contract (other than Company Contract that have been fully performed) related to the construction and/or renovation of any new or existing Venue in excess of $250,000;

(viii) any Company Contract which grants any Person an option or a first refusal, first offer, first negotiation or similar preferential right to purchase or acquire any Equity Interests or any other material assets of the Company or any of its Subsidiaries;

(ix) any Company Contract (A) containing non-competition, non-solicitation (other than in the Ordinary Course non-solicitation obligations that would not be binding on the Buyer or any of its Affiliates), key man (or similarly designated) provision (i.e., a Company Contract provision expressly requiring the continued services of a specific individual, regardless of the title of such provision), or other limitations restricting the Company or any of its Subsidiaries or any of their respective properties or assets, from conducting any business (including investing in, opening or operating any type of Venue in any location, of any theme or at any time (or with respect to properties or assets, from being used in connection with the opening or operation of such a Venue of the Company or the applicable Subsidiary) or requiring any such opportunity to first be provided to any third party), or that limits the freedom of the Company or any of its Subsidiaries, to compete at any time and in any manner in any line of business, or with any Person, in any area in the world, (B) that grants to the other party or any third party “most favored nation” status, or (C) that grants to the other party or any third party any exclusive right or rights (including any “requirements” or exclusive purchasing Contract) or in which any third party grants to the Company or any of its Subsidiaries any exclusive right or rights;

(x) any Company Contract that (x) relates to Indebtedness, including any Contracts that constitute a guaranty of any obligation of any Person, or (y) applies a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries, tangible or intangible;

(xi) any Company Contract that is a Collective Bargaining Agreement or similar Contract with any unions, guilds, shop committees or other collective bargaining groups;

(xii) any Company Contract that relates to the settlement of any Action involving the Company or any of its Subsidiaries (A) that obligates it to pay an amount in excess of $250,000 (including amounts paid prior to the date of this Agreement), (B) that does or will materially restrict its operations, or (C) that involves any injunction or equitable relief affecting it or its assets or properties, or with respect to which the conditions precedent to the settlement thereof have not been satisfied;

(xiii) any Company Contract with any Governmental Authority that involves a dollar amount in excess of $250,000;

(xiv) (A) any Intercompany Contracts or (B) any Contract between the Company or any Subsidiary of the Company, on one hand, and any Seller or any Affiliate of any Seller, on the other hand (other than standard customer Contracts such as ticket purchases);

(xv) any material Company IP Agreements;

(xvi) any Contract for the employment or engagement of any individual on a full time, part-time, consulting or other basis providing an annual salary or annual service fee in excess of $250,000 (other than any “at will” contract that may be terminated by the Company or any of its Subsidiaries upon 30 days or less advance notice without liability); and

(xvii) any Company Contract pursuant to which any material Company Owned IP Rights have been developed or created, provided that the Company Contracts include, but the Company is not required to list on Section 3.17(a) of the Company Disclosure Letter, any invention assignments entered into with Company Service Providers or Former Company Service Providers in the Ordinary Course. True and correct copies of the Company’s and its Subsidiaries’ current standard forms of invention assignment agreement have been made available to Buyer.

(b) As of the date of this Agreement, the Company has delivered or made available to Buyer a true and complete copy of each Company Contract. Except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, each Company Contract (i) is valid and binding on the Company or its applicable Subsidiary that is a party thereto in accordance with its terms and, to the Knowledge of the Company, the counterparties thereto, and (ii) is in full force and effect, and (iii) upon consummation of the Transactions, shall continue in full force and effect other than (A) in the event that such Company

Contract has been validly terminated in accordance with its terms, (B) to the extent that any consents set forth in Section 3.4 of the Company Disclosure Letter are not obtained, and (C) subject to the Bankruptcy and Equity Exceptions. With such exceptions as, individually and in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect, (x) none of the Company or any of its Subsidiaries is in breach of, or default under, any Company Contract to which it is a party and, to the Knowledge of the Company, no counterparty thereto is in breach of, or default under, any Company Contract and (y) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Contract. As of the date of this Agreement, there are no unresolved material disputes under any Company Contract.

3.18 Transactions with Affiliates.

(a) Section 3.18 of the Company Disclosure Letter lists, as of the date of this Agreement, all Intercompany Contracts.

(b) Except for Intercompany Contracts disclosed on Section 3.17(a)(xiv)(A) of the Company Disclosure Letter, none of (i) the Sellers, their Affiliates, or any of their respective directors, managers or officers (or similar authorized appointments with different names), (ii) any directors, managers or officers (or similar authorized appointments with different names) of the Company or its Subsidiaries, or (iii) to the Knowledge of the Company, any of the Relatives or Associates of the foregoing (in each case other than the Company or any of its Subsidiaries) (x) is a party to any Contract or other business transaction with the Company or any of its Subsidiaries (other than employment agreements or other Benefit Plans disclosed in the Company Disclosure Letter or otherwise entered into with the Company in the Ordinary Course), or (y), since June 29, 2020, has received any funds from or on behalf of the Company or any of its Subsidiaries other than compensation or reimbursement of expenses paid to such Persons in their capacity as employees, officers, directors or managers, or distributions, in each case, in the Ordinary Course.

3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all material insurance policies owned or held by or covering the Company or any of its Subsidiaries with policy periods in effect as of the date of this Agreement, including a summary of such policies’ most material terms. Prior to the date of this Agreement, the Company has made available to the Buyer true, correct and complete copies of all such insurance policies and loss runs under such policies as of a date no earlier than January 31, 2017. The Company and each of its Subsidiaries currently maintain in full force insurance required by applicable Law or any Company Contract and are not in default with respect to their obligations under any of such insurance policies, except for such default as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole. All premiums due and payable on such policies have been paid in full, and no written notice of cancellation, reduction in coverage or non-renewal (excluding warnings in connection with renewals in the Ordinary Course) has been received by the Company or any of its Subsidiaries with respect to any material insurance policy owned or held by or covering the Company or any of its Subsidiaries. With respect to each such material insurance policy, as of the date of this Agreement, (a) no pre-closing limits have been exhausted and (b) to the Knowledge of the Company, each loss that is likely to give rise to a material claim has been reported to the appropriate insurance carrier (including with respect to those Proceedings set forth on Section 3.19 of the Company Disclosure Letter).

3.20 Corruption Laws.

(a) Since June 29, 2020, except as has not been, and is not reasonably likely to be, material to the Company and its Subsidiaries taken as a whole, (x) the Company and each of its Subsidiaries have been and remain in compliance with all applicable Anti-Corruption and Money-Laundering Laws and Obligations, (y) neither the Company nor any of its Subsidiaries, nor any officer or director, or to the Knowledge of the Company, employee or agent acting on behalf of the foregoing has provided, authorized or approved, or knowingly taken any action in furtherance of the provision of, directly or indirectly (including through third parties), anything of value to any Public Official, nor provided or promised anything of value to any other Person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Public Official, in either case, for the purpose of:

(i) influencing any act or decision of such Public Official in his or her official capacity, inducing such Public Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company or any of its Subsidiaries; or

(ii) inducing such Public Official to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of any Governmental Authority or Government Entity, in order to assist the Company or such Subsidiary in obtaining or retaining business for or with, or directing business to, any Person.

(b) Neither the Company nor any of its Subsidiaries are currently, nor have been since June 29, 2020, the subject of any inquiry, or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to potential violations of Anti-Corruption and Money-Laundering Laws and Obligations.

(c) The Company and each of its Subsidiaries have (i) made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions in relation to the Company Business, (ii) reasonable measures and internal controls in place reasonably designed to prevent, detect, and remediate violations of any applicable Anti-Corruption and Money-Laundering Laws and Obligations and (iii) not circumvented their respective internal accounting controls or falsified any of their respective books and records.

(d) To the Knowledge of the Company, no funds or assets directly or indirectly invested in the Company or any of its Subsidiaries, whether presently or in the past, originate from or trace their origins to misappropriated funds.

3.21 International Trade Law.

(a) Neither the Company nor any of its Subsidiaries is, or at any time since June 29, 2020, has been, a Sanctioned Person or owned or controlled by, or otherwise acting on behalf of, a Sanctioned Person, and no officer, director, or employee of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any agent acting on behalf of the foregoing is, or at any time since June 29, 2020, has been, a Sanctioned Person, and neither the Company nor such Subsidiaries, nor any officer, director, or employee (in their capacity as such officer, director, or employee) or, to the Knowledge of the Company, any agent acting on behalf of the foregoing, have acted since June 29, 2020, directly or indirectly, on behalf of, or otherwise engaged with, a Sanctioned Person in a manner that would violate any International Trade Law.

(b) Since June 29, 2020, the Company and each of its Subsidiaries (i) have been in compliance in all respects with any International Trade Law as applicable and (ii) have not been cited or fined for past or present failure to comply with any International Trade Law, and (iii) have not been the subject of any proceeding, litigation, or enforcement action, or, to the Knowledge of the Company, investigation, with respect to any alleged non-compliance with International Trade Law is pending or, to the Knowledge of the Company, has been threatened.

(c) Neither the Company nor any of its Subsidiaries have (i) unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods, or services to or for the benefit of any Sanctioned Person in violation of any International Trade Law applicable to the Company or any of its Subsidiaries, or (ii) unlawfully dealt in, or otherwise engaged in, any transaction relating to any property or interests in property blocked pursuant to any International Trade Law.

(d) The Company and each of its Subsidiaries have reasonable measures and internal controls in place designed to prevent, detect, and remediate violations of any International Trade Laws.

3.22 Quality and Safety of Food & Beverage Products. The storage and sanitation practices, preparation, ingredients, and composition for each of the food or beverage products served by the Company and each of its Subsidiaries (a) are in compliance in all material respects with all applicable Laws, including Laws relating to food and beverage storage, sanitation and safety, handling and preparation, and (b) are in compliance in all material respects with all internal quality management policies and procedures of the Company and such Subsidiaries. The Company and each of its Subsidiaries train all employees on proper hygiene, food handling, illness reporting and sanitation and storage practices, in accordance with applicable Law and internal quality management policies and procedures. The Company has made available to the Buyer true, correct and complete copies of all reports involving outstanding material issues resulting from any audits and inspections of the quality or safety management practices by the Company or its Subsidiaries or any Governmental Authority, in any case conducted since June 29, 2020, with respect to the Venues managed or operated by the Company or any of its Subsidiaries.

3.23 COVID-19.

(a) The Company and each of its Subsidiaries has complied, in all material respects, with all applicable Laws in any relevant jurisdiction that have been introduced in response to, or to manage the spread of, COVID-19.

(b) Section 3.23(b) of the Company Disclosure Letter sets out a true, correct and complete list of the measures introduced by a Governmental Authority to assist businesses with their tax affairs in response to the COVID-19 pandemic (the “Company Measures”), from which the Company or any of its Subsidiaries has benefitted.

(c) The Company or the applicable Subsidiary was entitled to benefit from, and has complied with any and all requirements of, any Company Measures from which it has benefitted.

3.24 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or any of its Affiliates.

3.25 Bank Accounts. Section 3.25 of the Company Disclosure Letter sets forth the name of each bank, safe deposit company or other financial institution in which the Company or a Subsidiary of the Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto.

3.26 No Other Representations or Warranties. Except as expressly set forth in this Article III or in any certificate delivered by the Company pursuant to Section 2.3(a)(i) (as qualified by the Company Disclosure Letter in accordance with Section 10.1), none of the Company or any of its Representatives makes any representation or warranty to the Buyer or any other Person, express or implied, at law or in equity, with respect to the Company or any of its Affiliates, the Transferred Securities, the properties, assets or Liabilities of the Company or any of its Subsidiaries, the other transactions contemplated by this Agreement or any other Transaction Document, the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, including with respect to (a) merchantability or fitness for any particular use or purpose, (b) the operation or probable success or profitability of the Company or any of its Subsidiaries following the Closing, (c) any information memorandum, management presentation or materials made available to the Buyer or any of its Representatives in the Data Room or otherwise in connection with this Agreement, the other Transaction Documents or the Transactions, (d) any future results, financial projection, estimate, forecast, budget or financial data or report (including the reasonableness of the assumptions underlying such projections, estimates, forecasts, budgets or prospects) relating to the Company or any of its Subsidiaries, (e) any other information made available (orally or in writing) to the Buyer or its Representatives or (f) any other matter or thing. Any such other representation or warranty is hereby expressly disclaimed. Except in the case of Fraud, the Company is not relying, and has not relied, upon any representations or warranties whatsoever regarding the subject matter of this Agreement or the other Transaction Documents, express or implied, except for the representations and warranties expressly set forth in Article V. Such representations and warranties constitute the sole and exclusive representations and warranties made to the Company in connection with the Transactions and the Company, the Sellers and their respective Affiliates understand, acknowledge and agree that any such other representations or warranties are hereby expressly disclaimed. Nothing herein shall restrict or otherwise limit any Party’s rights or remedies in the event of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Letter to the extent permitted by Section 10.1, each Seller hereby represents and warrants, severally and not jointly, to the Buyer Entities as follows:

4.1 Organization and Qualification.

(a) Such Seller is a natural person or a limited liability company duly formed, validly existing and in good standing under the Laws of the State of its organization. Such Seller has the requisite limited liability or corporate power and authority or the legal capacity to execute and deliver this Agreement and each other Transaction Document to which it, he or she is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Such Seller has the full capacity or the requisite corporate or limited liability company power and authority to carry on its, his or her business as such business is currently conducted and to own, lease and use its, his or her properties and assets, and to perform all its, his or her obligations under any Contract to which it, he or she is a party or by which it, or any of the assets or properties owned or used by it, he or she is or could become bound. If not a natural person, such Seller is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing is not and is not reasonably likely to impair or delay in any material respect the ability of such Seller to perform its obligations under this Agreement.

4.2 Authority; Enforceability. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it, he or she is or will be a party, the performance by such Seller of its, his or her obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of such Seller and no other corporate or limited liability company proceedings on the part of such Seller or any holder of its Equity Interests are necessary to authorize the execution, delivery and performance by such Seller of this Agreement and such other Transaction Documents or for such Seller to consummate the Transactions. This Agreement and each other Transaction Document to which it is or will be a party have been duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and such other Transaction Documents constitute legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exceptions.

4.3 Ownership of Membership Interests; Title.

(a) From the date hereof until immediately prior to the Closing, such Seller is the owner of record and beneficially of all of the outstanding Interests, Equity Interests in TG Rollover Holdco and/or Equity Interests in TAO Holdings set forth opposite his, her or its name in Section 4.3(a)(i) of the Company Disclosure Letter. From the date hereof until immediately prior to the Closing, such Seller has good and valid title to such Equity Interests in the Company, TG Rollover Holdco and/or TAO Holdings, free and clear of all Liens (other than Permitted Liens or Liens incurred directly or indirectly by (or upon the direction or agreement of) Buyer or any of its Representatives) subscriptions, options, warrants, calls and proxies. (i) Each Seller shall transfer to the Buyer, Rollover Aggregator or DB Holdings, as applicable, at the Closing good and valid title to all Interests set forth opposite his, her or its name in Section 4.3(a)(ii) of the Company Disclosure Letter in the manner set forth in

Section 1.1, free and clear of any Liens (other than Permitted Liens or Liens incurred directly or indirectly by (or upon the direction or agreement of) Buyer, Rollover Aggregator or DB Holdings, as applicable or any of their Representatives), subscriptions, options, warrants, calls and proxies, (ii) other than the Interests in the Company, the Equity Interests in TAO Holdings and/or the Equity Interests in TG Rollover Holdco set forth in Section 4.3(a)(i) and (ii) of the Company Disclosure Letter, from the date hereof until immediately prior to Closing, such Seller owns no Interests or other Equity Interests of the Company or any of its Subsidiaries or TG Rollover Holdco and no right of any kind to have any such Interests or other Equity Interests issued, (iii) from the date hereof until immediately prior to Closing, such Equity Interests of such Seller, respectively, constitute the entirety of such Seller’s direct or indirect Equity Interest in the Company, and (iv) such Equity Interests were not issued in violation in any material respect of (A) any Contract to which such Seller is or was a party or by which such Seller or its properties or assets is or was subject or (B) of any preemptive or similar rights of any Person.

(b) Other than in connection with the Closing Transactions under this Agreement, or the Organizational Documents of such Seller (or such Seller’s Affiliate(s)) or the Company, none of the Sellers is a party to (i) any voting agreement, voting trust, registration rights agreement, stockholder agreement or other similar arrangement with respect to the Interests or other Equity Interests of the Company or any of its Subsidiaries or (ii) any Contract obligating such Seller to vote or dispose of any Interests of, or other Equity Interests of, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Interests.

4.4 Consents and Approvals; No Conflict.

(a) The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it, he or she is or will be a party, and the consummation of the transactions contemplated hereby and thereby by such Seller do not and will not require any consent, approval, authorization or other order of, action by, registration or filing with or notification to, any Governmental Approval other than in connection with or in compliance with any Competition Law, the NYS Regulatory Actions and the filing of the Debt Merger Certificate of Merger.

(b) Other than with respect to compliance with any applicable requirements of the HSR Act and any Permits, including Liquor Licenses, set forth on Section 3.4(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it, he or she is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not, (i) contravene, conflict with or result in a violation or breach of any provisions of the Organizational Documents of such Seller, (ii) contravene, conflict with, violate or breach any Law or Governmental Order applicable to such Seller or its, his or her assets or properties or give any Governmental Authority or other Person the right to exercise any remedy or obtain relief under, any provision of any applicable Law or Governmental Order to which such Seller or any of its, his or her assets or properties is subject, (iii) result in the creation or imposition of any Lien on the Transferred Securities (other than Permitted Liens), or (iv) with the giving of notice or lapse of time or the taking of any action by another Person, have any of the effects described in clauses (i) through (iii) of this sentence, with only such exceptions in the case of clause (iii) as do not and are not reasonably likely to impair or delay in any material respect the ability of such Seller to perform its obligations under this Agreement.

4.5 Legal Proceedings. There is no Action or, to the Knowledge of such Seller, investigation pending, or, to the Knowledge of such Seller, threatened which could, or could reasonably be expected to, adversely affect the ability of such Seller to enter into or perform such Seller’s obligations under this Agreement, the other Transaction Documents or to consummate the Transactions.

4.6 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller or any of its Affiliates.

4.7 Transactions with Affiliates. Except as set forth on Section 4.7 of the Company Disclosure Letter, there are no Contracts (other than standard customer Contracts such as ticket purchases) between TAO Holdings or Hakkasan USA or any of their respective Affiliates (other than the Company and its Subsidiaries), on one hand, and any employees of Company or their controlled Affiliates whose total annual compensation or fees exceed $250,000, on the other hand.

4.8 No Other Representations or Warranties. Except as expressly set forth in this Article IV or in any certificate delivered by the Sellers pursuant to Section 1.1(a)(ii) (as qualified by the Company Disclosure Letter in accordance with Section 10.1), none of such Seller or any of its, his or her Representatives makes any representation or warranty to the Buyer Entities or any other Person, express or implied, at law or in equity, with respect to such Seller, the Company or any of its Affiliates, the Transferred Securities, the properties, assets or Liabilities of such Seller, the Company or any of its Subsidiaries, the other transactions contemplated by this Agreement or any other Transaction Document, the accuracy or completeness of any information regarding such Seller, the Company or any of its Subsidiaries, including with respect to (a) merchantability or fitness for any particular use or purpose, (b) the operation or probable success or profitability of the Company or any of its Subsidiaries following the Closing, (c) any information memorandum, management presentation or materials made available to the Buyer Entities or any of their Representatives in the Data Room or otherwise in connection with this Agreement, the other Transaction Documents or the Transactions, (d) any future results, financial projection, estimate, forecast, budget or financial data or report (including the reasonableness of the assumptions underlying such projections, estimates, forecasts, budgets or prospects) relating to the Company or any of its Subsidiaries, (e) any other information made available (orally or in writing) to the Buyer Entities or their Representatives or (f) any other matter or thing. Any such other representation or warranty is hereby expressly disclaimed. Except in the case of Fraud, no Seller is relying, or has relied, upon any representations or warranties whatsoever regarding the subject matter of this Agreement or the other Transaction Documents, express or implied, except for the representations and warranties expressly set forth in Article V. Such representations and warranties constitute the sole and exclusive representations and warranties made to the Sellers in connection with the Transactions and the Sellers and their Affiliates understand, acknowledge and agree that any such other representations or warranties are hereby expressly disclaimed. Nothing herein shall restrict or otherwise limit any Party’s rights or remedies in the event of Fraud.

ARTICLE V

REPRESENTATIONS OF THE ROLLOVER SELLERS

5.1 Rollover Seller Representations. Except as set forth in the Company Disclosure Letter to the extent permitted by Section 10.1, each Rollover Seller, severally and not jointly, hereby makes the representations and warranties set forth on Exhibit K attached hereto to the Buyer Entities and Rollover Aggregator:

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

THE BUYER, DEBT MERGER SUB AND DB HOLDINGS

Except as set forth in the disclosure letter delivered by the Buyer Entities to the Company prior to the execution of this Agreement (the “Buyer Disclosure Letter”) to the extent permitted by Section 10.1, the Buyer Entities hereby represent and warrant to the Company as follows:

6.1 Organization and Qualification.

(a) DB Holdings owns all of the outstanding equity interests in the Buyer. The Buyer owns all of the outstanding equity interests in the Debt Merger Sub. Each of the Buyer Entities is a Delaware limited liability company, validly existing and in good standing under the laws of Delaware. Each of the Buyer Entities has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Each of the Buyer Entities has the requisite limited liability company power and authority to carry on its business as such business is currently conducted and to own, lease and use its properties and assets, and to perform all its obligations under any Contract to which it is a party or by which it, or any of the assets or properties owned or used by it, is or could become bound. Each of the Buyer Entities is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing does not impair or delay, and is not reasonably likely to impair or delay, in any material respect, the ability of the Buyer Entities to perform its obligations under this Agreement and the other Transaction Documents or to consummate the Transactions.

6.2 Authority; Enforceability. The execution and delivery by each of the Buyer Entities of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by Buyer Entities of its respective obligations hereunder and thereunder, and the consummation by the Buyer Entities of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Buyer Entities and no other proceedings on the part of each of the Buyer Entities or any holder of its Equity Interests are necessary to authorize the execution, delivery and performance by Buyer Entities of this Agreement and such other

Transaction Documents for the Buyer Entities to consummate the Transactions. This Agreement and each other Transaction Document to which it is or will be a party have been duly and validly executed and delivered by each of the Buyer Entities, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and such other Transaction Documents constitute legal, valid and binding obligations of the Buyer Entities enforceable against the Buyer in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exceptions.

6.3 Consents and Approvals; No Conflict.

(a) The execution, delivery and performance by each of the Buyer Entities of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby by the Buyer Entities do not and will not require any consent, approval, authorization or other order of, action by, registration or filing with or notification to, any Governmental Approval other than in connection with or in compliance with any Competition Law, the NYS Regulatory Actions and the filing of the Debt Merger Certificate of Merger.

(b) Other than with respect to compliance with any applicable requirements of any Competition Law and any Permits, including Liquor Licenses, set forth on Section 3.4(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provisions of the Organizational Documents of the Buyer Entities, (ii) contravene, conflict with, violate or breach any Law or Governmental Order applicable to each of the Buyer Entities or its respective assets or properties or give any Governmental Authority or other Person the right to exercise any remedy or obtain relief under, any provision of any applicable Law or Governmental Order to which each of the Buyer Entities or any of its assets or properties is subject, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets of any of the Buyer Entities, or (iv) with the giving of notice or lapse of time or the taking of any action by another Person, have any of the effects described in clauses (i) through (iii) of this sentence, with only such exceptions in the case of clause (iii) as do not and are not reasonably likely to impair or delay, in any material respect, the ability of each of the Buyer Entities to perform its obligations under this Agreement and the other Transaction Documents or to consummate the Transactions.

6.4 Legal Proceedings. There is no Action or, to the knowledge of Buyer, investigation pending or threatened which could, or could reasonably be expected to, adversely affect the ability of the Buyer to enter into or perform its obligations under this Agreement, the other Transaction Documents or to consummate the Transactions.

6.5 Brokers and Finders. Other than Moelis & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

6.6 Financing. As of the date of this Agreement, the Buyer has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter pursuant to which, and subject to the terms and conditions expressly set forth therein, the Equity Financing Source has agreed to provide equity financing up to an amount set forth therein to Buyer, the proceeds of which shall be used by the Buyer to consummate the transactions contemplated by this Agreement (the “Equity Financing”). As of the date hereof, the Equity Commitment Letter has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Equity Financing Source and in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect (and no such amendment or modification is contemplated). Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the Equity Financing and Debt Financing (if any) are each (and collectively) not condition precedents to the consummation of the transactions contemplated by this Agreement.

6.7 Limited Guarantee. Concurrently with the execution of this Agreement, the Equity Financing Source has delivered to Sellers a true, correct and complete copy of the Limited Guarantee. The execution and delivery by the Equity Financing Source of the Limited Guarantee, the performance by the Equity Financing Source of his obligations thereunder, and the consummation by the Equity Financing Source of the transactions contemplated thereby are all within the individual authority of the Equity Financing Source. The Limited Guarantee has been duly and validly executed and delivered by the Equity Financing Source and (assuming due authorization, execution and delivery by TAO Holdings and Hakkasan USA) constitutes a legal, valid and binding obligation of the Equity Financing Source enforceable against him in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date of this Agreement and through the time of Closing, the Equity Financing Source has not been in default or breach under the terms and conditions of the Limited Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default, breach or failure by Equity Financing Source to satisfy a condition under the terms and conditions of the Limited Guarantee.

6.8 Solvency. Assuming the accuracy of the representations and warranties set forth in Article III, after giving effect to the consummation of the Transactions, the Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under Law or (iii) have incurred obligations beyond its ability to pay them as they become due.

6.9 Sophisticated Investor; Investment Purpose. Each of the Buyer Entities is an informed and sophisticated buyer with such knowledge and experience in financial and business matters that is capable of evaluating the merits and risks of its purchase of the Transferred Securities. The Buyer is acquiring the Transferred Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Transferred Securities are not registered or qualified under the Securities Act or any applicable state securities Law, and that the Transferred Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act and any applicable state securities Law or pursuant to an applicable exemption therefrom, as applicable.

6.10 No Other Representations or Warranties. Except as expressly set forth in this Article VI or in any certificate delivered by the Buyer pursuant to Section 2.2(a) (as qualified by the Buyer Disclosure Letter in accordance with Section 10.1), none of the Buyer Entities nor any of their Representatives makes any representation or warranty to the Sellers or any other Person, express or implied, at law or in equity, with respect to the Buyer Entities or any of their Affiliates, the properties, assets or Liabilities of the Buyer Entities, the other transactions contemplated by this Agreement or any other Transaction Document, the accuracy or completeness of any information regarding the Buyer Entities. Except in the case of Fraud, neither the Buyer nor any of its Affiliates is relying, or has relied, upon any representations or warranties whatsoever regarding the subject matter of this Agreement or the other Transaction Documents, express or implied, except for the representations and warranties expressly set forth in Article III and Article IV (each as qualified by the Company Disclosure Letter). Such representations and warranties constitute the sole and exclusive representations and warranties made to the Buyer Entities in connection with the Transactions and the Buyer Entities and their Affiliates understand, acknowledge and agree that any such other representations or warranties are hereby expressly disclaimed. Nothing herein shall restrict or otherwise limit any Party’s rights or remedies in the event of Fraud.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1 Operating Covenants.

(a) From the date of this Agreement until the earlier to occur of the Closing Date and this Agreement being terminated in accordance with Section 9.1, except (x) as set forth on Section 7.1(a) of the Company Disclosure Letter, (y) as expressly (A) required or permitted by or pursuant to this Agreement, (B) required by any Law or (C) required by any COVID-19 Measure applicable to the Company or any of its Subsidiaries, or (z) with the Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses in the Ordinary Course in compliance with all applicable Laws (provided that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any clause of Section 7.1(a) shall be deemed a breach of this sentence, unless such action would constitute a breach of such relevant provision) and (B) use commercially reasonable efforts to preserve intact the business, assets, properties (including its present operations, facilities and other working conditions), organizations and goodwill of the Company and its Subsidiaries and relationships of the Company and its Subsidiaries with Governmental Authorities, material suppliers, landlords, lessors, licensors, licensees, distributors and other third parties and to keep available the services of their respective current officers and key employees. Notwithstanding the foregoing, Buyer agrees to respond as promptly as reasonably practicable to a consent request from the Company with respect to Section 7.1(a)(z)(A).

(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Closing Date and this Agreement being terminated in accordance with Section 9.1, except (x) as set forth on Section 7.1(a) of the Company Disclosure Letter, (y) as expressly (A) required or permitted by or pursuant to this Agreement, (B) required by any Law or (C) required by any COVID-19 Measure applicable to the Company or any of its

Subsidiaries or (z) with the Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) issue, sell, pledge, transfer, dispose of or subject to any Lien (other than a Permitted Lien) any Equity Interest of the Company or any of its Subsidiaries, or any instrument or security exercisable or convertible into such Equity Interest;

(ii) enter into a transaction outside of the Ordinary Course involving payments by the Company or any of its Subsidiaries in any calendar year in excess of $500,000 individually or $1,000,000 in the aggregate (or equivalent thereof);

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or any of its Subsidiaries, other than between or among the Company and/or any of its wholly-owned Subsidiaries;

(iv) (A) amend the Organizational Documents of the Company or any of its Subsidiaries or (B) change the fundamental nature of its business, or (C) form any Subsidiary, partnership or joint venture entity;

(v) acquire (whether by merger, consolidation, sale of stock, sale of assets or otherwise), in a single transaction or a series of related transactions, any Person or all or any material amount of assets, securities, properties, interests or businesses, other than pursuant to (A) Company Contracts, including regarding the development of new Venues or (B) purchases of inventory or supplies;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any of its Subsidiaries), except (A) advances for travel and other normal business expenses to officers, employees and managers in the Ordinary Course that do not individually exceed $10,000 or in the aggregate exceed $250,000 or (B) pursuant to a Company Contract;

(vii) sell, transfer, license or exploit, abandon, or otherwise dispose of, or permit the incurrence of any Lien (other than a Permitted Lien) on, any Trademark that is a Company Owned IP Right used by a current Venue, or any other material assets (including material Company Owned IP Rights), other than pursuant to the terms of Company Contracts, non-exclusive licenses in the Ordinary Course, licenses solely between or among the Company and its wholly-owned Subsidiaries, or in the Ordinary Course for sales of inventory;

(viii) amend, terminate or cancel any Company Contract that governs the provision of management services to a Venue or that is a Company Real Property Lease;

(ix) except as required by applicable Law or by the terms of a Company Benefit Plan, Collective Bargaining Agreement or other Contract in effect on the date of this Agreement: (A) increase, or announce the increase of, the compensation or benefits payable to any Company Service Provider or Former Company Service Provider, other than for any one-off increases in base salaries or hourly wages as reasonably required (as determined by the Company in the Ordinary Course) to retain any Company Service Provider whose total annual compensation is not (and, after such increase, would not be) in excess of $250,000; (B) grant, award or provide any bonus, severance, retention, change-in-control, equity or equity-based compensation or benefits to any current or former Company Service Provider, excluding the entrance into any severance agreements on the Company’s (or its applicable Subsidiaries’) standard form entered into in the Ordinary Course with Company Service Providers whose employment is terminated in accordance with clause (E) with terms consistent with Company Benefit Plans in effect on the date of this Agreement, subject to Section 7.1 (b)(xxi) (C) accelerate the payment or vesting of any compensation or benefit payable to any Company Service Provider or Former Company Service Provider; (D) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan (or any benefit of compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof), excluding (w) entering into any “at will” (applicable only in the United States) offer letters, employment agreements, or consulting agreements on the Company’s (or its applicable Subsidiaries’) standard form in the Ordinary Course with respect to individuals who are hired following the date of this Agreement in the Ordinary Course in accordance with clause (E); provided that such offer letters, employment agreements or consulting agreements may be terminated by the Company or any of its Subsidiaries upon thirty (30) days or less advance notice without liability in excess of one month’s base salary and reimbursement of the employer portion of COBRA payments (or the amount of severance required by applicable Law, if greater); (x) the entrance into any severance agreements on the Company’s (or its applicable Subsidiaries’) standard form entered into in the Ordinary Course with Company Service Providers whose employment is terminated in accordance with clause (E) with terms consistent with Company Benefit Plans in effect on the date of this Agreement, subject to Section 7.1 (b)(xxi) (y) in connection with the renewal, modification or replacement of any Company Benefit Plans that are customarily renewed, modified or replaced on an annual basis in the Ordinary Course so long as any renewal, modification or replacement would not result in a material increase in cost to the Company and its Subsidiaries taken as a whole; and (z) taking any such action with respect to an immaterial Company Benefit Plan (or any benefit of compensation plan, policy, program, agreement or arrangement that would be an immaterial Company Benefit Plan if in effect on the date here) so long as such action would not result in a material increase in cost to the Company and its Subsidiaries taken as a whole; (E) hire or terminate (other than for cause) the employment or service of any employees, officers, independent contractors (who provide individual services) or directors whose total annual compensation or fees exceed $250,000, other than (x) the hiring of any such employee or independent contractor to replace any such person who leaves the Company or its Subsidiaries after the date of this Agreement or in fulfillment of open job requisitions as of the date of this Agreement as set forth on Section 7.1 (b)(ix) of the Company Disclosure Letter, in each case, with an equal or lesser total compensation and benefits level to any similarly situated employee or independent contractor or (y) the hiring or termination of any such independent contractors in the Ordinary Course whose services may be terminated by the Company or its Subsidiaries on thirty (30) days or less advance notice without liability; or (F) otherwise transfer or cause any of the Company Employees or Company Service Provider to cease to be a Company Employee or Company Service Provider, other than as permitted by clause (E), or cause any employee or individual service provider of MSG or any of its Affiliates (other than the Company its Subsidiaries) as of the date of this Agreement to become a Company Employee or Company Service Provider;

(x) (A) enter into, amend (in any material respect), extend, or terminate any Collective Bargaining Agreement except (x) as done in the Ordinary Course (including in relation to Collective Bargaining Agreements addressed by partners and/or Contract counterparties), or (y) as done by reason of a Collective Bargaining Agreement expiring or coming up for renewal in accordance with its term, in each case, provided that any such action taken directly by the Company or any of its Subsidiaries would not result in (1) an obligation of the Company or any of its Subsidiaries to contribute to a Multiemployer Plan subject to Title IV of ERISA that is not listed on Section 3.13(e)(ii) of the Company Disclosure Letter or (2) material economic concessions or material operational restrictions to the Company and its Subsidiaries taken as a whole or (B) recognize or certify any Employee Representative Body or group of employees as the bargaining representative for any Company Employee, except as a result of such recognition or certification by partners and/or Contract counterparties of the Company or any of its Subsidiaries;

(xi) settle, release, waive or compromise any Action related to the Company or any of its Subsidiaries other than (i) a settlement, release, waiver or compromise of any such Action solely for money damages fully paid prior to the Closing Date which settlements include a full release of the Company and each of its applicable Subsidiaries or (ii) a release, waiver or compromise of any Actions against any third party involving more than $500,000 in the aggregate;

(xii) except as required by applicable Law or as expressly contemplated by this Agreement, (A) make, change or revoke any Tax election of the Company or any of its Subsidiaries, change in any material Tax accounting method of the Company or any of its Subsidiaries, (B) file any amended Tax Return of the Company or its Subsidiaries, (C) settle or compromise any audit, examination or other proceeding relating to an amount of Tax with respect to Company or any of its Subsidiaries, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or enter into any closing agreement with respect to the Company or any of its Subsidiaries, (D) adopt or change any Tax accounting method with respect to the Company or any of its Subsidiaries or (E) surrender any right to claim a material Tax refund with respect to Company or any of its Subsidiaries, in each case, that would have the effect of increasing the Tax Liability (or decreasing any Tax asset) of the Company, its Subsidiaries or the Buyer for any Tax period ending after the Closing Date; provided, however, that nothing in this Section 7.1(b)(xii) or otherwise shall preclude the Company or any of its Subsidiaries from filing Tax Returns in the Ordinary Course (provided that such Tax Returns are prepared and filed in a manner consistent with past practices to the extent such past practice is in accordance with applicable Law, and otherwise in accordance with applicable Law and this Agreement);

(xiii) make any change to the financial accounting methods, principles or practices of the Company or any of its Subsidiaries, except as required by GAAP or a Governmental Authority;

(xiv) incur any Indebtedness for borrowed money (including any assumption or guarantee thereof) other than Indebtedness (A) that is incurred under an instrument that is required to be, and is, repaid in full at or prior to the consummation of the Closing, or (B) incurred under the Credit Agreement in aggregate amounts not exceeding the amounts available thereunder in accordance with the terms thereof as of the date of this Agreement;

(xv) incur any new capital expenditures in excess of the amounts allotted in the Company’s capital expenditure budget for the current fiscal year that has been delivered to Buyer on or prior to the date hereof or as required pursuant to Company Real Property Leases;

(xvi) amend, terminate, waive any rights with respect to, or enter into any (A) Intercompany Contracts, (B) Contracts with Affiliates of the Sellers or (C) any other Contracts required to be disclosed pursuant Section 3.18;

(xvii) make any declaration, set aside, make payment of or waive any rights to any dividend or other distribution (whether in cash, Equity Interests or property, or any combination thereof) with respect to any Equity Interests of the Company or any of its Subsidiaries;

(xviii) accept the transfer of sponsorship of, or any Liabilities relating to, any Seller Benefit Plan from the Sellers or any of their Affiliates (other than the Company and its Subsidiaries);

(xix) (A) withdraw (whether partially or completely) from any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or incur any withdrawal Liability, in each case, within the meaning of Title IV of ERISA, or (B) commence an obligation to contribute to a Multiemployer Plan (except in connection with any Collective Bargaining Agreements addressed by partners and/or Contract counterparties that are permitted to be entered into, amended, or extended under Section 7.1(b)(x));

(xx) implement any employee layoffs, office or plant closings, or any other actions in each case in such a way as would implicate the notice requirements of WARN;

(xxi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, or other restrictive covenant obligation of any Company Employee, Former Company Employee, Company Service Provider or Former Company Service Provider earning at or above $250,000;

(xxii) repurchase, redeem or otherwise acquire any of the Equity Securities of the Company or any of its Subsidiaries;

(xxiii) waive, forgive or discount any amount owed or owing to the Company or any of its Subsidiaries (other than in Ordinary Course, and for the avoidance of doubt, other than comps at venues for customers, VIPs and Company Service Providers);

(xxiv) Other than renewals of existing Contracts, enter into any Contracts (A) other than in the Ordinary Course that would be required to be listed in Section 3.17(a) of the

Company Disclosure Letter as a Company Contract hereunder, and (B) of the type set forth in Section 3.17(a)(ix) of the Company Disclosure Letter; or

(xxv) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, the Buyer acknowledges and agrees on behalf of itself and its Affiliates that: (a) nothing contained in this Agreement shall give the Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and (b) prior to the Closing, the Company’s management shall exercise, consistent with the terms and conditions of this Agreement and applicable Law, complete control and supervision over the Company’s operations.

7.2 Third Party Consents. From the date of this Agreement until the earlier to occur of the Closing Date and this Agreement being terminated in accordance with Section 9.1, each Party shall use commercially reasonable efforts to obtain any consents required from third parties under any Contract in connection with the consummation of the Transactions. In furtherance and not in limitation of the foregoing, the Parties shall consult in good faith with each other with respect to the manner in which such consents or waivers are to be sought; provided, however, that no Party shall be obligated to (i) pay any consideration to any third party from whom a consent, approval or waiver is requested or (ii) accept any material adverse conditions or obligations in connection therewith.

7.3 Cooperation; Filings with Antitrust Authorities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and subject, in particular, to Section 7.3(b) through (d), each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to take all actions, to cooperate with each other and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as promptly as practicable.

(b) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its Affiliates to, (i) promptly file or make any filing or notification required pursuant to any Competition Law and undertake the NYS Regulatory Actions; it being agreed each Party had filed (or had caused its applicable Affiliate to file) its notification and report form pursuant to the HSR Act prior to the date hereof; (ii) supply as promptly as practicable any additional information and documentary material to the applicable Governmental Authority that may be requested or required pursuant to any Competition Law and in connection with the NYS Regulatory Actions; and (iii) otherwise cause the expiration or termination of the applicable waiting periods under any Competition Law as soon as practicable. The filing fee under the HSR Act and any other filing fees required by any other Competition Law and in connection with the NYS Regulatory Actions, if any, shall be borne by the Buyer.

(c) In connection with the obligations referenced in Section 7.2 and this Section 7.3 to obtain all requisite approvals and authorizations for the Transactions under any Competition Law and to undertake the NYS Regulatory Actions, each of the Parties shall (i) cooperate with the others in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party or Governmental Authority;

(ii) to the extent permitted by Law, keep the other Parties informed in all material respects of any material communication received by such Party or its Affiliates from, or given by such Party or its Affiliates to, any Governmental Authority and of any material communication received or given by a private party in connection with any Proceeding, in each case, regarding any of the Transactions; (iii) to the extent permitted by Law, permit the other Party to review any material communication given to it or its Affiliates by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any Proceeding by a private party; and (iv) to the extent permitted by the applicable Governmental Authority, give the other Parties the opportunity to attend and participate in any meeting or conference with, such Governmental Authority. The foregoing obligations in this Section 7.3(b) shall be subject to any attorney-client, work product or other similar privilege. For the avoidance of doubt, ultimate decision-making authority for any matters relating to any approvals or authorizations under any Competition Law and in connection with the NYS Regulatory Actions, shall belong to Buyer.

(d) The Buyer and its Subsidiaries shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if so acquiring or agreeing to acquire would reasonably be expected to (i) impose any material delay in obtaining, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase materially the risk of any Governmental Authority entering a Governmental Order prohibiting or conditioning the consummation of the Transactions, or (iii) delay materially the consummation of the Transactions.

(e) Without limitation of the covenants set forth in this Section 7.3, the Buyer shall use its best efforts to take any and all actions necessary to: (i) obtain termination or expiration of the waiting period under applicable Competition Law in respect of the consummation of the Transactions, (ii) eliminate and resolve any objection that any Governmental Authority has to the Transactions under applicable Competition Law, (iii) defend any challenge, administrative process or litigation brought by any Governmental Authority or third party seeking to restrain or prohibit the Transactions under any applicable Competition Law, and (iv) vacate any relevant Governmental Order or adverse decision that prohibits the consummation of the Transactions, in each case of the preceding clauses (i), (ii), (iii) and (iv), so as to permit the Transactions to be consummated as promptly as practicable (the actions referred to in clauses (i), (ii), (iii) and (iv) are referred to as the “Regulatory Approvals”). For purposes of this Section 7.3, the obligation of the Buyer to use its best efforts to obtain the Regulatory Approvals shall include its unconditional commitment to: (1) propose, negotiate, commit to and/or effect, by consent decree, hold separate, order or otherwise to sell, divest, transfer, license, dispose or hold separate assets, properties, services, products, product lines, relationships, contractual rights or businesses of, either before or following consummation of the Closing, the Buyer or any of its Affiliates (including, following consummation of the Closing, the Company and its Subsidiaries), (2) change or modify any course of conduct regarding future operations of the Buyer or any of its Affiliates (including, following consummation of the Closing, the Company and its Subsidiaries), (3) terminate, modify or assign existing relationships, Contracts or obligations of the Buyer or any of its Affiliates (including, following consummation of the Closing, the Company and its Subsidiaries), (4) create or terminate relationships, ventures, contractual rights or obligations of the Buyer or any of its Affiliates (including, following consummation of the Closing, the Company and its Subsidiaries), (5) oppose vigorously and fully any such challenge, promptly appealing any adverse decision or Governmental Order and litigate any such challenge to a final non-appealable order, and (6) take such other actions (including any action that limits the freedom of action of the Buyer or any of its Affiliates (including, following consummation of the Closing, the Company and its Subsidiaries) with respect to, or its ability to retain, any assets, businesses, services, products, product lines, relationships or contractual rights) as may be required by any Governmental Authority, in each case as may be required or advisable in order to obtain termination or expiration of any waiting period or any clearance under the HSR Act or any other Competition Law or to avoid the entry of, or to effect the dissolution of, any Governmental Order in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Transactions or any Transaction Document.

7.4 Access to Information.

(a) From the date of this Agreement until the earlier to occur of the Closing Date and this Agreement being terminated in accordance with Section 9.1, the Company shall provide the Buyer and its Representatives, with reasonable access, during normal business hours and upon reasonable notice, to its and its controlled Affiliates’ properties, assets, books, personnel, contracts and records, and, during such period, the Company shall furnish promptly to the Buyer and its authorized representatives information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested; provided, that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Company, and (ii) the Company shall not be required to provide access to, or to disclose any information if such access or disclosure would reasonably be expected to waive any legal privilege, be in violation of applicable Law or breach any contractual obligation; provided, further, that the Company shall use commercially reasonable efforts to obtain a waiver in respect of such contractual obligation in order to permit such access or disclosure. No investigation pursuant to this Section 7.4(a) or by the Buyer or its authorized Representatives at any time prior to or following the date of this Agreement shall affect or be deemed to modify any representation or warranty made by the Company herein. All information obtained by the Buyer and its Representatives shall be subject to the Confidentiality Agreement.

(b) In order to facilitate the resolution of any claims made against or incurred by the Sellers, or for any other reasonable purpose, for a period of seven (7) years after the Closing, the Buyer and its Subsidiaries shall retain the books and records (including personnel files) of the Company and its Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company or its Subsidiaries. During such seven (7) year period, upon reasonable notice, the Buyer and its Subsidiaries shall afford the Sellers and their Representatives reasonable access (including the right to make copies) during normal business hours, to such books and records, provided, that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Buyer and its Subsidiaries, and (ii) the Buyer and its Subsidiaries shall not be required to provide access to, or to disclose any information if such access or disclosure would reasonably be expected to waive any legal privilege, be in violation of applicable Law or breach any contractual obligation; provided, further, that the

Buyer and its Subsidiaries shall use commercially reasonable efforts to obtain a waiver in respect of such contractual obligation in order to permit such access or disclosure.

7.5 No Contact with Customers, Suppliers and Other Business Relations. The Buyer hereby acknowledges and agrees that neither the Buyer nor any of its Affiliates are authorized to and shall not (and shall cause their respective Representatives not to) contact any employee, agent, landlord, customer, supplier, advertiser, distributor or other business partner of the Company or any of its Subsidiaries regarding the Transactions prior to the Closing without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed). If the Company consents to any such contact, the Company shall be given the reasonable opportunity to participate in any discussions and meetings, and be copied on all correspondence, with any such Persons prior to Closing, except as otherwise agreed by the Company.

7.6 No Solicitation. For a period of two (2) years after the Closing, neither any Seller that is not a Rollover Seller nor TAO Parent will, and each Seller that is not a Rollover Seller and TAO Parent will cause its respective Affiliates not to, solicit or hire any Company Employee; provided that this Section 7.6 shall not prohibit either Seller or any of its Affiliates from (a) soliciting or hiring any such individual whose employment relationship with the Company and its Affiliates was terminated by the Company or its applicable Affiliate without cause at least six (6) months prior to the commencement of such solicitation; or (b) soliciting (but not hiring) any such individual by a general job advertisement, solicitation by search firms, or the creation of a posting on, or other participation in, an employment or resume search engine, or any similar notice or method of solicitation, in each case that is not targeted specifically at any such individual.

7.7 Employee Matters.

(a) For a one year period following the Closing Date (or until the date of termination of employment of the relevant Continuing Employee, if sooner), the Buyer shall provide, or cause to be provided, to each Company Employee who continues to be employed immediately after the Closing (each such employee, a “Continuing Employee”) the following, in each case as applicable: (i) base salary or base hourly wage rate, as applicable, that is no less than the salary or wage rate, as applicable, as provided to such Continuing Employee immediately prior to the Closing Date; (ii) a target annual cash bonus opportunity that is no less than the target annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Closing Date; and (iii) employee benefits (excluding short- and long-term incentive opportunities, equity and equity-based compensation, severance, nonqualified deferred compensation, defined benefit pension and post-employment welfare benefits (collectively, “Excluded Benefits”)) that are either substantially comparable in the aggregate to the employee benefits (other than Excluded Benefits) provided to such Continuing Employee as of the date of this Agreement or no less favorable individually or in the aggregate to the employee benefits offered to similarly-situated or equivalent-level/grade employees of the Buyer or its Affiliates. Notwithstanding the foregoing, the Buyer shall, and shall cause its Affiliates (including, after the Closing, the Buyer and its Subsidiaries) to honor the terms of any contractual severance compensation with respect to any Continuing Employees under the applicable Company Benefit Plan set forth on the Section 3.13(a) of the Company Disclosure Letter and to comply with any severance compensation or benefit obligations that arise under applicable Law.

(b) The Buyer further agrees that, from and after the Closing Date, the Buyer shall, or shall cause its Affiliates (including, after the Closing, the Company and its Subsidiaries) to, grant each Continuing Employee credit for any service with the Company or any of its Subsidiaries earned and credited for the same purpose under a Seller Benefit Plan or Company Benefit Plan immediately prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for benefit accrual purposes with respect to vacation, sick, paid time off and severance, in each case, under the corresponding benefit or compensation plan, program, policy, contract, agreement or arrangement that may be established or maintained by the Company, the Buyer, its Subsidiaries or any of their Affiliates in which such Continuing Employee participates on or after the Closing Date (the “New Plans”), provided that the foregoing shall not apply for any purpose under any Excluded Benefit or to the extent that its application would result in a duplication of benefits. In addition, the Buyer shall, or shall cause its Affiliates (including, after the Closing, the Company and its Subsidiaries) to, use commercially reasonable efforts to (A) waive or cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans providing group welfare benefits to the extent waived or satisfied by a Continuing Employee (and dependent) under any Company Benefit Plan as of the Closing Date, and (B) cause any deductible, co-insurance, co-pay and covered out-of-pocket expenses paid during the portion of the plan year before the Closing Date (or such later transition date) by any Continuing Employee (or covered dependent thereof) and credited under a Company Benefit Plan that is a group health plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plans for the applicable plan year.

(c) Notwithstanding anything to the contrary in this Section 7.7, the Buyer shall cause its applicable Subsidiary (including, after the Closing, the Company and its Subsidiaries) to, honor the terms of any Collective Bargaining Agreement covering any Continuing Employees and continue to provide any compensation and benefits required to be provided under the terms of any such Collective Bargaining Agreements, in accordance with such terms and applicable Law until their expiration or modification. Prior to the Closing, the Company shall fully and timely comply with any consent, notice, information, bargaining or consultation obligations to any Company Employee, Employee Representative Body or labor tribunal, under any Collective Bargaining Agreement or applicable Law, in connection with the execution of this Agreement or the consummation of the Transactions.

(d) For a period of ninety (90) days after the Closing Date, the Buyer shall cause its applicable Subsidiary (including, after the Closing, the Company and its Subsidiaries) not to, (i) violate WARN or (ii) propose to dismiss 20 or more Continuing Employees as redundant within the meaning of section 188(1) of the Trade Union and Labour Relations (Consolidation) Act 1992.

(e) On or as soon as reasonably practicable following the Closing but in no event later than 90 days after Closing, the Company shall pay each eligible Continuing Employee a pro rata portion of any annual cash incentive award (or other short-term cash incentive award) in respect of performance periods in effect as of the Closing under each short-term incentive compensation plan in which any Continuing Employee participates immediately prior to the Closing, with such pro rata portion calculated as (i) the target amount payable for the applicable performance period in which the Closing occurs multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the start of such performance period through and including the Closing Date and the denominator of which is the total number of days in such performance period.

(f) TAO Holdings and its Affiliates (other than the Company and its Subsidiaries) shall retain and be solely responsible for all Liabilities relating to (i) the Seller Benefit Plans, (ii) any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, contributed to or required to be contributed to by any Seller or any of their Affiliates (other than the Company and its Subsidiaries) and (iii) any Liability of the Company or any of its Subsidiaries on account of an ERISA Affiliate (other than the Company, any of its Subsidiaries, and any of their ERISA Affiliates following the Closing) with respect to any benefit or compensation plan, program, policy, agreement or arrangement of such ERISA Affiliate.

(g) The Sellers and their Affiliates agree that, notwithstanding the terms of any non-competition, non-solicit, non-disclosure, non-interference, or similar restrictive covenant between Sellers or any of their Affiliates, on the one hand, and any Continuing Employee, on the other hand (collectively, the “RCAs”), such Continuing Employee shall be permitted to provide services to Buyer and its Affiliates following the Closing, and Sellers will not, and shall cause their Affiliates to not, seek to enforce the terms of any such RCA following the Closing. Sellers and their Affiliates shall assign the right, but not the obligation, for Buyer and its Affiliates to enforce such RCAs following the Closing.

(h) This Section 7.7 shall be binding upon and shall inure solely to the benefit of each of the Parties to this Agreement and nothing in this Section 7.7 or any other provision of this Agreement, express or implied (i) shall be construed to establish, amend, or modify any Company Benefit Plan, Seller Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) shall alter or limit the ability of the Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement, or (iii) is intended to or shall confer upon any current or former employee of the Company or any of its Subsidiaries or any other person any right to employment or continued employment or service for any period of time (or no period of time) by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

7.8 D&O Insurance.

(a) From and after the Closing, the Buyer shall cause the Company and its Subsidiaries to indemnify and hold harmless all past and present directors, managers, officers and employees of the Company or any of its Subsidiaries (in all of their capacities) (collectively, the “Pre-Closing Indemnitees”) against any and all costs, expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim or Proceeding arising out of or pertaining to the fact that such Pre-Closing Indemnitee is or was a director, manager, officer or employee of the Company or the applicable Subsidiary, whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the Transactions), and provide advancement of expenses to the Pre-Closing Indemnitees (within 30 days of receipt by the Buyer or any of its Subsidiaries from a Pre-Closing Indemnitee of a request therefor), in all such cases to the fullest extent permitted by applicable Law and to the extent that such Persons are indemnified, or have the right to advancement of expenses, as of the date of this Agreement pursuant to the indemnification agreements between the Company or its Subsidiaries and any Pre-Closing Indemnitee identified on Section 7.8(a) of the Company Disclosure Letter.

(b) From and after the Closing, the Company shall provide or maintain in effect for six years (and until such later date as of which any Proceeding commenced during such six (6) year period shall have been finally disposed of), through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors, managers, officers and employees of the Company as of the date of this Agreement (each an “Existing Policy”) on terms comparable in all material respects to the Existing Policy and such coverage will contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors, managers, officers and employees of the Company with the amount of coverage at least equal to $10,000,000; provided, however, that if such “run-off” or other coverage is not available at a cost not greater than 300% of the annual premiums paid as of the date of this Agreement under the Existing Policies, then the Buyer will be required to obtain as much coverage as is possible under substantially similar policies for such premiums as do not exceed 300% of the annual premiums expected for policies with the amount of coverage at least equal to $10,000,000. Any policies purchased pursuant to this Section 7.8(b) will be paid for by the Buyer.

(c) In the event the Buyer, its Subsidiaries, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer, its Subsidiaries or the Company, as the case may be, shall assume all of the obligations set forth in this Section 7.8.

(d) The provisions of this Section 7.8 are intended to be for the benefit of, and will be enforceable by, each Pre-Closing Indemnitee, his or her heirs and his or her Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

7.9 RWI Policy; No-Recourse.

(a) Buyer will conditionally bind a representations and warranty insurance policy (a “RWI Policy”) in connection with the signing of this Agreement in the form provided by Buyer to the Company prior to the date of this Agreement, and Buyer shall be responsible for the amount of any premium and all other costs required for issuance of the policy in connection with the issuance of the RWI Policy. The Buyer shall not, and shall cause its Affiliates not to, amend, modify or otherwise change or waive any provision of the RWI Policy with respect to waivers of subrogation set forth therein benefitting the Seller Protected Parties in any manner adverse to such Seller Protected Parties without the prior written consent of the Sellers’ Representative.

(b) Notwithstanding anything to the contrary contained herein, the Parties understand and agree that claims against the RWI Policy shall be the sole and exclusive remedy for the Buyer and any of its Subsidiaries (including the Company and its Subsidiaries following the Closing), and their respective Affiliates, officers, directors, employees, members, managers, successors and permitted assigns (each, a “Buyer Indemnified Party”) for any inaccuracy or breach of any representation or warranty contained in Article III or Article IV or contained in any certificate delivered under this Agreement, in each case other than in the case of Fraud, and the Buyer, on behalf of itself and the other Buyer Indemnified Parties, agrees not to assert and hereby waives any such claims, other than in the case of Fraud. In no event shall the Buyer be required or obligated to first seek coverage under the RWI Policy prior to seeking (and collecting, if applicable) recovery from the Sellers with respect to Fraud.

7.10 Sellers’ Representative.

(a) The Sellers’ Representative is hereby approved to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative. Each Seller hereby irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement and the other Transaction Documents, including full power and authority on such Seller’s behalf (a) to consummate the Transactions, (b) to pay expenses or direct any payments (whether incurred on or after the date of this Agreement) incurred in connection with the negotiation and performance of this Agreement and the other Transaction Documents, (c) to disburse any funds received hereunder to such Seller and each other Seller, (d) to execute and deliver any certificates representing the Interests and execution of such further instruments as the Buyer may reasonably request in accordance with this Agreement and the other Transaction Documents, (e) to execute, deliver and receive on behalf of such Seller any documents or any amendment or waiver hereto and thereto, (f) to take all other actions to be taken by or on behalf of such Seller in connection herewith and therewith, (g) to do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement and the other Transaction Documents, (h) to administer this Agreement and the other Transaction Documents, including the resolution of any disputes or claims; (i) to make determinations to settle any dispute as to the calculation of the Closing Consideration or Funded Closing Consideration; (j) to agree to waivers of conditions and obligations under this Agreement and the other Transaction Documents or any amendments to this Agreement or any other Transaction Documents, except that any amendment to this Agreement or any other Transaction Document that adversely affects the Rollover Sellers disproportionally to the other Sellers shall require the consent of a majority-in-interest of the Rollover Sellers; (k) to receive service of process in connection with any claims under this Agreement; and (l) it being agreed that in the event of post-Closing Proceeding, the Buyer is entitled to discovery of documents from the Sellers relevant to the litigation as if such Sellers were parties to the litigation, notwithstanding the appointment of the Sellers’ Representative as the sole intermediary for other purposes. For purposes of this Section 7.10(a), the term “Transaction Documents” does not include the Rollover Term Sheet, DB Holdings LLCA or the employment agreements of Tepperberg and Strauss.

(b) Subject to the provisions of this Section 7.10(b), the Sellers’ Representative shall serve as such from the date of this Agreement until the earlier of its resignation or the completion of its obligations hereunder. In the event of the death or permanent disability of the then-acting Sellers’ Representative, or if the then-acting Sellers’ Representative shall give notice of intent to resign, TAO Holdings shall, by written notice to Buyer, appoint a successor Sellers’ Representative (reasonably satisfactory to Buyer) as soon as practicable, and in no event later than

30 days following such death, permanent disability or notice of intent to resign. Any successor to the Sellers’ Representative shall for purposes of this Agreement be deemed to be, for the time of the appointment thereof, a Sellers’ Representative and from and after such time, the term “Sellers’ Representative” as used herein shall be deemed to refer to any successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(c) Sellers’ Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence, Fraud or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Sellers’ Representative shall be conclusive evidence of good faith). The Sellers shall, severally and not jointly, in accordance with their respective Pro Rata Portion, indemnify and hold harmless Sellers’ Representative from and against, compensate Sellers’ Representative for, reimburse Sellers’ Representative for and pay any and all losses (including reasonable and documented out-of-pocket expenses and legal fees) of the Sellers’ Representative arising out of and in connection with activities as Sellers’ Representative under this Agreement or any other Transaction Document (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that Hakkasan USA or its Affiliates shall have no liability to the Sellers’ Representative under this Agreement, including this Section 7.10, with respect to any amount that exceeds its Pro Rata Portion of the Seller’s Representative Holdback Amount; provided, however, that the Sellers’ Representative may, in its sole discretion, recover the amount of such Representative Losses from the Sellers’ Representative Holdback Amount; provided further, however, that in the event it is finally adjudicated by a court of competent jurisdiction that a Representative Loss or any portion thereof was primarily caused by the gross negligence, Fraud or bad faith of Sellers’ Representative, Sellers’ Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, Fraud or bad faith.

(d) Each Seller agrees to reimburse, based on such Seller’s Pro Rata Portion, the Sellers’ Representative for any fees and expenses incurred by the Sellers’ Representative in its capacity as agent, proxy or attorney-in-fact of the Sellers in connection with this Agreement or the Transactions, including fees and expenses for attorneys, accountants and other advisors to assist it in the performance of its duties hereunder (the “Sellers’ Representative Expenses”) to the extent such Sellers’ Representative Expenses exceed the Sellers’ Representative Holdback Amount (as reduced for any Representative Losses that the Sellers’ Representative chose to recover from the Sellers’ Representative Holdback Amount pursuant to Section 7.10(c)).

(e) In the event that the Sellers’ Representative determines, in its sole and absolute discretion, that the funds paid to the Sellers’ Representative pursuant to Section 1.7(a)(v) exceed the Sellers’ Representative Expenses and Representative Losses that have been incurred or may in the future reasonably be incurred, the Sellers’ Representative shall promptly pay to each Seller such Seller’s Pro Rata Portion of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller or its successors and permitted assigns to the Sellers’ Representative; provided that, unless otherwise agreed by the Sellers’ Representative and Hakkasan USA, Hakkasan USA’s Pro Rata Portion of any such excess existing on November 30, 2023 shall be paid by the Sellers’ Representative to Hakkasan USA within five Business Days following such date.

(f) Each Seller agrees, in addition to the foregoing, that the provisions of this Section 7.10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Transactions.

7.11 Financing Cooperation.

(a) From the date of this Agreement until the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and its and their Representatives, to use reasonable best efforts, to provide Buyer with all customary cooperation, at the Buyer’s sole expense, reasonably requested by the Buyer in connection with the arrangement of any debt financing by the Buyer in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including using reasonable best efforts for the following: (i) direct the appropriate senior officers of the Company to participate in, upon reasonable advance notice and at mutually agreeable times, a reasonable number of meetings, conferences calls, lender due diligence presentations, similar presentations to, and with, Debt Financing Sources (including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential Debt Financing Sources, on the other hand) and sessions with rating agencies or other customary syndication activities, (ii) if requested, designate one or more members of senior management of the Company to execute customary authorization letters with respect to the Debt Financing authorizing the distribution of information to prospective lenders or investors and containing customary representations with respect to any information memoranda, (iii) provide, on a confidential basis, to the Buyer and the Debt Financing Sources, the financial statements and such financial and operating information regarding the Company and its Subsidiaries reasonably requested by the Buyer in connection with the Debt Financing, (iv) assist the Buyer with the preparation of (but not execution and delivery prior to the Closing Date) of any definitive financing documents and customary officer’s certificates (including a customary solvency certificate from the chief financial officer of the Company) as may be reasonably requested by the Buyer, provided that no obligation of the Company and its Subsidiaries under any such document or agreement shall be effective until the Closing, (v) reasonably cooperate with the Buyer in facilitating the pledge of collateral and delivering original certificates with respect to all certificated securities (with transfer powers executed in blank) (it being understood that no such pledging of collateral will be effective until at or after the Closing and that such delivery of originals shall occur at or after the Closing), (vi) provide, at least two (2) Business Days prior to Closing, the Payoff Letters and other documents reasonably requested by the Buyer and/or the Debt Financing Sources relating to the repayment of the Indebtedness for Borrowed Money to be paid off at Closing and the release of related guarantees and Liens in connection therewith, (vii) provide, at least five (5) Business Days prior to the Closing Date, all documentation and other information relating to the Company and its Subsidiaries required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership, anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by the Buyer or any Debt Financing Source in writing, at least ten (10) Business Days prior to the Closing Date and (viii) provide assistance in obtaining all corporate, limited liability company or similar actions reasonably requested by the Buyer to permit the consummation of the Debt Financing; provided that nothing in this Agreement (including this Section 7.11) will require the Company or any of its Subsidiaries or their respective directors, officers and employees to (A) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or operations of the Company and its Subsidiaries, taken as a whole, (B) enter into or approve the Debt Financing or any definitive agreement, certificate or other document for the Debt Financing that would be effective prior to the Closing (other than customary authorization letters as set forth in clause (ii) above), (C) waive or amend any terms of this Agreement, (D) cause any condition set forth in Article VIII to not be satisfied, (E) give any indemnities that are effective prior to the Closing, (F) take any action that (I) conflicts with any Law or the organizational documents of the Company or any of its Subsidiaries existing on the date hereof, or that conflicts with or would result in a breach of or a default under any Contract existing on the date hereof, (II) would require the Company or any of its Subsidiaries to disclose information subject to any attorney-client privilege (provided, however, that the Company shall use its reasonable efforts to allow for such access or disclosure to the extent that it does not result in a loss of any such attorney-client privilege) or (III) would require the Company or any of its Subsidiaries to bear any out-of-pocket third party cost or expense or pay any fee prior to the Closing (except to the extent Buyer will reimburse such cost, expense or fee), or (G) deliver any legal opinion or negative assurance letter; provided, further, that (x) no personal liability shall be imposed on any of the employees of any of the Company and its Subsidiaries involved in the foregoing cooperation and (y) the Company and its Subsidiaries will not be required to pay any commitment or other fees or reimburse any expenses in connection with the Debt Financing prior to the Closing. In addition, no action, Liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization letters as set forth in clause (ii) above) will be effective until the Closing, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing. Nothing in this Section 7.11 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion (including any accountants’ cold comfort letters or reliance letters) or take any other action under this Section 7.11 that could reasonably be expected to result in personal Liability to such officer or Representative or (B) the Company’s board of directors (or special committee or other governing body) to approve any financing or Contracts related thereto prior to the Closing. The Buyer shall (1) promptly on demand reimburse the Company and its Subsidiaries for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred or otherwise payable by the Company and its Subsidiaries or any of its respective Representatives in connection with their cooperation contemplated by this Section 7.11 and (2) indemnify and hold harmless the Company and its Subsidiaries, their Affiliates and their Representatives, successors and assigns of each of the foregoing Persons from and against any and all liabilities, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties, amounts paid in settlement or losses suffered or incurred by them in connection with the arrangement of the Debt Financing (including actions taken in accordance with this Section 7.11) or any information (other than information furnished by or on behalf of the Company and its Subsidiaries) utilized in connection therewith, except, in each case, to the extent arising from the willful misconduct, bad faith or gross negligence of the Company and its Subsidiaries or any of their respective Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Debt Financing; provided, that such logos shall (x) be used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company and its Subsidiaries or their reputation or goodwill and (y) be used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the transactions contemplated hereby.

(b) All non-public or other confidential information provided by the Company, its Subsidiaries or any of its respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Buyer will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to customary confidentiality arrangements no less restrictive than the Confidentiality Agreement, including customary “click-through” or similar confidentiality arrangements used in financings similar to the contemplated Debt Financing.

(c) Notwithstanding the foregoing, compliance by the Buyer with this Section 7.11 shall not relieve the Buyer of its obligations to consummate the Transactions whether or not the Debt Financing is available, and the Buyer acknowledges and agrees that obtaining the Debt Financing is not a condition to the Closing or any other obligations of the Buyer under this Agreement or any other Transaction Document.

7.12 Exclusivity. For the period beginning on the date of this Agreement until the earlier to occur of the Closing Date and this Agreement being terminated in accordance with Section 9.1, except with respect to this Agreement and the Transactions, the Sellers agree that they will not, and they will cause the Company and its Subsidiaries and their respective directors, officers, managers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to, directly or indirectly, (a) encourage, initiate, solicit, seek or engage in any discussions regarding the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, business combination, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of, all or any substantial portion of the assets of the Company, in each case, not in the ordinary course of business or any equity or equity-linked securities of the Company, or which could reasonably be expected to impair, prevent or delay or dilute the benefits to the Buyer of the Transactions (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) continue, engage in, initiate or otherwise participate in, any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise facilitate, encourage or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a Contract with any Person relating to a Proposal. The Sellers shall, and shall cause the Company and its Subsidiaries and their respective directors, officers, managers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) to, promptly (but in any event within three (3) Business Days) cease and direct to be terminated (a) all existing discussions, conversations, negotiations and other communications with any Persons (other than the Buyer or any of its Affiliates or its and their representatives) conducted heretofore with respect to any of the foregoing, (b) access of any Person (other than the Buyer or any of its Affiliates or its and their representatives) to any data room hosted in connection with any Proposal and (c) request return of or destruction of the confidential information previously provided by the Company or any of its Subsidiaries or on their behalf. The Sellers shall notify the Buyer in writing, within two (2) Business Days of the receipt of, any inquiries, proposals or offers related to a Proposal are received by, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, any Seller or any of its Affiliates, the Company or any of its Subsidiaries or any of their respective directors, officers, or managers and Affiliates or, to the Knowledge of the Company, employees or any other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) and shall, in any such notice to the Buyer, to the extent permitted by applicable Law and not subject to a previously bound confidentiality obligation, identify the Person involved with, and the terms of, any such Proposal and shall provide the Buyer with copies of any written materials delivered in connection therewith.

7.13 Confidentiality. For a period of seven (7) years after the Closing (or if later, the receipt of confidential information pursuant to Section 7.4(b), solely as to such confidential information), the Sellers that are not Rollover Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their and their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and other representatives to hold, in confidence, any and all information, whether written or oral, concerning the Company or any of its Subsidiaries, except to the extent that such Person can show that such information (a) is in the public domain through no fault of any Seller that is subject to this covenant or any Affiliate of any such Seller or (b) is lawfully acquired by such Person after the Closing from a source or sources which, to the Knowledge of the Sellers subject to this covenant, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Sellers subject to this covenant or any of their Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Person shall, subject to applicable Law, promptly notify the Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed, provided that such Person shall use commercially reasonable efforts to assist Buyer (at its sole expense) in obtaining an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the Parties each acknowledge that money damages would not be an adequate remedy for any breach of this Section 7.13, and that the Buyer will be entitled to specific performance or other equitable relief by way of injunction in respect of a breach or threatened breach of any of this Section 7.13. The Rollover Sellers acknowledge and agree that they will remain bound by their confidentiality obligations to the Company under existing employment and related agreements with the Company.

7.14 DB Holdings LLCA. Each of DB Holdings and the Rollover Sellers shall use commercial reasonable efforts to negotiate in good faith and enter into an amended and restated limited liability company agreement of DB Holdings, which shall have the terms set forth in the term sheet attached hereto as Exhibit J (the “Term Sheet”), such other terms consistent with the Term Sheet, and other customary and mutually agreed terms for a limited liability company agreement (such limited liability company agreement, the “DB Holdings LLCA”), at Closing. In the event that DB Holdings and the Rollover Sellers do not execute and deliver the DB Holdings LLCA at or prior to the Closing, the Term Sheet (and any amendments thereto mutually agreed by DB Holdings and a majority-in-interest of the Rollover Sellers) shall be binding on each of the DB Holdings and the Rollover Sellers until such time as Buyer and a majority-in-interest of the Rollover Sellers enter into the DB Holdings LLCA, in which case such DB Holdings LLCA shall be binding on DB Holdings and all Rollover Sellers.

7.15 Insurance. TAO Holdings and the Company shall take all actions necessary (a) to cause all of the insurance policies held by TAO Holdings to be amended to list the Company as the named insured entity and (b) to obtain all applicable waivers or consents necessary in connection with such amendments, in each case, prior to Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Mutual Conditions. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) No Law or Governmental Order (including any preliminary or permanent injunction) shall have been enacted, entered, promulgated or enforced by any Governmental Authority that is in effect which makes illegal, enjoins or otherwise prohibits the consummation of the Transactions; and

(b) All waiting periods (and any extensions thereof) under the HSR Act shall have terminated or expired.

8.2 Conditions of the Buyer. The obligations of the Buyer to consummate the Closing shall be further subject to the satisfaction or waiver by the Buyer at or prior to the Closing of each of the following conditions:

(a) (i) the Fundamental Representations and Seller Fundamental Representations (except as set forth in Section 3.3(b) and (ii) (other than clause (z)), Section 3.3(c) and Section 4.3(a) (Ownership of Membership Interests)) shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), (ii) the representations and warranties set forth in Sections 3.3(b)(i) and (ii) (other than clause (z)), Section 3.3(c) and Section 4.3(a) (Ownership of Membership Interests) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date and (iii) the other representations and warranties of the Company and the Sellers set forth in Article III and Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company and the Sellers shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by each of them under this Agreement at or prior to the Closing Date;

(c) since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect; and

(d) the Buyer shall have received all Closing deliverables required pursuant to Section 2.2.

8.3 Conditions of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the Closing shall be further subject to the satisfaction or waiver by the Seller’s Representative at or prior to the Closing of the following conditions:

(a) (i) the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date) and (ii) the other representations and warranties of the Buyer set forth in Article VI shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as does not impair or delay, and is not reasonably likely to impair or delay, in any material respect, the ability of the Buyer to perform its obligations under this Agreement and the other Transaction Documents or to consummate the Transactions;

(b) the Buyer shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company and the Sellers shall have received all Closing deliverables required pursuant to Section 2.3.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of the Buyer, on one hand, and the Sellers’ Representative, on the other hand;

(b) by the Sellers’ Representative, providing written notice to the Buyer if there has been a breach of the representations and warranties or covenants and agreements by the Buyer set forth in this Agreement, which would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (so long as the Company has provided the Buyer with written notice of such breach and the breach (x) is incapable of being cured or (y) if curable, has continued without cure until the earliest to occur of (i) thirty (30) days following the date of delivery of such notice of breach and (ii) the Outside Date); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Sellers’ Representative if the Sellers or the Company are then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(c) by the Buyer, providing written notice to the Company and the Sellers’ Representative if there has been a breach of the representations and warranties or covenants and agreements by the Company or the Sellers set forth in this Agreement, which would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (so long as the Buyer has provided the Company and the Sellers’ Representative with written notice of such breach and the breach (x) is incapable of being cured or (y) if curable, has continued without cure until the earliest to occur of (i) thirty (30) days following the date of delivery of such notice of breach and (ii) the Outside Date); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Buyer if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein;

(d) by either the Buyer or the Sellers’ Representative if there shall be in effect a final, non-appealable Governmental Order of a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Transactions; provided, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if that Party or any of its Affiliates shall not have fulfilled its obligations under Sections 7.3(b) through 7.3(d); or

(e) by either the Buyer or the Sellers’ Representative if the Transactions have not been consummated by August 15, 2023 (the “Outside Date”); provided, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if that Party’s (or any of its Affiliate’s) breach of this Agreement has materially contributed to the failure of the consummation of the Transactions at or prior to such time.

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void (except that this Section 9.2, the reimbursement and indemnity obligations of Buyer in Section 7.11, and Article XI and Article XII shall survive any such termination) and there shall be no Liability or obligation hereunder on the part of any Party, except that nothing in this Agreement will relieve any Party to this Agreement from liability for Fraud or any Willful Breach. The Confidentiality Agreement shall survive any termination of this Agreement and terminate at the consummation of the Closing.

ARTICLE X

ADDITIONAL COVENANTS

10.1 Disclosure Generally. The Company Disclosure Letter and the Buyer Disclosure Letter are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in either the Company Disclosure Letter or the Buyer Disclosure Letter, as the case may be, shall be deemed to refer to this entire Agreement. Each of the Company Disclosure Letter and the Buyer Disclosure Letter, as the case may be, have been arranged for purposes of convenience in separately titled sections; provided, however, that each section of the Company Disclosure Letter and the Buyer Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Letter or Buyer Disclosure Letter, respectively, to the extent the relevance of such information to such other section is reasonably apparent on its face. The disclosures and information in the Company Disclosure Letter and the Buyer Disclosure Letter shall not constitute a representation or warranty, and shall not expand any representation or warranty in Article III, Article IV or Article VI. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Company Disclosure Letter or the Buyer Disclosure Letter or any Exhibit is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of a Party’s business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Company Disclosure Letter or the Buyer Disclosure Letter or any Exhibit in any dispute or controversy among the Parties hereto as to whether any obligation, item or matter not described or included in this Agreement or the Company Disclosure Letter or the Buyer Disclosure Letter or any Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of a Party’s business. The information contained in this Agreement and in the Company Disclosure Letter, the Buyer Disclosure Letter and any Exhibit hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

10.2 Intentionally Omitted.

10.3 Tax Matters.

(a) Purchase Price Allocation.

(i) The Buyer and the Sellers agree that for all income Tax purposes, the purchase price paid for the Transferred Securities (as determined for applicable Tax purposes and including adjustments) shall be allocated among the assets of the Company and its Subsidiaries that are partnerships or disregarded entities for U.S. federal income tax purposes in accordance with the methodology set forth in Exhibit C and the requirements of Sections 732, 734, 743, 755, and 1060 of the Code and the Treasury Regulations promulgated thereunder (as applicable) (the “Purchase Price Allocation”).

(ii) Within ninety (90) days after the determination of the Company Adjustment Amount pursuant to Section 2.4, the Buyer shall provide to the Sellers’ Representative for review and comment a draft Purchase Price Allocation. If within thirty (30) days of receipt by Sellers’ Representative of such Purchase Price Allocation, the Sellers’ Representative notifies Buyer in writing that the Sellers’ Representative objects to the allocation set forth in the Purchase Price Allocation, the Buyer and the Sellers’ Representative shall use commercially reasonable efforts to resolve such dispute within twenty (20) days from the date of such notification by the Sellers’ Representative to the Buyer. In the event that Buyer and the Sellers’ Representative are unable to resolve such dispute within such twenty (20) day period, then Buyer and the Sellers’ Representative shall refer the matter to the

Independent Expert in accordance with the procedural principles set forth in Section 2.4(d) and fees, costs and expenses of the Independent Expert shall be borne in accordance with the principles set forth in the last sentence of Section 2.4(d).

(iii) The Purchase Price Allocation shall be amended to reflect any subsequent adjustments to the purchase price paid for the Transferred Securities (as determined for applicable Tax purposes).

(iv) The Parties shall (A) act, and cause their Affiliates (including their direct and indirect owners and the Company and its Subsidiaries) to act, in accordance with the Purchase Price Allocation (as finally determined pursuant to this Section 10.3) in the preparation and the filing of all Tax Returns and in the course of any Tax audit relating thereto and (B) take, and cause their Affiliates (including their direct and indirect owners and the Company and its Subsidiaries) to take, no position inconsistent with the Purchase Price Allocation (as finally determined pursuant to this Section 10.3) for all Tax purposes, in each case unless otherwise required following a determination within the meaning of Section 1313 of the Code.

(b) Tax Return Preparation.

(i) The Sellers’ Representative shall prepare or cause to be prepared all Pass-through Tax Returns with respect to any Tax period ending on or prior to the Closing Date (other than a Straddle Period) that are required to be filed after the Closing Date (“Pre-Closing Tax Returns”).

(ii) The Buyer shall prepare or cause to be prepared all Pass-through Tax Returns with respect to any Straddle Period (“Straddle Period Tax Returns”). The Pre-Closing Tax Returns and Straddle Period Tax Returns shall be prepared on a basis consistent with the past practice of the Company or its Subsidiaries (in each case, except to the extent such past practice is not permitted under applicable Law at a “more likely than not” or higher level of comfort or as otherwise required by this Agreement), as applicable, except that the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes shall make and have in effect, for the Tax period that includes the Closing, a valid election under Section 754 of the Code and income, gain, loss, deductions and credits shall be allocated based upon an interim closing of the books in accordance with Treas. Reg. § 1.706-1(c)(2). At least thirty (30) days prior to the due date of each Pre-Closing Tax Return (taking into account extensions), the Sellers’ Representative shall submit such Pre-Closing Tax Return to Buyer for Buyer’s review and comment, the Sellers’ Representative shall consider in good faith any reasonable comments received in writing from Buyer prior to filing such Tax Return. At least thirty (30) days prior to the due date of each Straddle Period Tax Return (taking into account extensions), the Buyer shall submit such Straddle Period Tax Return to the Sellers’ Representative for the Sellers’ Representative’s review and comment, the Buyer shall reflect any reasonable comments received in writing from the Sellers’ Representative prior to filing such Tax Return.

(iii) Each Party will cooperate, to the extent reasonably requested by the other Party, in preparing and filing the Pre-Closing Tax Returns and Straddle Period Tax Returns.

(c) All transfer, documentary, sales, use, real property transfer, gross receipts, gains, excise, stamp, registration and other such Taxes and other governmental charges, and all conveyance taxes or fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions or the execution of the Transaction Documents shall be borne by the Buyer. All required Tax Returns associated with such Taxes and any change of ownership and similar statements shall be prepared and filed by the Buyer, and the Sellers’ Representative shall reasonably cooperate with respect thereto.

(d) To the extent permitted or required by Law, the taxable year of the Company and its Subsidiaries that begins before and includes the Closing Date shall be treated as closing on (and including) the Closing Date. In the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes imposed on a periodic basis (such as real or personal property Taxes) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date based on an interim closing of the books as of the end of the day on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practices of the Company and its Subsidiaries, in each case to the extent “more likely than not” permitted under applicable Law.

(e) The Buyer and Sellers shall cooperate to cause the Company and any of its Subsidiaries that is or was treated as a partnership for U.S. federal income Tax purposes to make any election under Section 6226 of the Code and any similar provision of state or local Tax Law in connection with any imputed underpayment or other Tax claim, and any election under Section 6227(b)(2) of the Code and any similar provision of state or local Tax Law in connection with any administrative adjustment, of or with respect to the Company or such Subsidiary for any Pre-Closing Tax Period or Straddle Period. The Buyer and the Sellers’ Representative shall provide one another with written notice of any notice by any Taxing Authority of any pending or threatened audit, investigation, inquiry or other administrative or judicial proceeding of any Pass-through Taxes or Pass-through Tax Return of the Company and its Subsidiaries (“Tax Claims”) that could give rise to an obligation or Liability of (or otherwise result in economic harm to) the other Party or its Affiliates or direct or indirect owner; provided, that no failure or delay of the Buyer in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that the Sellers are materially and adversely prejudiced as a result of such failure or delay. The Sellers’ Representative will have the right to control such Tax Claims of any of the Company and its Subsidiaries for any Pre-Closing Tax Period (other than a Straddle Period) that could give rise to an obligation or Liability of (or otherwise result in economic harm to) the Sellers or their Affiliates or direct or indirect owners and Buyer will control such Tax Claims of the Company and its Subsidiaries for any Pre-Closing Tax Period (if the Sellers’ Representative chooses not to control such Tax Claim) and any Straddle Period; provided, that (i) the non-controlling party shall have the right to participate, at its expense, in such Tax Claim, (ii) the controlling party will keep the non-controlling party reasonably informed regarding the progress of such Tax Claim and will consult with the non-controlling party in the conduct, negotiation and settlement of any such Tax Claim, and (iii) the controlling party may not, without the prior written consent of the non-controlling party (which consent may not be unreasonably withheld, conditioned or delayed), agree to any settlement of any such Tax Claim to the extent that such settlement could adversely affect the non-controlling party.

(f) The Buyer and its Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold under the Code or any provision of state, local or non-U.S. Tax Law; provided, that so long as a Seller provides an IRS Form W-9 to the Buyer pursuant to Section 2.3(d) certifying that such Seller is not subject to backup withholding, as of the date hereof and absent a change in applicable Law, the Buyer is not aware of any U.S. federal withholding Taxes that are required to be withheld from any payment under this Agreement (other than any compensatory payments) to such Seller. To the extent that amounts are so withheld and paid over to the proper Taxing Authority, such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made. The Buyer shall provide to the Sellers’ Representative at least five (5) days advance written notice of its intention to make such deduction or withholding (other than with respect to compensatory payments or as a result of the failure of any Person to deliver the form described in Section 2.3(d)) and the Buyer and the Sellers’ Representative agree to reasonably cooperate with each other to reduce or eliminate any such withholding (whether by provision of any form or certificate or otherwise as permitted by applicable Law or Tax treaties). All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through, the applicable company’s payroll in accordance with applicable payroll procedures.

(g) To the extent permitted by applicable Law at a “more likely than not” or higher level of comfort, any deduction for transaction-related expenses of the Company or its Subsidiaries incurred by the Company or its Subsidiaries prior to or on the Closing Date or paid by or on behalf of the Sellers pursuant to the terms of this Agreement, including as a deduction from or adjustment to the purchase price paid for the Transferred Securities, such as any deduction associated with Company Transaction Expenses or any deduction associated with liabilities taken into account in Company Net Working Capital, shall be reported as allocable to the Pre-Closing Tax Period. The Company and its Subsidiaries shall elect to treat 70% of any “success-based fees” within the meaning of IRS Rev. Proc. 2011-29 as deductible in a Pre-Closing Tax Period in accordance with such revenue procedure.

(h) Neither the Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall take any of the following actions if such action would reasonably be expected to affect the Tax Liability of any Seller or any of its Affiliates (including any Seller’s or any of its Affiliates’ Liability for Pass-through Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period) without the written consent of such Seller(s), which consent shall not be unreasonably withheld, delayed, or conditioned: (i) amend or cause to be amended any Tax Return of or with respect to the Company or any Subsidiary for a Pre-Closing Tax Period; (ii) file any Tax Return for a Pre-Closing Tax Period in a jurisdiction where the Company or its relevant Subsidiary has not historically filed Tax Returns of or with respect to the Company or any Subsidiary for a Pre-Closing Tax Period (other than any such jurisdiction in which the Company or any such Subsidiary first commenced business or established a taxable presence on or after June 30, 2022); (iii) apply to any Taxing Authority for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any Taxing Authority with respect to a Pre-Closing Tax Period; (iv) make any Tax election with retroactive effect to a Pre-Closing Tax Period or any election under Section 338(g) or 336(e) of the Code; (v) extend or waive any statute of limitations or other period for the assessment of any Tax of or with respect to the Company or any Subsidiary that relates to a Pre-Closing Tax Period, (vi) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing to a Pre-Closing Tax Period or shift deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing, or (vii). except as contemplated by this Agreement, take any action on the Closing Date after the Closing with respect to the Company or its Subsidiaries other than in the Ordinary Course.

(i) Any refunds (or, in the case of clause (i) below, credits in lieu of refunds) of Taxes of or with respect to the Company or its Subsidiary solely to the extent attributable to either (i) overpayments of estimated income Taxes made prior to the Closing or (ii) “employee retention credits” within the meaning of Section 2301 of the CARES Act applied for prior to the Closing, that are received by the Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) that relate to any Pre-Closing Tax Period, in each case other than any such refund or credit that (A) was taken into account in the calculation of Company Net Working Capital or Company Closing Indebtedness or (B) results from the carryback of a net operating loss or other Tax attribute from a taxable period (or portion thereof) beginning after the Closing Date or that becomes available after the date hereof as a result of a change in applicable Law, shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers’ Representative (for the benefit of the Sellers) the amount of any such refund or the amount of any such credit (in each case, plus any interest paid with respect thereto and net of any costs, expenses or Taxes incurred in connection with obtaining such refund or credit) within ten (10) days after receipt, entitlement or use. Notwithstanding anything to the contrary herein (including in the immediately following sentence), none of the Buyer, the Company nor any Subsidiary shall be required to file any amended Tax Return, change any tax election or any method of accounting or incur any material unreimbursed cost or expense to obtain such refund or credit. Buyer shall, at the Sellers’ Representative’s request, reasonably cooperate (and cause the Company and its Subsidiaries) to cooperate with Sellers’ Representative, at the Sellers’ cost and expense, in obtaining any refund described in clause (ii) of the first sentence of this Section 10.3(i).

(j) The Buyer, the Company and the Sellers’ Representative shall cooperate to the extent reasonably requested by the other Party in connection with the preparing or filing of Tax Returns pursuant to this Article X and the conduct of any Tax Claim. For purposes of this Section 10.3(j), “cooperation” shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to filing any Tax Return or to any Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Buyer shall retain (and not destroy) any books and records in their possession with respect to Tax matters pertinent to the operations and ownership of the Company prior to the Closing Date until the later of (i) the seventh anniversary of the Closing Date; or (ii) the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods. For the avoidance of doubt, the Buyer shall not be required to provide any information to the Sellers’ Representative regarding the tax affairs of the Buyer or its Affiliates other than the Company and its Subsidiaries for any tax period.

(k) The Parties agree, for U.S. federal (and applicable state and local) income Tax purposes, to treat, and to cause their Affiliates (including the Company and its Subsidiaries) to treat (i) the TAO Holdings Redemption and the TG Rollover Holdco Redemption each as a tax-deferred distribution under Sections 731 and 732(b) of the Code, in which no gain or loss is recognized by the parties thereto, (ii) the Aggregator Contribution as a tax-deferred contribution under Section 721 of the Code, (iii) the Buyer Contribution as disregarded, (iv) the Debt Distribution, if any, as a tax-deferred distribution under Sections 731 and 732(a) of the Code, in which no gain or loss is recognized by the parties thereto, that occurs prior to the sale of the Transferred Securities, (v) the sale and purchase of the Transferred Securities pursuant to Section 1.1 as a taxable sale or exchange under Section 1001 of the Code by Sellers of the Transferred Securities, subject to Sections 741 and 751 of the Code, as applicable, and (v) DB Holdings shall be treated as a continuation of the Company under Section 708 of the Code. The Parties shall cooperate in making elections under Treasury Regulations Section 1.245A-5(e)(3)(i) to close on the Closing Date the U.S. taxable year of each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Each Party shall not take, and such Party shall cause its Affiliates (including the Company and its Subsidiaries) not to take, any contrary position to the tax treatment described in this Section 10.3(k), the Parties shall file, and cause their Affiliates (including the Company and its Subsidiaries) to file, their respective Tax Returns in a manner that is consistent with this Section 10.3(k), and the Parties agree to take, and cause their Affiliates (including the Company and its Subsidiaries) to take, no future action that is inconsistent with the tax treatment set forth in this Section 10.3(k), in each case unless required pursuant to a “determination” within the meaning of Section 1313 of the Code; provided, that, with respect to the Tax treatment and reporting of the Tao Holdings Redemption and the TG Rollover Holdco Redemption, the foregoing covenant shall not apply if the Sellers’ Representative determines in good faith that it is “more likely than not” (or a higher level of risk) that gain or loss is required to be recognized as a result of such transactions, in which case, the Sellers’ Representative shall reasonably consult with Tepperberg and Strauss with respect to the appropriate alternative Tax treatment and reporting.

10.4 TAO Parent Guaranty. The TAO Parent hereby unconditionally and irrevocably guarantees (a) the punctual and complete payment by the Sellers of the Shortfall Amount (including by utilization of the Sellers’ Representative Holdback Amount), if, to the extent and when due and payable by the Sellers to the Buyer under this Agreement and hereby agrees to be bound to this Agreement solely for such purpose, and agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any such payment is rescinded or must otherwise be returned by the Buyer upon the insolvency, bankruptcy or reorganization of any Person (the “Shortfall Guaranty”) and (b) the performance by TAO Holdings of the covenants set forth in Section 7.12 (which obligations shall terminate effective upon the Closing without further liability), Section 7.6 and Section 7.13. The obligations of the TAO Parent with respect to (i) Section 7.6 shall terminate automatically upon the date that is 60 days after the second anniversary of the Closing Date and (ii) Section 7.13 shall terminate automatically upon the date that is 60 days after the seventh anniversary of the Closing Date; provided, however, that the obligations of the TAO Parent with respect to (x) Section 7.6 shall not terminate with respect to any bona fide claim by the Buyer with respect to such obligation duly noticed in accordance with Section 12.5 that remains unresolved and outstanding on the date that is 60 days following the second anniversary of the Closing Date and (y) Section 7.13 shall not terminate with respect to any bona fide claim by the Buyer with respect to such obligation duly noticed in accordance with Section 12.5 that remains unresolved and outstanding on the date that is 60 days following the seventh anniversary of the Closing Date.

ARTICLE XI

DEFINITIONS

11.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means (a) the accounting methods, principles, policies, procedures and practices set forth on Exhibit B, (b) to the extent not addressed in clause (a) of this sentence, the accounting methods, principles, policies, procedures and practices actually used in the preparation of the Company Unaudited Balance Sheet , and (c) to the extent not addressed in clauses (a) or (b) of this sentence, GAAP as of the Adjustment Measurement Time; provided, however, that in the event of a conflict between clauses (a), (b) and/or (c), clause (a) shall take precedence over clause (b) and clause (c), and clause (b) shall take precedence over clause (c).

“Accounting Reference Statement” means the illustration of a Final Closing Statement if the Closing Date had occurred on February 19, 2023, attached to this Agreement as Annex II to Exhibit B.

“Accrued Income Taxes” means an amount (which may not be a negative number in any jurisdiction or for any entity) equal to, in each applicable jurisdiction for which income Tax Returns are required to be filed (limited to jurisdictions where the Company or the relevant Subsidiary currently files income Tax Returns in accordance with past practice or is otherwise required to file income Tax Returns as a result of a change in applicable Law or circumstances), the aggregate unpaid entity-level income Taxes (which, for the avoidance of doubt, does not include Pass-through Taxes) of the Company and its Subsidiaries in such jurisdiction, in each case as of the end of the Closing Date, attributable to any Pre-Closing Tax Period. The calculation of Accrued Income Taxes shall (A) take into account estimated Tax payments or overpayments made prior to Closing, in each case solely to the extent they actually reduce (not below zero) the relevant income Taxes payable for the applicable Pre-Closing Tax Period, (B) be made in a manner consistent with past practice of the Company and its Subsidiaries except to the extent such past practice is not permitted under applicable Law at a “more likely than not” level of comfort, (C) take into account any deduction for transaction-related expenses in accordance with Section 10.3(g), in each case solely to the extent they actually reduce (not below zero) the income Taxes payable for the applicable Pre-Closing Tax Period, (D) without duplication, take into account in a Pre-Closing Tax Period any Tax Attributes that originated in a Pre-Closing Tax Period, in each case solely to the extent they actually reduce (not below zero) the income Tax liability in a Pre-Closing Tax Period, (E) subject to clause (F) below, exclude any deferred Tax liabilities or assets, (F) include in taxable income the aggregate amount of any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S.

Law), whether payable currently or in installments, and treat any income for any period attributable to any prepaid amounts received or deferred revenue accrued on or prior to the Closing Date as recognized in a Pre-Closing Period (G) in the case of a Straddle Period, be determined in accordance with Section 10.3(d), and (H) not take into account the effect of any transaction outside the Ordinary Course on the Closing Date after the consummation of the Closing and not expressly contemplated by this Agreement or any Tax election under Section 336(e) or 338 of the Code or any similar provision of state, local or non-U.S. Tax Law and (I) include any income that would arise or relate to the reconciliation, elimination or release of any intercompany or intracompany balances as described in item 8 of Exhibit B (whether or not such balances are legally reconciled, eliminated or released).

“Action” means any suit (at law or in equity), action, claim, charge, complaint, arbitration, hearing, proceeding, audit, trial or similar Proceeding (whether civil, criminal, administrative or investigative) pending, commenced, brought, conducted, or heard by or before, any Governmental Authority.

“Adjustment Measurement Time” means immediately prior to the Closing on the Closing Date.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise. For purposes of this Agreement, (i) “Affiliates” of the Company prior to Closing, and “Affiliates” of TAO Holdings and TAO Parent, shall only include MSG and its Subsidiaries, and (ii) “Affiliates” of Hakkasan USA shall mean Mubadala Investment Company PJSC or any Person controlled by Mubadala Investment Company PJSC, provided that for all purposes hereof, Mubadala Capital LLC, Abu Dhabi Investment Council PJSC or any group third party capital management funds and their respective direct and indirect controlled Subsidiaries, accounts, collective investments funds, investment holding companies or other similar entities controlled, managed or advised by any of them shall not be deemed to be an Affiliate of Hakkasan USA.

“Aggregate Rollover Value” means an aggregate amount equal to (a) the Closing Consideration multiplied by (b) the aggregate Roll Percentages of the Rollover Sellers as set forth on Exhibit I hereto.

“Aggregator Percentage Interest” means, for each Rollover Seller set forth on Exhibit H, the amount obtained by dividing (x) the number of Class A Common Units of the Company contributed to Rollover Aggregator by such Rollover Seller by (y) the total number of Class A Units of the Company contributed to Rollover Aggregator by all Rollover Sellers set forth on Exhibit H.

“Anti-Corruption and Money-Laundering Laws and Obligations” means all U.S. and non-U.S. anti-bribery and anti-money laundering laws that are applicable to the Company or any of its Subsidiaries, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X, the U.K. Bribery Act of 2010, the UK Proceeds of Crime Act 2002 and any applicable laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Base Purchase Price” means an amount equal to Five Hundred and Fifty Million U.S. Dollars ($550,000,000).

“Associate” means, with respect to any Person: (a) any corporation, partnership or other legal entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of twenty percent (20%) or more of any class or type of Equity Interests; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Benefit Plan” means, excluding the UK Disclosed Pension Scheme, any (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) any employment, consulting, indemnification, management or other individual services agreement or arrangement, and (c) any other benefit or compensation plan, agreement, arrangement, program, policy, fund, commitment or practice, including any severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention, change in control, pension, any equity or equity-based compensation (including stock purchase, stock award, stock or equity appreciation, phantom stock or equity, stock option, restricted stock or restricted stock unit), savings, life insurance, health, disability, accident, medical, dental, vision, insurance, prescription drug, death benefit, cafeteria, flexible spending, dependent care, vacation, paid time off, holiday pay, sick pay, workers compensation, unemployment, employee loan, educational assistance, other welfare fringe benefit or other compensation or benefit plan, program, arrangement, agreement, policy, practice fund or commitment; provided that “Benefit Plan” shall not include any plans, programs, arrangements, funds, or commitments administered by a Governmental Authority.

“Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks are required or authorized by Law to be closed in the City of New York, New York.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority; Enforceability), Section 6.3(b)(i) (Consents and Approvals; No Conflict), and Section 6.5 (Brokers and Finders).

“Cardholder Data” means financial account numbers (e.g., credit cards, debit cards, bank accounts, PayPal accounts, etc.), names, primary account numbers (PAN), expiration dates, service codes, CCV data, magnetic stripe information (and all data encoded in it), account and payment transaction information and any other data considered “cardholder data” (as such term is defined in the Payment Card Industry (PCI) Data Security Standard, as amended from time to time).

“Cash” means all cash, and cash equivalents (including Currency on Hand but excluding (i) cash held in account 100003 (TAO Cash at LV Managed Venues), (ii) cash held by joint ventures, and (iii) security and rent deposits), checking, money market and other similar accounts, and will be calculated net of outstanding checks, wires and drafts (to the extent not otherwise included as an accrued liability in the Company Net Working Capital) and will include checks, other wire transfers and drafts deposited or available for deposit (to the extent not otherwise included as a current asset in the Company Net Working Capital).

“Cash Distribution Amount” means an amount equal to the Debt Financing Proceeds (plus the Deficit Amount, if any) less the sum of (a) the amount of the Estimated Company Transaction Expenses as set forth on the Estimated Company Closing Statement and (b) the amount of Indebtedness for Borrowed Money as set forth on the Estimated Company Closing Statement.

“Closing Consideration” means an amount equal to (a) the Base Purchase Price, (b) plus the Estimated Company Adjustment Amount (if the Estimated Company Adjustment Amount is a positive number) or minus the absolute value of the Estimated Company Adjustment Amount (if the Estimated Company Adjustment Amount is a negative number).

“Closing Date Payment” means an amount equal to the Closing Consideration minus the Sellers’ Representative Holdback Amount.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement or other Contract between the Company or its Subsidiaries and any Employee Representative Body.

“Company Adjustment Amount” means the positive or negative number that is equal to (a) the Company Net Working Capital Difference, minus (b) Company Closing Indebtedness, plus (c) Company Closing Cash, minus (d) Company Transaction Expenses, all determined in accordance with the Accounting Principles, plus (e) the Company Specified Addback.

“Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated April 27, 2021.

“Company Benefit Plan” means any Benefit Plan that is sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes to, or is required to contribute to, for the benefit of any Company Service Provider or Former Company Service Provider or any of their spouses, beneficiaries or dependents or with respect to which the Company or any of its Subsidiaries has or may have any Liability, contingent or otherwise, excluding any Seller Benefit Plan.

“Company Business” means the business operated by the Company and its Subsidiaries and the operation of the Venues listed on Exhibit D throughout the world as of the date of this Agreement.

“Company Closing Cash” means the Cash of the Company and its Subsidiaries as of the Adjustment Measurement Time, excluding the amount of any Cash of the Company and its

Subsidiaries that was contributed by any Person other than Buyer, the Company or any of the Company’s Subsidiaries at or prior to the Closing for purposes of funding any payments set forth on Annex 3.13(i)(ii)(A) or (B) of Section 3.13(i) of the Company Disclosure Letter.

“Company Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Adjustment Measurement Time (for the avoidance of doubt, including the Indebtedness for Borrowed Money paid off in accordance with Section 1.7(a)(iii)).

“Company Data Security Requirements” means all (a) Information Privacy and Security Laws and all applicable Laws governing the collection, use or Processing of Personal Information, (b) privacy, data protection and other security policies, procedures and programs of the Company or any of its Subsidiaries, (c) Company Privacy Agreements, (d) PCI Requirements and (e) Company Contracts materially relating to the privacy, protection and/or security of Personal Information and applicable to the Company or any of its Subsidiaries in their respective businesses.

“Company Employee” means any Person employed by the Company or any of its Subsidiaries immediately prior to the Closing.

“Company IP Agreements” means all licenses of and covenants not to sue regarding Intellectual Property (a) granted to the Company or any of its Subsidiaries from any third party (excluding COTS Licenses) or (b) granted by the Company or any of its Subsidiaries to any third party (excluding standard form confidentiality agreements entered into in the Ordinary Course).

“Company Net Working Capital” means (a) the current assets of the Company and its Subsidiaries (on a consolidated basis), minus (b) the current liabilities of the Company and its Subsidiaries (on a consolidated basis), in each case, as of the Adjustment Measurement Time and as determined in accordance with the Accounting Principles. For the avoidance of doubt, no liability or asset relating to deferred rent nor litigation reserves or accruals related to the matters addressed in clause (g) of the definition of Indebtedness shall be included in Company Net Working Capital, no liability for payments set forth on Annex 3.13(i)(ii)(A) or (B) of Section 3.13(i) of the Company Disclosure Letter and any item included in Indebtedness or Company Transaction Expenses shall not be included as a current liability in Company Net Working Capital. A calculation of Company Net Working Capital has been included in the Accounting Reference Statement and the amounts included therein are for illustrative purposes only.

“Company Net Working Capital Difference” means the positive or negative number that is equal to the Company Net Working Capital minus the Target Net Working Capital.

“Company Owned IP Rights” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Privacy Agreements” means data and privacy related policies (e.g., privacy policies, acceptable use policies, terms of service, etc.) and Contracts in effect between the Company or any of its Subsidiaries and any customers, clients, licensees, end users or other Persons that involve the Processing of Personal Information in connection with the business of the Company or such Subsidiary.

“Company Service Provider” means any Person employed, engaged or retained by the Company or any of its Subsidiaries as an employee, officer, independent contractor (who provides individual services) or director immediately prior to the Closing.

“Company Specified Addback” means (a) $2,000,000, minus the amount of Cash actually received by the Company or any of its Subsidiaries after the date hereof and prior to the consummation of the Closing in respect of the trade receivable referred to in Section 1.8(a)(v) of the Company Disclosure Letter, plus (b) Excess U.K. NOLs plus (c) $1,591,000, minus the amount of Cash actually received by the Company or any of its Subsidiaries after February 19. 2023 and prior to the consummation of the Closing in respect of any receivables from the joint venture for the Lavo Ristorante and plus (c) $1,400,000; provided, that in no event shall any of clauses (a)-(c) be a negative number.

“Company Transaction Expenses” means the amount of (a) any fees, costs and expenses of counsel, accountants, investment bankers, consultants or other advisors or service providers (including brokerage commissions, financial advisory fees or other finders’ fees) incurred or payable by the Company or any of its Subsidiaries prior to, or as a consequence of, the consummation of the Closing in connection with the Transactions that remain unpaid as of the Adjustment Measurement Time, (b) any transaction, retention or stay bonuses, change-of-control payments, severance payments, or other similar payments or benefits made or that become payable to any Company Service Provider or Former Company Service Provider in connection with or as a result of the execution of this Agreement or the consummation of the Transactions (including, without limitation, (x) the expense of purchasing the shares underlying the outstanding restricted stock units and performance restricted stock units of MSG and certain of its Affiliates held by the Company Service Providers and (y) any payments set forth on Annex 3.13(i)(ii)(C) of Section 3.13(i) of the Company Disclosure Letter), plus, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, computed as though all such amounts were payable as of the Closing, and (c) any costs and expenses of Strauss and Tepperberg, including attorney’s fees, incurred or payable by Strauss and Tepperberg but paid by the Company prior to, or as a consequence of, the consummation of the Closing in connection with the Transactions but, in each of clauses (b) and (c), excluding, (i) any transaction, retention or stay bonuses, change-of-control payments, severance payments, or other similar payments or benefits if such payments or benefits thereof are paid or otherwise reimbursed by any Person other than Buyer, the Company or any of the Company’s Subsidiaries at or prior to the Closing, (ii) any severance payments triggered by the termination of employment or engagement, as applicable, of a Company Service Provider or Former Company Service Provider by the Buyer or its Affiliates (including, after the Closing, the Company or its Subsidiaries) (or, at the written request of the Buyer or its Affiliates, on or prior to the Closing), or (iii) any payments set forth on Annex 3.13(i)(ii)(A) or (B) of Section 3.13(i) of the Company Disclosure Letter. For the avoidance of doubt, any item included in Indebtedness or as a current liability in Company Net Working Capital shall not be included in Company Transaction Expenses.

“Competition Law” means any applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Continuing Intercompany Contracts” means the Contracts listed as Continuing Intercompany Contracts in Section 3.18 of the Company Disclosure Letter.

“Contract” means any written or oral contract, agreement, license, sublicense, lease, sublease, or other legally binding agreement.

“control,” “controlled by,” and “under common control with” has the meaning set forth in the definition of Affiliate.

“Copyrights” means all U.S. and foreign copyrights, whether registered or unregistered.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software that is commercially available to the public generally with annual license, maintenance, support and other fees of less than $100,000 in the aggregate.

“COVID-19” has the meaning set forth in the definition of Material Adverse Effect.

“COVID-19 Measures” has the meaning set forth in the definition of Material Adverse Effect.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 9, 2022, among TAO Group Operating LLC, TAO Intermediate, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Currency on Hand” means cash in currency form on hand, including cash in drawers, cash in vaults, and petty cash.

“Current Tax Liabilities” means liabilities for current (and not deferred) unpaid non-income Taxes.

“Data Room” means the electronic data room hosted by or on behalf of the Company in connection with this Agreement on https://Intralinks.com.

“DB Holdings Percentage Interest” means, for each Rollover Seller set forth on Exhibit I, the amount obtained by dividing (x) the product of the Closing Consideration multiplied by the Roll Percentage of such Seller by (y) the sum of the Equity Financing and Aggregate Rollover Value.

“Debt Financing Proceeds” means the amount borrowed pursuant to the Debt Financing, minus the fees and expenses of the Debt Financing Sources.

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereto together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.

“Deficit Amount” means, the excess (if any) of (i) the sum of (a) the amount of the Estimated Company Transaction Expenses as set forth on the Estimated Company Closing

Statement and (b) the amount of Indebtedness for Borrowed Money as set forth on the Estimated Company Closing Statement over (ii) the Debt Financing Proceeds. The “Deficit Amount” shall not be less than zero.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Buyer Disclosure Letter.

“Employee Representative Body” means any works’ council, labor union, trade union, bargaining agent, labor organization or similar employee representative body.

“Environmental Law” means all Laws arising out of or relating to: (a) pollution, emissions, discharges, Releases or threatened Releases of any Hazardous Substances into the environment (including indoor or ambient air, surface water, ground water, land surface or subsurface strata, and natural resources); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substances; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, Release, threatened Release, or presence of, or exposure of any Person to, Hazardous Substances at any real property; (d) remediation of Hazardous Substances Released into the environment, or the reclamation or restoration of the environment; and (e) public or workplace health or safety and protection, of employees from workplace hazards, as in each case they relate to Hazardous Substances.

“Environmental Permit” means any Permit required under or issued pursuant to any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock, quota, partnership, membership, limited liability company or similar interest of such Person, (b) any securities that are directly or indirectly convertible, exchangeable or exercisable into, or measured by reference to, any such stock or interests, including any right that would entitle any other Person to directly or indirectly acquire any such interest in such Person, and (c) any right that would otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case of clauses (a) through (c) of this definition, however described and whether voting or non-voting.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Estimated Company Adjustment Amount” means the positive or negative number that is equal to (a) the Estimated Company Net Working Capital Difference, minus (b) the Estimated Company Closing Indebtedness, plus (c) the Estimated Company Closing Cash, minus (d) the Estimated Company Transaction Expenses, all determined in accordance with the Accounting Principles, plus (e) the Company Specified Addback.

“Estimated Company Closing Cash” means the Company’s good faith estimate of Company Closing Cash.

“Estimated Company Closing Indebtedness” means the Company’s good faith estimate of Company Closing Indebtedness.

“Estimated Company Net Working Capital” means the Company’s good faith estimate of Company Net Working Capital.

“Estimated Company Net Working Capital Difference” means the positive or negative number that is equal to the Estimated Company Net Working Capital minus the Target Net Working Capital, as set forth on the Estimated Company Closing Statement.

“Estimated Company Transaction Expenses” means the Company’s good faith estimate of Company Transaction Expenses.

“Excess U.K. NOLs” means (i) sixty-six percent (66%), multiplied by (ii) (A) the US Dollar amount (based on the spot rate at Closing) of the aggregate gross carried forward U.K. trading losses of Hakkasan Limited as of the Closing (based on a closing of the books as of the end of the Closing Date), excluding any such items taken into account in the calculation of Accrued Income Taxes, multiplied by (B) twenty-five percent (25%).

“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 2.4(e).

“Former Company Employee” means any Person who was employed by the Company or any of its Subsidiaries and whose employment was terminated (whether by retirement or otherwise) prior to the Closing.

“Former Company Service Provider” means any Person who was employed, engaged or retained by the Company or any of its Subsidiaries as an employee, officer, independent contractor (who provides individual services) or director and whose employment or engagement was terminated (whether by retirement or otherwise) prior to the Closing.

“Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties contained in Article III, Article IV or Article VI (as applicable), as applicable; provided that such actual and intentional fraud shall only be deemed to exist if the Person making such representations and warranties had actual knowledge (as opposed to implied or constructive knowledge or negligence) that such representations and warranties were actually breached when made with the express intention that the Buyer or any Seller, as applicable, rely thereon to its detriment.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (other than the last sentence of Section 3.1(b)) (Organization and Qualification), Section 3.2 (Authority; Enforceability), Section 3.3 (Ownership of Equity Interests), Section 3.4(b)(i) (Consents and Approvals; No Conflict), Section 3.10(d) (Assets), Section 3.18(a), 3.18(b)(i) and 3.18(b)(ii) (Transactions with Affiliates) and Section 3.24 (Brokers and Finders).

“Funded Closing Consideration” means the sum of (a) Closing Date Payment minus (b) the Aggregate Rollover Value, and only if a Debt Merger Notice has been delivered and the Debt Financing is funded in full at the Closing, minus (c) the Cash Distribution Amount.

“GAAP” means U.S. generally accepted accounting principles and practices in effect from time to time.

“Government Entity” means any commercial company, enterprise or other entity that is majority owned or controlled by any government or any public international organization (including the United Nations and the World Bank).

“Governmental Authority” means any federal, national, supranational, transnational, state, provincial, municipal, local or other government, governmental, regulatory, legislative, executive, judicial or quasi-governmental or administrative body or authority of any nature (including any governmental agency, branch, bureau, commission or department, or any official, administrative, executive, judicial, legislative, police, regulatory authority or entity), including any political subdivision thereof, and any self-regulatory organization, court and any tribunal, or judicial or arbitral body or arbitrator, in each case, whether U.S. or non-U.S.

“Governmental Order” means any award, decree, injunction (preliminary or permanent), temporary restraining order, judgment, stipulation, order, ruling, verdict, determination, settlement, decree, writ or other decision issued, promulgated or entered by or with any Governmental Authority.

“Hakkasan UK Entities” means Hakkasan Limited, Sake No Hana Ltd. and Chrysan Limited.

“Hazardous Substances” means any chemicals, materials, substances or wastes defined as or included in the definition of, or regulated as, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” or “contaminants,” or words of similar meaning and regulatory effect, or for which Liability or standards of conduct are imposed, under any Environmental Law, including asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls (PCBs), per- or polyfluoroalkyl substances (PFAS), and petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication and at any particular time, (a) all indebtedness for borrowed money, or advances to, such Person (whether secured, unsecured, contingent or absolute); (b) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money of such Person, including all obligations evidenced by notes, bonds, debentures or other similar instruments; (c) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person, other than any of the foregoing included in the Company Net Working Capital; (d) all obligations of such Person under (i) finance leases in the Company Financial Statements or which are required to be recognized as finance leases in accordance with the

Accounting Principles, and (ii) purchase money obligations, performance bonds, surety bonds, bankers’ acceptances or similar facilities; (e) all obligations, contingent or otherwise, of such Person in respect of letters of credit (solely to the extent drawn); (f) all Accrued Income Taxes; (g) all deferred rent owed under the Amended and Restated Lease, dated April 9, 2014, by and between Desert Palace, Inc. and Touch, LLC, as amended from time to time, (B) all liabilities with respect to litigations calculated in accordance with Specific Accounting Policies clause 16 of Exhibit B and (C) all Taxes or other amounts the payment of which has been deferred pursuant to the CARES Act or similar guidance or law; (h) all obligations with respect to interest rate and currency cap, collar, hedging or swap Contracts; (i) the MSG Payment; (j) all obligations for deferred or unpaid purchase price of property, business, assets, securities or services contingently or otherwise (including any “earnout”, seller notes or similar obligations) assuming maximum amount payable under such obligation; (k) any declared but unpaid dividends or distributions, or any amounts owed to Sellers or their Affiliates (including management fees and legal and tax fees due to MSG); (l) all obligations under any unfunded or underfunded defined benefit plans, pension plans or contributions, or similar plans or arrangements; (m) a liability of $219,000 (separate from the liability of $47,000 already accrued by the Company) with respect to certain Liens for Taxes and the LV Marquee Tax Deficiency (as defined in Section 3.15 of the Company Disclosure Letter), (n) any other liabilities classified as Company Closing Indebtedness pursuant to Specific Accounting Policies, (o) liabilities in respect of gift certificate payables solely to the extent required to be escheated under the applicable Delaware Law as of the relevant Closing Date (being approximately $716,059 as of February 19, 2023), (p) all obligations of such Person of the type described in clauses (a) – (o); (q) of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, to the extent of such security, whether or not such obligation secured thereby has been assumed; (r) guaranties of such Person securing obligations of others of the type described in clauses (a) – (p); (s) any prepayment premiums, accrued or unpaid interest, fees, charges, penalties, indemnities and expenses of such Person related to any of the items in clauses (a) – (o); provided, however, that (i) for the avoidance of doubt, accounts payable and other trade payables included in the Company Net Working Capital shall not constitute Indebtedness and (ii) “Indebtedness” shall not include (w) any payments set forth on Annex 3.13(i)(ii)(A) or (B) of Section 3.13(i) of the Company Disclosure Letter, (x) any of the foregoing liabilities or obligations solely between such Person and any of its wholly-owned Subsidiaries or solely between any wholly-owned Subsidiary of such Person and another Subsidiary of such Person, (y) any undrawn letters of credit, or (z) any item included in Company Transaction Expenses or as a current liability in Company Net Working Capital.

“Independent Expert” means PricewaterhouseCoopers or a nationally recognized independent accounting firm reasonably acceptable to the Buyer and the Sellers’ Representative.

“Information Privacy and Security Laws” means all applicable Laws concerning data privacy, data secrecy or data security (including incident reporting and notification), including, to the extent applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical

Health Act of the American Recovery and Reinvestment Act of 2009, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, and the GDPR (and any European Union member states’ laws and regulations implementing it, including the UK version which is part of UK law by virtue of the European Union (Withdrawal) Act 2019).

“Intellectual Property” means: (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets, and (e) all rights pertaining to the foregoing, including those arising under international treaties and convention rights.

“Intercompany Contracts” means any Contract between or among (a) TAO Holdings or any of its Affiliates (other than the Company or any of its Subsidiaries) or Hakkasan USA or its Affiliates, any of their respective directors, managers or officers (or similar authorized appointments with different names), or any Associates of the foregoing, on the one hand, and (b) any the Company or any of its Subsidiaries, on the other hand.

“Interests” means the issued and outstanding limited liability company interests of the Company.

“International Trade Law” means, to the extent applicable to Company or any of its Subsidiaries, all economic sanctions, trade embargoes, import and export controls, anti-boycott restrictions, customs and restrictive measures of the United States, the United Kingdom, the European Union, and the United Nations, including, but not limited to, restrictive measures promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of Commerce Bureau of Industry and Security, and the U.S. Department of State Directorate of Defense Trade Controls.

“IT Systems” means information technology systems, resources and information, including all Software, hardware, networks, computers, equipment (including Payment Acceptance Devices) and related systems.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of Noah Tepperberg, Jason Strauss, Jake Basham, and Anthony Citarrella; (b) when used with respect to TAO Holdings, the actual knowledge of Noah Tepperberg and Jason Strauss; and (c) when used with respect to Hakkasan USA, the actual knowledge of Kevin Taylaur; as applicable, in each case of clauses (a), (b), and (c), after reasonable inquiry of their direct reports.

“Law” means any federal, national, supranational, transnational, state, provincial, municipal, local or similar statute, law, act, charter, constitution, treaty, convention, ordinance, regulation, rule, code, decree, Governmental Order or other requirement or rule of law (including common law), enacted, adopted or promulgated by a Governmental Authority, in each case, whether U.S. or non-U.S.

“Liabilities” means any and all debts, liabilities, obligations or other commitments of any kind or nature, whether direct or indirect, accrued, unaccrued or fixed, known or unknown, matured or unmatured, liquidated or unliquidated, absolute or contingent and whether or not determined or determinable or due or to become due, including those arising under any Contract, Action, applicable Law or Governmental Order.

“Liens” means, with respect to any property or asset (including the Interests and the Transferred Securities), any mortgage, pledge, deed of trust, lease, license, security interest, hypothecation, encumbrance, lien (statutory or otherwise), option to purchase, right of first refusal, restrictions on ownership, voting, use or transfer or charge of any kind, other than restrictions imposed by applicable securities Laws or the Organizational Documents of a relevant Person (or otherwise governing such property or asset (including the Interests or Transferred Securities)).

“Material Adverse Effect” means any circumstance, occurrence, state of facts or development, condition, event, change or effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (b) has a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, that none of the following, either alone or in combination, shall constitute or be deemed to contribute to a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) general economic, legal, tax, regulatory, political or business conditions or changes therein, including changes in consumer spending on discretionary items, including travel and leisure; (b) circumstances, conditions, events, changes or effects affecting the credit, securities, commodities, derivatives or financial markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates and any downgrades or deterioration in the credit markets; (c) circumstances, conditions, events, changes or effects that generally affect the industries or segments thereof in which the Company or any of its Subsidiaries operate; (d) circumstances, conditions, events, changes or effects resulting from geopolitical conditions (including any trade wars), acts of armed hostility, sabotage, acts of terrorism or war (whether or not declared), including any escalation or worsening thereof; (e) circumstances, conditions, events, changes or effects resulting from, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, global health conditions (including any epidemics, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof, “COVID-19”)), disease outbreaks or other public health emergencies or any other force majeure events or acts of God; (f) circumstances, conditions, events, changes or effects resulting from authoritative changes or modifications in IFRS or GAAP, as applicable, or the interpretation or enforcement thereof; (g) circumstances, conditions, events, changes or effects resulting from any failure, in and of itself, by the Company or any of its Subsidiaries, to meet any internal or external estimates, predictions, budgets, plans, expectations, projections or forecasts for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excluded by another clause of this definition, and provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that circumstances, conditions, events, changes or effects underlying such failure have resulted in, or contributed to, a Material Adverse Effect); (h) circumstances, conditions, events, changes or effects arising out of, or attributable to, changes (or proposed changes) to applicable Law or the authoritative interpretation or enforcement thereof; or (i) any actions taken in response to quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Laws, directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”), except in the cases of clauses (a), (b), (c), (d), (f), (e), (h) or (i) of this definition, to the extent such circumstance, condition, event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other Persons operating in the premium hospitality, restaurant, day life and nightlife industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“MSG” means Madison Square Garden Entertainment Corp., a Delaware corporation; provided, however, that if pursuant to a spin-off, spin-out or similar transaction (or series of related transactions), direct or indirect ownership of a majority of the Interests held by TAO is transferred to (or otherwise remains with) MSG Sphere Corp., a Delaware corporation, or another entity with its common stock listed for trading on a U.S. national securities exchange, all references to “MSG” in this Agreement shall be deemed to refer to MSG Sphere Corp. or such other entity.

“MSG Payment” means the amounts payable in respect of the “MSG Payment” obligations payable under Section 4.8 of the Second Amended Limited Liability Company Agreement of TAO Holdings, dated as of January 31, 2017, as amended, in conjunction with Section 2.1(a) of the Company Agreement.

“Mutual Release” means the Mutual Release in the form attached as Exhibit E.

“OFAC” has the meaning set forth in the definition of International Trade Law.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Ordinary Course” means, with respect any Person or business, the ordinary course consistent with such Person’s or business’ past practices.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Party” means any party to this Agreement.

“Pass-through Tax Return” means any Tax Return of the Company or any of its Subsidiaries involving Pass-through Taxes.

“Pass-through Taxes” means any income Taxes primarily payable by the owners of any entity (rather than the entity itself), including income Taxes arising under Subchapter K of the Code (and equivalent provisions under state, local and non-U.S. Tax Laws).

“Patents” means all U.S. and foreign patents (including design patents and utility models) and patent applications, including any continuations, continuations-in-part, divisions, reissues and reexaminations thereof.

“Payment Acceptance Device” means an electronic device or electronic system (e.g., smartphone, tablet, wearable device, connected-device, point-of-sale terminal) used to facilitate payment acceptance transaction processing.

“PCI” has the meaning set forth in the definition of PCI Requirements.

“PCI Requirements” means the standards, rules and guidelines established by the Payment Card Industry (“PCI”), including the PCI Data Security Standard and the Payment Application Data Security Standard.

“Permit” means any governmental qualifications, registrations, licenses, permits, approvals, Governmental Orders, consents, concessions, identification numbers, franchises, registrations, certifications or other authorizations issued, granted by, given by, or otherwise obtained from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not yet due and payable or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves or accruals have been maintained on the Company Financial Statements in accordance with GAAP, (b) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (c) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course relating to obligations for amounts which are not due and payable and as to which there is no default on the part of any of the Company or any of its Subsidiaries or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) easements, licenses, rights of use, rights to access and rights of way of record affecting title to the real property which, individually or in the aggregate, do not or would not materially impair the use or occupancy of such real property or materially detract from the value of any of the Company and its Subsidiaries, taken as a whole, (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Liens and other similar matters of record affecting title to the real property set forth in any state, local or municipal recording office which, individually or in the aggregate, do not materially interfere with the present use or occupancy of such real property or materially detract from the value of the properties or assets of any of the Company or any of its Subsidiaries, (f) any Liens reflected or identified in the Company Financial Statements, (g) any Liens created or incurred by the Buyer or any of its Affiliates or any of the Debt Financing Sources or Equity Financing Sources and (h) nonexclusive licenses of Intellectual Property granted in the Ordinary Course.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” means any information (a) that identifies a natural person, including any information that is defined as “personal data”, “personally identifiable information”, or “personal information” under any applicable Law, (b) from which identification or contact information of a natural person can be directly or indirectly derived, in particular, by reference to an identifier (e.g., such as name, mailing address, telephone number, email address, social security number (SSN), payment card information, driver’s license number, passport number, bank account numbers, photos and other financial account information, etc.), excluding, in each case of clauses (a) and (b) of this definition, all de-identified and aggregated data derived from any of the foregoing information to the extent that no natural person can be directly or indirectly identified or (c) Cardholder Data.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period which ends on the Closing Date.

“Proceeding” means all actions, suits, claims, litigation or proceedings, in each case, by or before any Governmental Authority, whether civil, criminal, administrative, investigative or of any other nature.

“Process”, “Processed” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such data.

“Public Official” means any officer, employee, director, or other representative of any Governmental Authority or Government Entity in any jurisdiction, or any person acting in an official capacity for or on behalf of any such Governmental Authority or Government Entity or any candidate for political office or any political party (or its officials).

“Registered Company Intellectual Property” means all Company Owned IP Rights issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Relative” of a Person means such Person’s spouse or domestic partner, such Person’s parents, sisters, brothers, children or other members of such Person’s household and the spouses and domestic partners of the foregoing.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, emptying or migrating into, through or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, indoor or ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, employees, agents, consultants and advisors.

“Restricted Territory” means any country or other territory subject to a comprehensive jurisdiction-side export, import, financial or investment embargo under any International Trade Law.

“Roll Percentage” means the applicable ownership percentage of the Company as set forth in Exhibit I that each Rollover Seller set forth on Exhibit I will contribute to DB Holdings pursuant to Section 1.1.

“Sanctioned Person” means any Person: (a) designated on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC (as amended from time to time); (b) designated on the consolidated list of financial sanctions targets designated by the United Nations and the United Kingdom under legislation relating to current financial sanctions regimes as maintained in the United Kingdom by His Majesty’s Treasury (as amended from time to time); (c) designated on the list of investment ban targets designated by the United Kingdom under legislation relating to current financial sanctions regimes maintained in the United Kingdom by His Majesty’s Treasury (as amended from time to time); (d) designated on the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union (as amended from time to time); (e) designated on any other list of targeted or restricted persons, entities, groups or bodies issued by the United Nations, United States, United Kingdom or European Union (or any member state of the European Union); (f) that is, or is part of, a government of a Restricted Territory; (g) incorporated or located within or operating from a Restricted Territory, including any Person who is located, organized, or resides in a jurisdiction subject to comprehensive sanctions maintained by the United Nations, United States, United Kingdom or European Union (or any member state of the European Union), including but not limited to Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the “Luhansk People’s Republic” or the “Donetsk People’s Republic”; (h) directly or indirectly, owned fifty percent or more or controlled by, a or acting on behalf of, any of the foregoing; or (i) otherwise prohibited to be transacted with under any International Trade Law.

“Security Incident” means a data breach or other security incident that involves any unauthorized access, disclosure, use, alteration, corruption, destruction, or loss of information, data or Software or any interference with IT Systems, including any such breach or incident that requires notice to any third party.

“Seller Benefit Plan” means each Benefit Plan that is sponsored or maintained by any Seller or any of their Affiliates (other than the Company or its Subsidiaries) in which any Company Service Provider or Former Company Service Provider participates.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Enforceability), Section 4.3 (Ownership of Membership Interests; Title), Section 4.4(b) (Consents and Approvals; No Conflict), Section 4.6 (Brokers and Finders) and Section 4.7 (Transactions with Affiliates).

“Sellers’ Representative Holdback Amount” means $10,000,000.

“Software” means (a) all software, firmware, middleware, computer programs, applications, interfaces, tools, operating systems, software code of any nature, (including all object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, build scripts, test scripts, algorithms, APIs, subroutines, techniques, operating procedures, screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and user interfaces, (b) all electronic data, databases and data collections, and (c) all documentation, including user manuals, technical manuals, training manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing.

“Straddle Period” means a Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to a Party, any Person of which (a) such Party or any other Subsidiary of such Party is a managing member or general partner, (b) at least a majority of the securities or other Equity Interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries or (c) at least a majority of the Equity Interests is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Target Net Working Capital” means negative Thirty-Six Million, Six Hundred and Eleven Thousand Dollars ($36,611,000) (expressed as a negative number).

“Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments imposed by a Taxing Authority (whether U.S. federal, state, provincial, local or non-U.S.), including income, excise, escheat, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, employment, Social Security, Medicare, use, value-added, capital, license, severance, stamp, recording, documentary, premium, windfall profits, environmental, capital stock, profits, withholding, registration, customs duties, employment, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever (whether disputed or not), including any related charges, fees, interest, penalties, additions to tax or other assessments imposed by the Taxing Authority, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other similar group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, or by contract or otherwise by operation of Law.

“Tax Attributes” means any income Tax credits, net operating losses, net capital losses, carryforwards or carrybacks of net operating losses, net capital losses, business interest expense, income Tax refunds or income Tax credits in lieu of refunds, or other income Tax attributes.

“Tax Returns” means any return, election, declaration, report or form, claim for refund, information return or other statement (including estimated returns and withholding returns) filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Taxing Authority” means any Governmental Authority that is responsible for the administration, determination, collection or imposition of any Tax.

“Trade Secrets” means trade secrets and know-how meeting the definition of a trade secret under the Uniform Trade Secrets Act.

“Trademarks” means all U.S. and foreign trademarks, service marks and trade names, whether registered or unregistered, together with any registrations and applications for registration thereof, and any domain name registrations.

“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Mutual Release, the certificates to be delivered pursuant to Article VIII, and each other agreement, certificate or document referred to in this Agreement or to be executed in connection with any of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“UK Disclosed Pension Scheme” means the National Employment Savings Trust.

“Venue” means any bar, lounge, day club, nightclub, restaurant or any other food and beverage facility.

“Willful Breach” means, (a) with respect to any representation or warranty, an omission or misstatement that the breaching Party actually knows is or would constitute a breach of such representation or warranty and (b) with respect to any agreement or covenant, an intentional action, omission or misstatement that the breaching Party actually knows is or would constitute a breach of such agreement or covenant.

11.2 Other Definitional Provisions.

(a) Accounting Terms. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any Law will be interpreted to include any amendment, revision of or successor to that section regardless of how it is numbered or classified.

11.3 Index of Defined Terms.

Agreement	Preamble
Bankruptcy and Equity Exceptions	3.2
Buyer	Preamble
Buyer Disclosure Letter	Article VI
Buyer Indemnified Party	7.9(b)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Audited Financial Statements	3.6(a)
Company Confidential Material	3.11(h)
Company Contract	3.17(a)
Company Disclosure Letter	Article
Company Financial Statements	3.6(a)

Company Health Plan	3.13(m)
Company Interim Financial Statements	3.6(a)
Company Leased Real Property	3.12(b)
Company Measures	3.23(b)
Company Products	3.11(g)
Company Real Property Leases	3.12(b)
Company Security Measures	3.11(h)
Company Suppliers	3.11(j)
Company Unaudited Balance Sheet	3.6(a)
Confidentiality Agreement	12.10
Continuing Employee	7.7(a)
Debt Financing	7.11(a)
DocuSign	12.12
Engagement	12.19(c)
Equity Commitment Letter	Recitals
Equity Financing	6.6
Equity Financing Source	Recitals
ERISA Affiliate	3.13(f)
Estimated Company Closing Statement	1.8
Excluded Benefits	7.7(a)
Existing Policy	7.8(b)
Foreign Plan	3.13(t)
Governmental Approval	3.4(a)
Hakkasan USA	Preamble
Healthcare Reform Laws	3.13(m)
Indebtedness for Borrowed Money	2.3(e)
IRS	2.3(d)
Multiemployer Plan	3.13(e)
New Plans	7.7(b)
Non-Recourse Party	12.2
Notice of Disagreement	2.4(c)
NYS Regulatory Actions	2.3(f)
Outside Date	9.1(e)
Payment Spreadsheet	1.8
Payoff Letters	2.3(e)
Pre-Closing Indemnitees	7.8(a)
Pre-Closing Tax Returns	10.3(b)(i)
Preliminary Closing Statement	2.4(b)
Prior Counsel	12.19(a)
Pro Rata Portion	1.7(b)
Proposal	7.12
Purchase Price Allocation	10.3(a)(i)
Regulatory Approvals	7.3(e)
Representative Losses	7.10(c)
RWI Policy	7.9(a)
Sample Closing Statement	1.8

Seller Protected Parties	12.1
Sellers	Preamble
Sellers’ Representative	Preamble
Sellers’ Representative Expenses	7.10(d)
Shortfall Amount	2.4(f)(ii)
Shortfall Guaranty	10.3(k)
Straddle Period Tax Returns	10.3(b)(ii)
Subsidiary Equity Interests	3.3(a)
TAO Holdings	Preamble
TAO Intermediate	3.6(a)
TAO Parent	Preamble
Tax Claims	10.3(e)
Transferred Securities	1.1(a)
VATA 1994	3.15(p)
WARN	3.14(d)

ARTICLE XII

MISCELLANEOUS

12.1 No Survival of Representations, Warranties and Covenants. None of the representations and warranties of any party contained in this Agreement (including any certificates to be delivered under Article VIII) shall survive the Closing; provided, that the foregoing shall not limit or prohibit any good faith claim for Fraud. In furtherance of the foregoing, the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Company, any Seller or any of their respective Subsidiaries, and their respective Affiliates, officers, directors, employees, members, managers, successors and permitted assigns (collectively, the “Seller Protected Parties”) relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, other than in the case of Fraud. None of the covenants or obligations of any party to this Agreement required to be performed by such party at or before the Closing shall survive the Closing; provided that, for the avoidance of doubt, the obligations hereunder to make payments at or in connection with the Closing shall survive until performed in accordance with their terms. Unless otherwise indicated herein, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until they have been performed or satisfied.

12.2 Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties and their respective successors and permitted assigns, and (ii) no Non-Recourse Party of a Party shall have any liability relating to this Agreement, any other Transaction Document that it is not a party to (except as set forth in such Transaction Document, including with respect to the Equity Commitment Letter and Limited Guarantee), or any of the transactions contemplated hereby and thereby. The term “Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, however, that, for the avoidance of doubt, no Party will be considered a Non-Recourse Party.

12.3 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions, or any announcement or communication to the employees, customers or suppliers of the Company or its Subsidiaries (other than as required or otherwise permitted by this Agreement), shall be issued or made by any Party without the approval of the other Parties, unless (i) required by Law (in the reasonable opinion of counsel), in which case the other Parties shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication or (ii) consistent with any public statement or press release previously issued in accordance with this Agreement; provided, however, that for so long as the Company is, or is controlled by a company that is, subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company’s Affiliates (including MSG) may make any public disclosures about the Company or any of its Subsidiaries that are reasonably necessary or appropriate for a public company to make as advised by counsel and the Sellers’ Representative will use reasonable efforts to provide Buyer with notice of and an opportunity to review and comment upon such materials and communications.

12.4 Expenses. Except as otherwise expressly provided in Sections 2.4(d), 7.3(a) and 10.3(c), the Company and the Sellers, on the one hand, and the Buyer, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transactions.

12.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given or made (a) when delivered personally by hand (with written confirmation of receipt) or by an internationally recognized overnight courier service or other delivery method (including certified mail) or (b) on the date transmitted when sent by electronic mail transmission (so long as no “error message” or other notification of non-delivery is received by the sender) if sent during normal business hours of the recipient, and otherwise, on the next following Business Day, in each case, to the respective Parties at the following physical or electronic mail addresses (or to such other physical or electronic mail address as a Party may have specified in a notice given in accordance with this Section 12.5).

(a) If to the Company or to the Sellers’ Representative to:

TAO Group Holdings LLC

Two Pennsylvania Plaza

New York, NY 10121

Attention: General Counsel

E-mail: legalnotices@taogroup.com

With copies (which shall not constitute notice) to:

c/o MSG TAO

Two Pennsylvania Plaza

New York, NY 10121

Attention: General Counsel

E-mail: legalnotices@msg.com

and:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Kenneth A. Lefkowitz; Michael Traube

E-mail: Ken.Lefkowitz@hugheshubbard.com;

michael.traube@hugheshubbard.com

and:

Hakkasan USA, Inc.

Mamoura Building A

Muroor Road

PO Box 45005, Abu Dhabi

Attention: Michael Campbell

E-mail: legalunit@mubadala.ae

and:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Clare O’Brien

E-mail: cobrien@shearman.com

(b) If to the Buyer to:

Disco Ball Intermediate, LLC

c/o Plumb,

1227 Prospect Street Suite 200,

La Jolla, California 92038

Attention: Harriet Finn

E-mail: Harriet Finn harriet@moharihospitality.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: David M. Klein, P.C. and Allison M. Wein, P.C.

Email: dklein@kirkland.com; allie.wein@kirkland.com

12.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Buyer, on the one hand, or the Company or the Sellers, on the other hand, without the prior written consent of the other, and any such purported assignment without such consent shall be null and void ab initio, provided, that the Buyer may, in its sole discretion, assign its rights

(in whole or in part) under this Agreement to one or more of its Affiliates, and may assign its rights to the insurer under the RWI Policy pursuant to the subrogation provisions thereof, and provided, further that no such assignment pursuant to this proviso by Buyer shall assign, impair or in any way affect the obligations of the Equity Financing Source.

12.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable under applicable Law, but if any provision of this Agreement is held to be ineffective, invalid or unenforceable under applicable Law by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such ineffectiveness, invalidity or unenforceability, without affecting the remainder of such provision or the remaining provisions of this Agreement, and the parties shall negotiate in good faith a replacement provision that is effective, valid and enforceable and reflects the parties’ original intent as closely as possible.

12.8 Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement, the Exhibits hereto and the Disclosure Letters are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. For the purposes of this Agreement, unless the context dictates otherwise, (a) all references to days or months shall be deemed references to calendar days or months unless Business Days are expressly specified; (b) all references to “US$,” “$,” “U.S. Dollars” or “dollars” are to the lawful currency of the United States of America; (c) unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable; (d) capitalized terms used in the Exhibits and the Disclosure Letters and not otherwise defined therein have the meanings given to them in this Agreement; (e) the words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (g) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (h) the word “or” shall not be exclusive; (i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) references to “written” or “in writing” include in electronic form; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (m) when reference is made to information that has been “made available,” “provided” or “delivered” to the Buyer, that shall mean that such information was either contained in the Data Room or delivered to the Buyer or its counsel; and (n) each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Seller, or Affiliate thereof, is making any representations or warranties in this Agreement regarding any consequences of the incurrence of the Debt Financing. The representations and warranties of the Company and the Sellers will be deemed to exclude any impact of the Debt Financing for purposes of determining the accuracy at Closing of any representations or warranties.

12.9 Amendment and Waiver; Cumulative Remedies. Any provision of this Agreement may be amended, modified or waived only in a writing signed by the Buyer and the Sellers’ Representative. No failure or delay of any Party in exercising any right, privilege or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right, privilege or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any Party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.10 Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement, dated as of December 5, 2022, by and between Mohari Hospitality Limited and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties relating to the Transactions.

12.11 Third-Party Beneficiaries. Except as otherwise expressly provided herein, including in Section 7.8(d), and Section 12.19, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.12 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail or other electronic or digital transmission (including www.docusign.com (“DocuSign”)), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or such electronic or digital flatform (including DocuSign) to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or electronic or digital platform (including DocuSign) as a defense to the formation of a contract, and each such party forever waives any such defense.

12.13 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

12.14 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.15 Jurisdiction. Except as otherwise expressly provided in Section 2.4(d), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any other Transaction Document or the Transactions may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.5 shall be deemed effective service of process on such Party.

12.16 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.17 Specific Performance.

(a) Each of the Parties acknowledges that the rights of each Party to consummate the Transactions are unique and recognizes and affirms that, in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Party would have no adequate remedy at Law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security or the necessity to show the insufficiency as a remedy of money damages). The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.17 will not be required to provide any bond or other security in connection with any such injunction or injunctions.

(b) Notwithstanding the foregoing provisions of this Section 12.17 and anything to the contrary in this Agreement, the Company and the Sellers’ Representative shall be entitled to specific performance to cause the Closing to occur (and the Buyer shall be required to specifically perform and cause the Closing to occur and cause the Equity Financing Source to fund under the Equity Commitment Letter) if, and only if each of the following conditions have been satisfied: (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied and continue to be satisfied or waived by the Buyer (other than any conditions that by their terms are to be satisfied at the Closing which shall be capable of being satisfied if Closing were to occur), (ii) each of the Company and the Sellers’ Representative has provided notice to Buyer in writing irrevocably confirming that all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied or validly and irrevocably waived by the Company and the Representative if the Closing occurs (other than any conditions that by their terms are to be satisfied at the Closing) and that if specific performance is granted and the Equity Financing is funded, the Company and the Sellers’ Representative are ready, willing and able to consummate the Closing on the date of such confirmation and throughout the two (2) Business Day period following delivery of such confirmation and the Closing will then occur in accordance with Section 2.1 and (iii) the Buyer fails to consummate the Closing within two (2) Business Days after the receipt of the confirmation set forth in clause (iii) above (subject to the proviso set forth in Section 2.1).

12.18 Time is of the Essence. The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

12.19 Waiver of Conflicts.

(a) Hughes Hubbard & Reed LLP and Herbert Smith Freehills LLP (together, “Prior Counsel”) have been retained by or on behalf of the Company, including in connection with this Agreement, the other Transaction Documents and the Transactions. After the Closing, Prior Counsel expects to continue to act as legal counsel to the Sellers and their respective Affiliates (which will no longer include the Company after the Closing).

(b) The Buyer hereby waives on its own behalf, and agrees to cause its Affiliates (including the Company after the Closing) to waive, any conflicts that may arise in connection with Prior Counsel representing the Sellers or any of their Affiliates after the Closing, to the extent such representation relates to the Company, this Agreement, any other Transaction Document or the Transactions.

(c) All communications involving attorney-client confidences between the Company, the Sellers and Prior Counsel in the course of the preparation for, negotiation, documentation and consummation of this Agreement and any other agreement or document executed or delivered in connection herewith and the transactions contemplated thereby, including the Transactions (the

“Engagement”) shall be deemed to be attorney-client confidences that belong solely to the Sellers (and not the Company or any of its Subsidiaries). Accordingly, without the consent of the Sellers, which may be granted or denied in their sole discretion, neither the Buyer, the Company nor any of their respective Affiliates shall have access to any such communications, or to the files of Prior Counsel, in each case to the extent related to the Engagement, from and after the date of this Agreement. From and after the date of this Agreement, (i) the Sellers shall be the sole holder of the attorney-client privilege with respect to the Engagement, and the Company shall not be a holder thereof, (ii) to the extent that files of Prior Counsel relating to the Engagement constitute property of the client, only Sellers (and not the Company) shall hold such property rights and (iii) Prior Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files relating to the Engagement to the Company by reason of any attorney-client relationship between Prior Counsel and the Company or otherwise. Notwithstanding anything to the contrary herein, in the event that a dispute arises between or among the Buyer or any of its Affiliates (including the Company or any of its Subsidiaries), on the one hand, and a third Person (other than the Sellers and their respective Affiliates or direct or indirect equityholders), on the other hand, after the Closing, the Buyer and its Affiliates (including the Company or any of its Subsidiaries) may assert the attorney-client privilege or any other evidentiary privilege to prevent disclosure of confidential communications by Prior Counsel to such third party. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may following the Closing serve as counsel to each and any of the Buyer, the Company or any of its Subsidiaries and their respective Affiliates and any of their respective directors, members, partners, officers and employees, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation.

(d) This Section 12.19 will be irrevocable, and no term of this Section 12.19 may be amended, waived or modified, without the prior written consent of Prior Counsel.

* * * *

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Transaction Agreement on the date first above written.

COMPANY:

TAO Group Sub-Holdings LLC

By:	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Co-Chief Executive Officer

[Signature Page to Transaction Agreement]

BUYER:

Disco Ball Intermediate, LLC

By:	/s/ Iosif Iosifdes
Name: Iosif Iosifides
Title: Secretary and Treasurer

DEBT MERGER SUB:

Disco Ball Merger Sub, LLC

By:	/s/ Iosif Iosifdes
Name: Iosif Iosifides
Title: Secretary and Treasurer

DB HOLDINGS:

Disco Ball Holdings, LLC

By:	/s/ Iosif Iosifdes
Name: Iosif Iosifides
Title: Secretary and Treasurer

[Signature Page to Transaction Agreement]

ROLLOVER AGGREGATOR:

Disco Management, LLC

By:	/s/ Iosif Iosifdes
Name: Iosif Iosifides
Title: Secretary and Treasurer

[Signature Page to Transaction Agreement]

SELLER:

TG Rollover Holdco LLC

By:	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Co-President

[Signature Page to Transaction Agreement]

SELLER:

TAO Group Holdings LLC

By:	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Co-Chief Executive Officer

[Signature Page to Transaction Agreement]

SELLER:

Hakkasan USA, Inc.

By:	/s/ Richard Nordell
Name: Richard Nordell
Title: Authorized Signatory

By:	/s/ Kelly Li
Name: Kelly Li
Title: Authorized Signatory

[Signature Page to Transaction Agreement]

SELLER:

/s/ Jason Strauss Jason Strauss

[Signature Page to Transaction Agreement]

SELLER:

/s/ Noah Tepperberg Noah Tepperberg

[Signature Page to Transaction Agreement]

SELLER:

/s/ Adam Gewanter Adam Gewanter

[Signature Page to Transaction Agreement]

SELLER:

/s/ Bill Bonbrest Bill Bonbrest

[Signature Page to Transaction Agreement]

SELLER:

/s/ Chris Santos Chris Santos

[Signature Page to Transaction Agreement]

SELLER:

DN2M88 Consulting, LLC

By:	/s/ Ralph Scamardella
Name: Ralph Scamardella
Title: President

[Signature Page to Transaction Agreement]

SELLER:

Fast Hands, Inc.

By:	/s/ Chris Santos
Name: Chris Santos
Title: President

[Signature Page to Transaction Agreement]

SELLER:

/s/ Hing Yip Yim Hing Yip Yim

[Signature Page to Transaction Agreement]

SELLER:

Hospitality is the Key LLC

By:	/s/ Paul Goldstein
Name: Paul Goldstein
Title: Owner

[Signature Page to Transaction Agreement]

SELLER:

/s/ Jared Boles Jared Boles

[Signature Page to Transaction Agreement]

SELLER:

Jason Strauss Revocable Trust

By:	/s/ Jason Strauss
Name: Jason Strauss
Title:

[Signature Page to Transaction Agreement]

SELLER:

/s/ Jennifer Rucker Jennifer Rucker

[Signature Page to Transaction Agreement]

SELLER:

/s/ Jonathan Schwartz Jonathan Schwartz

[Signature Page to Transaction Agreement]

SELLER:

/s/ Judith Tepperberg Judith Tepperberg

[Signature Page to Transaction Agreement]

SELLER:

/s/ Kim Russen Kim Russen

[Signature Page to Transaction Agreement]

SELLER:

/s/ Matthew Strauss Matthew Strauss

[Signature Page to Transaction Agreement]

SELLER:

/s/ Michael Marinoff Michael Marinoff

[Signature Page to Transaction Agreement]

SELLER:

Noah Tepperberg Revocable Trust

By:	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title:

[Signature Page to Transaction Agreement]

SELLER:

/s/ Paul Goldstein Paul Goldstein

[Signature Page to Transaction Agreement]

SELLER:

/s/ Pavan Pardasani Pavan Pardasani

[Signature Page to Transaction Agreement]

SELLER:

/s/ Ralph Scamardella Ralph Scamardella

[Signature Page to Transaction Agreement]

SELLER:

/s/ Richard Thomas Richard Thomas

[Signature Page to Transaction Agreement]

SELLER:

Strategic Event Management & Marketing, Inc.

By:	/s/ Jason Strauss
Name: Jason Strauss
Title: Manager

By:	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Manager

[Signature Page to Transaction Agreement]

SELLER:

Strategic Management Services of Nevada Inc.

By:	/s/ Jason Strauss
Name: Jason Strauss
Title: Manager

By:	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Manager

[Signature Page to Transaction Agreement]

TAO PARENT:

MSG Entertainment Group, LLC, solely for the purposes of Sections 7.6 and 10.4

By:	/s/ David Byrnes
Name: David Byrnes
Title: CFO, Madison Square Garden
Entertainment Corp.

[Signature Page to Transaction Agreement]